    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                     WESTERN UNITED LIFE ASSURANCE COMPANY

             (Exact name of registrant as specified in its charter)

          WASHINGTON                       6310                    91-0756069
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
     of incorporation or         Industrial Classification   Identification Number)
        organization)                  Code Number)

                              916 WEST 1ST AVENUE
                           SPOKANE, WASHINGTON 99201
                                 (509) 835-2500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN VAN ENGELEN
                                   PRESIDENT
                     WESTERN UNITED LIFE ASSURANCE COMPANY
                              916 WEST 1ST AVENUE
                           SPOKANE, WASHINGTON 99201
                                 (509) 227-7500
           (Name, Address, including zip code, and telephone number,
                   including area code, of agent for service)

                              With copies sent to:
                           ROBERT J. AHRENHOLZ, ESQ.
                             MICHAEL J. ZIEG, ESQ.
                                 KUTAK ROCK LLP
                       717 SEVENTEENTH STREET, SUITE 2900
                             DENVER, COLORADO 80202
                                 (303) 297-2400

    Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

          TITLE OF EACH CLASS                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
           OF SECURITIES TO                 AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
             BE REGISTERED                   REGISTERED            PER SHARE              PRICE          REGISTRATION FEE
Preferred Stock, Series B..............       2,000,000             $25.00           $50,000,000.00         $12,500.00

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 26, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE TIME THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                                                          [LOGO]

                     WESTERN UNITED LIFE ASSURANCE COMPANY
                           UP TO 2,000,000 SHARES OF
               VARIABLE RATE CUMULATIVE PREFERRED STOCK, SERIES B

                             ---------------------

    This is an initial public offering of shares of Variable Rate Cumulative Preferred Stock, Series B, of Western United Life Assurance Company. We are selling the 2,000,000 shares of preferred stock offered under this prospectus.

- Prior to this offering, there has been no public market for the preferred
  stock. The preferred stock will be listed on the       Stock Exchange under
  the symbol "  ".

- We expect preferred stock dividends will be declared monthly. The dividends will be cumulative and will be determined according to a variable rate formula. The annual dividend rate will be equal to the sum of (1) the highest of the three-month U.S. Treasury Bill rate, the ten-year constant maturity rate or the twenty year constant maturity rate, each as described in this
  prospectus, plus (2)       .  %. In addition to the annual dividend rate
  described above, our investment committee has authorized a dividend of an
  additional       .  % annually on the preferred stock. However, this
  additional amount may be eliminated or reduced at any time. The annual dividend rate, after applying any additional amounts authorized by the investment committee, will never be less than 6% nor more than 14%.

- The preferred stock has a liquidation preference of $25 per share.

- We may redeem the preferred stock, in whole or in part, at any time at a price of $25 per share plus the amount of any declared but unpaid dividends.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER RELATING TO OUR PREFERRED STOCK AND US.

                            ------------------------

                                                        PER SHARE      TOTAL
                                                        ---------   -----------
Public offering price.................................   $25.00     $50,000,000
Maximum sales commission..............................   $ 1.50     $ 3,000,000
Proceeds, before expenses, to us......................   $23.50     $47,000,000

    We are offering the preferred stock on a best efforts basis with conditions. We must sell at least 400,000 shares of preferred stock before we can complete
the offering. If the conditions to the offering are not satisfied by       ,
2001, the offering will terminate unless we extend the initial offering period. We will not issue any preferred stock until we have sold at least 400,000 shares of preferred stock. We will hold all funds in an escrow account until the conditions to the offering are satisfied. If we sell the minimum amount of preferred stock, any remaining preferred stock in this offering will be sold on a continuous, best efforts basis. We will not sell any preferred stock under
this prospectus after       , 2002.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    METROPOLITAN INVESTMENT SECURITIES, INC.

               The date of this prospectus is             , 2001.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER. YOU SHOULD READ THIS PROSPECTUS CAREFULLY WHEN EVALUATING WESTERN UNITED LIFE ASSURANCE COMPANY AND OUR PREFERRED STOCK.

WESTERN UNITED LIFE ASSURANCE COMPANY

    We are an insurance company that sells annuity and life insurance products. We are domiciled in the State of Washington and sell these products through approximately 1,475 independent sales representatives in 16 states, primarily in the western half of the United States. We currently have an insurance license application pending in the State of New Mexico, and we intend to expand our operations in other states as opportunities arise.

    We have been assigned a rating of "B" ("Fair") by A.M. Best Company, a nationally recognized insurance company rating organization. A.M. Best's ratings are reviewed annually by A.M. Best and are subject to change. A.M. Best bases its ratings on a number of complex financial ratios, the length of time a company has been in business, the nature, quality, and liquidity of investments in its portfolio, depth and experience of management and various other factors.
 A.M. Best's ratings are supplied primarily for the benefit of policyholders and insurance agents.

    We generate nearly all of our premiums through the sale of single and flexible premium deferred annuities. We also generate premiums through the sale of whole life and term life insurance policies. During the calendar year ended December 31, 2000, approximately 92% of our deferred annuity business was produced in the states of Idaho, Montana, Oregon, Texas, Utah and Washington. Based on the latest data available, during calendar year 2000, our deferred annuity market share in these six states was 2.8%.

    In conjunction with Metropolitan Mortgage & Securities Co., Inc., our parent company, we invest in receivables that are cash flowing assets, consisting of obligations collateralized by real estate, structured settlements, annuities, lottery prizes and other investments. The real estate receivables primarily consist of real estate contracts and promissory notes collateralized by first position liens on real estate. We predominantly invest in receivables where the borrower or the collateral does not qualify for conventional financing or the seller or the buyer chose to use non-conventional financing. This market is commonly referred to as the non-conventional market. Obligors on our real estate receivables typically include A-, B and C credit quality persons. The evaluation, underwriting and closing operations for our receivables are performed at Metropolitan's headquarters in Spokane, Washington, in accordance with management and acquisition service agreements we have with Metropolitan.

    In addition to investing in receivables originated by others, we began originating commercial loans collateralized by various types of commercial properties that are evaluated, underwritten and closed by an affiliate, Old Standard Life Insurance Company, in accordance with our predefined criteria. We currently expect to expand the origination of commercial loans during 2002. This expectation is in part due to our current perception that this market may be inadequately served by current lenders, who we believe are inflexible in their underwriting and pricing policies and who are not able to quickly underwrite and close these loans, particularly in the temporary, bridge and development commercial loan markets.

    In addition to our receivable investments, we invest funds in securities which predominantly consist of corporate bonds, U.S. Treasury and government agency obligations, mortgage-backed securities and other securities. These investments also include some subordinate certificates created out of receivable securitizations.

    We finance our business operations and growth with the proceeds from the sale of annuity and life insurance products, the sale of receivables, receivable cash flows, the sale of equity securities to affiliates, a secured line of credit agreement, reverse repurchase agreements, the sale of real estate and securities portfolio earnings.

    From time to time, we may acquire development properties through a purchase from Metropolitan or other third parties. The development or improvement of properties is undertaken for the purpose of enhancing values to increase marketability and to maximize profit potential.

    Our principal offices are located at 916 West 1st Avenue, Spokane, Washington 99201, and our telephone number is (509) 227-7500.

ORGANIZATIONAL CHART

[Chart depicting organizational structure of Western United Life Assurance company:

METWEST MORTGAGE SERVICES, INC. owned 100% by METROPOLITAN MORTGAGE & SECURITIES CO., INC.

CONSUMERS GROUP HOLDING CO., INC. owned 96.5% by METROPOLITAN MORTGAGE & SECURITIES CO., INC.

CONSUMERS INSURANCE CO., INC. owned 100% by CONSUMERS GROUP HOLDING CO., INC.

WESTERN UNITED LIFE ASSURANCE COMPANY owned 63.3% by CONSUMERS INSURANCE CO., INC. and 36.7% by METROPOLITAN MORTGAGE & SECURITIES CO., INC.]

    METROPOLITAN MORTGAGE & SECURITIES CO., INC.: Metropolitan is our parent organization and invests in receivables and other investments, including real estate development, which are principally funded by proceeds from receivable investments, other investments and securities offerings.

    CONSUMERS GROUP HOLDING CO., INC.: A holding company, with its sole business activity currently being that of a shareholder of Consumers Insurance Co., Inc.

    CONSUMERS INSURANCE CO., INC.: An inactive property and casualty insurer, with its principal business activity being a shareholder of Western United.

    METWEST MORTGAGE SERVICES, INC.: Metwest primarily performs collection and servicing functions for us, its affiliates and others. It is a Federal Housing Administration (FHA)/U.S. Department of Housing and Urban Development (HUD) licensed servicer and lender and is licensed as a Fannie Mae seller/ servicer.

------------------------

* The remaining 3.5% of Consumers Group Holding Co., Inc. is owned by Summit Securities, Inc., an affiliate of Metropolitan.

THE OFFERING

Preferred stock, Series B to be offered
  by us................................  Up to 2,000,000 shares.

Price per share........................  $25.00.

Number of shares of Series B preferred
  stock to be outstanding following the
  offering.............................  If all of the shares of preferred stock we are offering are sold, we will have 2,000,000 shares of Series B
                                         preferred stock outstanding following completion of the
                                         offering.

Dividends..............................  We will pay dividends on the preferred stock on a cumulative basis from the date the shares are issued. When we pay dividends, they will be paid monthly at the annual
                                         dividend rate described under "DESCRIPTION OF PREFERRED
                                         STOCK--Dividends."

Liquidation Rights.....................  If we were to liquidate, you will have a right to receive a liquidation preference of $25 per share, plus declared
                                         and unpaid dividends. Your liquidation rights will be paid only after all of our debts are paid. Your liquidation
                                         rights will be paid before any liquidating distributions
                                         to our common stockholders.

Voting Rights..........................  Your voting rights will be limited to the following:

                                         - you will have those voting rights expressly granted by
                                         the laws of the State of Washington;

                                         - you will have voting rights if the dividends payable to
                                         you on your preferred stock remain unpaid for a period of
                                           time that equals 24 monthly dividends; and

                                         - you will be entitled to vote to approve the creation of
                                         a new series of preferred stock by us if the new series
                                           ranks equally with or senior to the Series B shares.

Conditions of the Offering.............  We will not issue any preferred stock until we have sold at least 400,000 shares of preferred stock. In addition,
                                         if the preferred stock is not approved for listing on the
                                               Stock Exchange, we have the option not to close the
                                         offering.

Plan of Distribution...................  We are offering the preferred stock on a best efforts basis with conditions. If we do not sell at least 400,000
                                         shares of preferred stock, we will not complete the
                                         offering. If the conditions to the offering are not
                                         satisfied by       , 2001, the offering will terminate
                                         unless we extend the initial offering period.       , the
                                         escrow agent, will hold all funds in an escrow account
                                         until the conditions to the offering are satisfied. If we
                                         sell the minimum amount of preferred stock, any remaining
                                         preferred stock in this offering will be sold on a
                                         continuous, best efforts basis.

Use of proceeds........................  We will use the proceeds from the sales of the preferred stock (1) to invest in receivables and to make other
                                         investments, which may include investments in new business ventures or to acquire other companies, and then (2) to
                                         develop real estate we currently hold or acquire in the
                                         future. We may also use the proceeds to pay preferred
                                         stock dividends and for general corporate purposes.

Stock exchange symbol..................  "      "

Risk factors...........................  You should carefully consider the matters discussed below under the heading "RISK FACTORS."

                             SUMMARY FINANCIAL DATA

                                NINE MONTHS
                                   ENDED
                                 JUNE 30,                        YEAR ENDED SEPTEMBER 30,
                                -----------   --------------------------------------------------------------
                                   2001          2000         1999         1998         1997         1996
                                -----------   ----------   ----------   ----------   ----------   ----------
                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF INCOME DATA:
Revenues......................  $   42,429    $   66,961   $   57,278   $   63,438   $   64,792   $   61,071
                                ==========    ==========   ==========   ==========   ==========   ==========
Net income....................  $    8,311    $    4,387   $   12,156   $    3,753   $    4,229   $    3,253
Preferred stock dividends.....      (2,901)       (3,015)  $   (1,028)          --           --           --
                                ----------    ----------   ----------   ----------   ----------   ----------
Income applicable to common
  stockholders................  $    5,410    $    1,372   $   11,128   $    3,753   $    4,229   $    3,253
                                ==========    ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed
  charges and preferred stock
  dividends...................          (1)         1.21           (2)        2.17         1.97         1.62
PER COMMON SHARE DATA:
Basic and diluted income per
  share applicable to common
  stockholders (3)............  $     2.16    $     0.55   $     4.45   $     1.50   $     1.69   $     1.30
                                ==========    ==========   ==========   ==========   ==========   ==========
Weighted average number of
  shares of common stock
  outstanding.................       2,501         2,500        2,500        2,500        2,500        2,500
                                ==========    ==========   ==========   ==========   ==========   ==========
Cash dividends per common
  share.......................  $     0.00    $     0.00   $     0.00   $     0.00   $     0.00   $     0.62
                                ==========    ==========   ==========   ==========   ==========   ==========
CONSOLIDATED BALANCE SHEET
  DATA:
Total assets..................  $1,129,049    $1,045,025   $1,075,222   $1,041,750   $1,065,575   $1,240,562
Debt payable..................  $   23,310    $   24,983   $   44,431   $    1,157   $    1,252   $  167,754
Surplus notes.................          --            --   $    9,450   $   30,800   $   30,800   $   30,800
Stockholders' equity..........  $  126,648    $   99,529   $   93,371   $   60,805   $   57,416   $   52,616

------------------------

(1) Earnings were insufficient to meet fixed charges and preferred stock dividends for the nine month period ended June 30, 2001 by approximately $7.6 million.

(2) Earnings were insufficient to meet fixed charges and preferred stock dividends for the fiscal year ended September 30, 1999 by approximately $0.1 million.

(3) Earnings per common share, basic and diluted, are computed by deducting preferred stock dividends from net income and dividing the result by the weighted average number of shares of common stock outstanding. There were no common equivalents or potentially dilutive securities outstanding during any period presented.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND UNCERTAINTIES RELATING TO WESTERN UNITED AND OUR PREFERRED STOCK. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. ADDITIONAL UNKNOWN RISKS AND UNCERTAINTIES, OR ONES THAT WE CURRENTLY CONSIDER IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

THE DIVIDEND RATE ON THE PREFERRED STOCK CAN BE REDUCED BY OUR INVESTMENT COMMITTEE AT ANY TIME WHICH WOULD CAUSE YOU TO RECEIVE LOWER DIVIDENDS.

    In addition to the base dividend rate described in this prospectus, our investment committee has authorized an additional annual dividend on the preferred stock as described under "DESCRIPTION OF PREFERRED STOCK--Dividends." Our investment committee can increase, reduce or eliminate this additional dividend at any time in their sole discretion. If the investment committee reduces or eliminates the additional dividend, you could receive dividends that are lower than the initial total dividends described in this prospectus.

DURING FISCAL 1999 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001, OUR EARNINGS WERE INSUFFICIENT TO FULLY COVER FIXED CHARGES AND PREFERRED STOCK DIVIDENDS, WHICH, IF CONTINUED, COULD RESULT IN OUR INABILITY TO PAY YOU THE FULL AMOUNTS YOU ARE ENTITLED TO ON YOUR PREFERRED STOCK.

    Our consolidated net income for the fiscal year ended September 30, 1999 and for the nine months ended June 30, 2001 was insufficient to cover fixed charges, including preferred stock dividend requirements. In order to have the necessary funds to meet our obligations as they become due, we will be required to generate additional earnings, make additional sales of our preferred stock, or borrow or obtain funds from other sources. If the insufficiency in earnings continues, and if we are unable to sell a sufficient amount of preferred stock or obtain funds from other sources, we may not have sufficient funds to pay you the full amounts you are entitled to on your preferred stock.

DIVIDEND PAYMENTS MAY BE RESTRICTED.

    Regulations in the State of Washington define the ability of an insurance company to pay dividends. These regulations restrict the payment of cash dividends to the insurance company's portion of available surplus funds derived from any realized net profits as computed in accordance with statutory accounting principles. Furthermore, the payment of extraordinary dividends, as statutorily defined, is subject to prior notice to and review and approval by the Washington State Insurance Commissioner. These restrictions could have an adverse effect on our ability to meet our dividend payments.

WE CAN ISSUE MORE COMPANY SECURITIES.

    The Statement of Rights, Designations and Preferences of Variable Rate Cumulative Preferred Stock, Series B defines your rights in the preferred stock. This statement does not restrict our ability to issue additional debt and additional shares of the Series B preferred stock. If we issue securities senior to the preferred stock and subsequently become insolvent, you may not receive the full amounts owed to you on the preferred stock.

YOUR LIQUIDATION RIGHTS WILL BE JUNIOR TO OUR OUTSTANDING DEBT.

    If we liquidate, we must pay all of our outstanding debt before we can make any distributions to you. Therefore, if we liquidate, our debt holders will receive their full liquidation rights before any liquidation amounts are distributed on the Series B shares. If, after the debt holders are paid in full, there is not enough money to distribute to all preferred shareholders for their entire respective liquidation rights, you will share the shortfall with the other preferred shareholders in proportion to your respective liquidation rights.

THE PREFERRED STOCK HAS LIMITATIONS ON REDEMPTION AND RESTRICTIONS ON DIVIDENDS.

    If we have not paid cumulative dividends to all preferred shareholders, we cannot purchase your shares unless we make the same offer to all preferred shareholders. We will not pay dividends to you unless the cumulative dividends have been paid or are being paid to all other holders of preferred stock ranking equally with or senior to the Series B shares.

EXTRAORDINARY CORPORATE EVENTS COULD ELIMINATE THE LIQUIDATION RIGHTS OF THE HOLDERS OF PREFERRED STOCK.

    Your preferences in liquidation could be adversely effected if we have an asset sale, a capital restructuring, a merger, a reorganization or a bankruptcy. If one of these events occurs, your rights may be compromised by a negotiation between all interested parties or by a court determination and you may not receive the full amounts owed to you upon liquidation.

LACK OF VOTING CONTROL OF THE COMPANY.

    You will have very few voting rights as an owner of preferred stock. The only class of our stock carrying full voting rights is our common stock.

WE CAN REDEEM OR CALL THE PREFERRED STOCK AT OUR DISCRETION.

    We have the option of calling or redeeming your shares at any time for $25 per share plus any declared and unpaid dividends.

LISTING ON THE       STOCK EXCHANGE DOES NOT GUARANTEE YOUR ABILITY TO SELL YOUR
PREFERRED STOCK.

    Prior to this offering, there has been no public market for our preferred
stock. Although the preferred stock will be listed on the       Stock Exchange,
we can not assure you that an active trading market will develop, or if developed, will be sustained or that it will provide you a means to sell your shares. In addition, we cannot be sure that the market price of the preferred stock will not decline below the initial public offering price. Following the closing of the offering, prices for the preferred stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

OUR SALES REPRESENTATIVES ARE NOT CAPTIVE AND MAY SELL PRODUCTS OF OUR COMPETITORS.

    We sell our annuity and life insurance products through approximately 1,475 independent sales representatives. These representatives are not captive, which means they may also sell our competitors' products. If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors' products instead of ours.

ASPECTS OF OUR BUSINESS ARE SUBJECT TO VARIOUS REGULATIONS.

    We are subject to direct regulation by the Insurance Commissioner of the State of Washington and the insurance commissioners of the states where we sell our products. We are not currently subject to direct regulation by the federal government, other than regulations applicable to businesses in general. However, in the future we may be subject to regulation by federal agencies, which could increase our costs and harm our business. If we fail to comply with applicable regulations, or if there is a change in these regulations that would prevent us from offering particular products or services, our business could be harmed.

CHANGES IN INTEREST RATES COULD NEGATIVELY AFFECT OUR PROFITABILITY.

    If interest rates fall, our profitability may decline because of a refinancing of real estate receivables and a net decrease in interest revenues. When interest rates fall, borrowers have an incentive to refinance their real estate receivables by taking out new loans at a lower rate of interest and repaying in full existing loans having a higher rate of interest. Because the real estate receivables with the higher rate of interest may be repaid early, the interest earned by us may decline. On the other hand, higher interest rates could cause interest expenses to increase faster than interest income increases, because more of our financial liabilities than assets are scheduled to reprice or mature during the fiscal year that began on October 1, 2001.

FORECLOSURE ON MORTGAGES COULD DELAY OR REDUCE PAYMENTS ON OUR RECEIVABLES.

    Foreclosure, bankruptcy and other similar proceedings used to enforce mortgage loans are generally subject to principles of equity, which are designed to relieve the indebted party from the legal effect of the default. Statutes may limit our right to obtain a deficiency judgment against the defaulting party after a foreclosure or sale. The application of any of these equity principles may lead to a loss or delay in the payment on a certificate in a securitization in which we are involved or of loans held by us.

REAL ESTATE USED AS COLLATERAL TO COVER LOSSES ON RECEIVABLES MAY BE INADEQUATE.

    Most of the receivables purchased by us are collateralized by real estate to provide collateral if a borrower defaults on the borrower's mortgage. The real estate used as collateral may be insufficient to cover any loss in the event of foreclosure. Several factors influence whether the value of the real estate will be sufficient to cover the value of the receivables, including changes in economic conditions, property condition, property values, zoning, land use, environmental laws and other legal restrictions, including changes in and restrictions on the timing and methods of foreclosure.

UNDERWRITING MAY INSUFFICIENTLY EVALUATE THE RISK OF LOSSES ON RECEIVABLES.

    Metropolitan underwrites the receivables that are purchased by us. Sellers and other non-institutional lenders originated many of the purchased receivables. Therefore, the underwriting standards used by these sellers and non-institutional lenders to originate these loans may have been less strict than the standards that are typically used when underwriting conventional mortgage loans. Metropolitan uses a variety of procedures to evaluate receivables depending on the type of investment. While we try to minimize the risk of default and the risk of losses if there is a default, there is no assurance that these underwriting procedures will be effective. If it turns out that the underwriting procedures incorrectly assessed the risk, our business could be harmed.

OUR INEXPERIENCE IN ORIGINATING COMMERCIAL LOANS COULD LEAD TO LOSSES.

    During the fiscal year ended September 30, 2001, we began originating commercial loans collateralized by various types of commercial properties. We currently expect to expand the origination of commercial loans during fiscal year 2002. However, we cannot predict whether these loans will achieve desirable yields or whether we will be able to accurately predict the rates of default on the commercial loans we originate or purchase.

AN INCREASE IN OUR ANNUITY AND LIFE INSURANCE TERMINATION RATES MAY DECREASE EARNINGS.

    An increase in the termination rate of our annuity contracts and life insurance policies would tend to decrease our earnings. If terminations increase, costs would increase because we would have to immediately expense the unamortized deferred acquisition costs on those surrendered policies instead of continuing to amortize those costs over time. The rate at which annuity contracts and life insurance policies terminate is affected by several factors, including changes in interest rates, competition and changes in tax and other regulations. We cannot predict with certainty the future rate of termination of annuity and life insurance policies.

ENVIRONMENTAL CONDITIONS AND REGULATIONS OF PROPERTY ACQUIRED BY US MAY LEAD TO LOSSES.

    We acquire properties in the course of our business, some of which may contain hazardous waste or other toxic materials. Various federal, state and local environmental laws, ordinances and regulations hold the owner or the previous owner liable for the costs of removal or remediation of hazardous or toxic substances on, under, in or near the effected property. Historically, we have tried to avoid acquiring properties or receivables collateralized by properties that may be contaminated. We are currently evaluating whether to acquire or originate commercial loans where the property type or use creates a greater risk of environmental problems or on properties where known environmental problems exist. In those circumstances, we are evaluating insurance programs to eliminate or minimize the potential environmental costs to us. However, there is no guarantee that we can effectively implement an insurance program or that, if implemented, it would be sufficient to cover the losses caused by any of these environmental liabilities. As a result of our current business or if the proposed program is not implemented or insufficient, we may sustain significant losses due to this liability.

WE MAY BE LIABLE FOR ENVIRONMENTAL CLEAN-UP COSTS ON REAL ESTATE.

    The government can place a lien on environmentally contaminated property to guarantee that the clean up costs for that property are paid. In many states, these liens have priority over the existing mortgage on the property. We may be subject to these liens directly, or indirectly, if we participated in a securitization of property, or a loan held by us securing the property, or we have a role in the day-to-day management of the facility or property. Environmental assessments to determine whether properties are contaminated are rarely performed by us, and even when they are performed, there is no guarantee that we will be insulated from liability for an environmental condition.

WE MAY BE ADVERSELY AFFECTED BY COMPETITION AMONG OUR AFFILIATED COMPANIES.

    Several companies are affiliated with us through common control by C. Paul Sandifur, Jr. Some of the officers and directors of these affiliated companies are also employed by us. In addition, we buy and sell receivables to and from these affiliated companies and make loans to or borrow money from these affiliated companies as permitted by state insurance regulations. These factors may lead to conflicts of interest, like which company acquires a particular security, how receivables are distributed among or between separate companies, how fees for services are established and charged, how inter-company sales and purchases of receivables are priced and the terms of any inter-company loans. In addition, our insurance affiliates, Old Standard and Old West, may compete with us in acquiring receivables and for the sale of annuities and life insurance. A failure to resolve these conflicts of interest favorably to Western United could adversely affect our business.

WE MAY HAVE TROUBLE SELLING REAL ESTATE HELD FOR DEVELOPMENT WHICH COULD HARM OUR BUSINESS.

    We are engaged in the development of various real estate properties, including property that currently is substantially undeveloped. There is a risk that these properties may not be able to be sold, or will not be able to be sold at a price exceeding the carrying value for the property. Factors such as local and national trends in commercial property values, as well as local, state and national economic trends, may impact the potential sales price for these properties. If we are unable to sell these properties at a profit, our business could be harmed.

WE MAY BE NEGATIVELY IMPACTED BY SOME OF OUR EQUITY INVESTMENTS.

    We invest in venture capital, joint ventures and other related equity investments. The market price and value of these investments may fluctuate due to market conditions and other conditions over which we have no control. If these equity investments decline in value, our profitability could be negatively affected.

WE MAY BE ADVERSELY AFFECTED BY GENERAL ECONOMIC CONDITIONS IN THE PACIFIC NORTHWEST AND BY RECENT OR FUTURE TERRORIST ATTACKS.

    The recent terrorist attacks of September 11, 2001 have had an adverse impact on various regions of the United States and on a wide range of industries. The terrorist attacks, the allied military response and subsequent developments may impact the global economy and may adversely affect our future results of operations. In particular, the Pacific Northwest, where approximately 70% of the real estate we own is located and where we conduct a significant amount of our business, has been impacted. We are unable to determine at this time the extent of the impact and whether these events will negatively affect our operations or our profitability. In the future, fears of global recession, war and additional acts of terrorism may continue to impact global economies and financial markets and could adversely affect our business.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about Western United, including:

    - Our anticipated growth strategies;

    - Anticipated trends in our business, including trends in the markets for annuities, mortgages, real estate and insurance;

    - Future interest rate trends, movements and fluctuations;

    - Future expenditures for purchasing receivables;

    - Our ability to continue to control costs and accurately price the risk of default on the payment of receivables; and

    - The impact and effects of the events of September 11, 2001 and any further similar events that may occur in the future.

                                USE OF PROCEEDS

    If all of the preferred stock we are offering is sold, we expect proceeds to total $50,000,000, before deducting sales commissions and other expenses.
Offering expenses are estimated at $      and sales commissions will be a
maximum of 6% of the offering proceeds. There can be no assurance, however, that any of the preferred stock can or will be sold.

    In conjunction with the other funds available to us through operations and/or borrowings, we currently plan to utilize the proceeds of this preferred stock offering (1) for funding investments in receivables and other investments, which may include the commencement of new business ventures or the acquisition of other companies, and then (2) to develop real estate we currently hold or acquire in the future. We do not have any commitments or agreements for material acquisitions. Since we do not know the total amount of preferred stock that will be sold, we are unable to accurately forecast the total net proceeds generated by this offering. We currently anticipate that approximately 80% of the net proceeds will be used for purposes described in clause (1) and 20% will be used as described in clause (2). However, a change in capital requirements could cause a change in this allocation. In the event substantially less than the maximum proceeds are obtained, we do not anticipate any material changes to our planned use of proceeds from those described above.

    To the extent internally generated funds are insufficient or unavailable, proceeds of this offering may be used to pay preferred stock dividends and for general corporate purposes, including debt service and other general operating expenses. We anticipate that some of the proceeds from this offering will be invested in money market funds, bank repurchase agreements, commercial paper, U.S. Treasury Bills and similar securities investments while awaiting use as described above.

                                 CAPITALIZATION

    The following table shows our capitalization as of June 30, 2001 (1) on an actual basis, and (2) as adjusted to give effect to the issuance of the 2,000,000 shares of Series B preferred stock in this offering. This table should be read in conjunction with the financial statements and the related notes included in this prospectus.

                                                                 AMOUNT      AS ADJUSTED
                                                              OUTSTANDING     PRO FORMA
                                                              ------------   ------------
DEBT PAYABLE:
  Note payable to Federal Home Loan Bank of Seattle,
    interest rates ranging from 6.95% to 7.48% per annum,
    maturity dates ranging from March 2005 to March 2015;
    collateralized by $67.3 million of mortgage-backed
    securities..............................................  $ 22,000,000   $ 22,000,000
  Real estate contracts and mortgage notes payable, interest rates ranging from 3.0% to 11.6% due in installments
    through 2026; collateralized by senior liens on certain
    of our real estate contracts and mortgage notes
    receivable..............................................     1,166,884      1,166,884
  Accrued interest payable..................................       142,678        142,678
                                                              ------------   ------------
    Total Debt Payable......................................    23,309,562     23,309,562
                                                              ------------   ------------
STOCKHOLDERS' EQUITY
  Preferred Stock...........................................    39,600,000     59,600,000
  Common Stock..............................................     2,898,500      2,898,500
  Additional paid-in-capital................................    19,688,687     46,688,687
  Accumulated comprehensive loss............................    (2,398,182)    (2,398,182)
  Retained Earnings.........................................    66,858,753     66,858,753
                                                              ------------   ------------
    Total Stockholders' Equity..............................   126,647,758    173,647,758
                                                              ------------   ------------
    Total Capitalization....................................  $149,957,320   $196,957,320
                                                              ============   ============

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

    Our net income was $4.4 million for the fiscal year ended September 30, 2000 as compared to net income of $12.2 million and $3.8 million for the comparable periods ended September 30, 1999 and 1998. The decrease in net income during 2000 was primarily due to a reduction in income tax benefits and an increase in deferred acquisition cost amortization that were partially offset by an increase in net investment income and realized gains on investments. The increase in income from 1998 to 1999 was primarily due to an increase in income tax benefits that were partially offset by a decrease in gains on investments. Net income for fiscal years 2000 and 1998 was sufficient to cover fixed charges including preferred stock dividend requirements. Net income for fiscal year 1999 was insufficient to cover fixed charges including preferred stock dividends by approximately $0.1 million.

INTEREST SENSITIVE INCOME AND EXPENSE

    Interest sensitive income and expenses are our primary revenue and expenses. Interest sensitive income consists of interest on receivables, earned discount on receivables, insurance revenues and other investment interest. The related expenses consist of salaries, commissions and other operating expenses incurred as a result of owning the interest sensitive assets, interest expense on borrowed money and insurance policy and annuity benefits. Insurance policy and annuity benefits primarily consist of interest credited on outstanding policies at the rates of return specified therein. Upon the issuance of an annuity or an insurance policy, these rates of return are guaranteed for a limited number of years. Thereafter, subject to any guaranteed rate of return specified in the insurance policy or annuity, these rates of return are subject to our discretion. Additionally, insurance and annuity policy benefits also include payments of death claims on mortality contracts. These mortality contracts account for approximately 2% of our direct premiums with a portion of the life risk offset by reinsurance treaties.

    Net interest sensitive income was $22.2 million, $16.8 million and $14.1 million for the fiscal years ended September 30, 2000, 1999 and 1998, respectively. The increase in net interest income from 1998 to 1999 was partially due to a reduction in the average crediting rate on annuity polices from 5.84% to 5.71%. Additionally, during 1999, we exchanged preferred stock for surplus notes that resulted in a reduction in interest expense of approximately $1.1 million. The increase in net interest sensitive income in the current year was primarily the result of a refund of expenses paid to Metropolitan in 1998 and 1999 for the servicing of our investment and receivable portfolio. Our inter-company agreements with Metropolitan are regulated by the Office of the Insurance Commissioner of the State of Washington (the "OIC"). As a result of the OIC's requirement that services be provided at cost, the inter-company agreements were redrafted and we received a $2.1 million refund on some charges paid to Metropolitan in 1998 and 1999. In addition to the refund received, the new agreement has reduced our on-going investment expenses paid to Metropolitan.

    We are in a "liability sensitive" position in that our interest sensitive liabilities reprice or mature more quickly than do our interest sensitive assets. Consequently, in a rising interest rate environment, the net return from interest sensitive assets and liabilities will tend to decrease. Conversely, in a falling interest rate environment, the net return from interest sensitive assets and liabilities will tend to improve. As with the impact on operations from changes in interest rates, our Net Present Value ("NPV") of financial assets and liabilities are subject to fluctuations in interest rates. We continually monitor the sensitivity of net income and NPV of our financial assets and liabilities to changes in interest rates. We do not believe that there has been a material change in our market risk since September 30, 2000.

    NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

    Computation of forecasted effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments and should not be relied upon as indicative of actual future results.

    The following table presents, as of September 30, 2000, our estimate of the change in the NPV of the financial assets and liabilities if interest rate levels generally were to increase or decrease by 1% and 2%, respectively. The loan prepayment assumptions used in computing the fair value did not change with the change in interest rates. These calculations, which are highly subjective and technical, may differ from actual results.

                                                                   FAIR VALUE WITH INTEREST RATE CHANGE
                                     CARRYING    VALUE     -----------------------------------------------------
                                     AMOUNTS      FAIR     DECREASE 1%   DECREASE 2%   INCREASE 1%   INCREASE 2%
                                     --------   --------   -----------   -----------   -----------   -----------
Financial Assets
  Cash and cash equivalents........  $    390   $    390     $    390      $    390      $    390      $    390
  Investments:
    Trading........................    60,429     60,429       62,585        64,211        59,596        58,222
    Available-for-sale.............   165,885    165,885      172,594       178,772       161,224       155,990
    Held-to-maturity...............    58,231     58,630       61,180        63,629        56,693        54,637
    Real estate contracts and
      mortgage notes...............   330,778    333,841      350,940       362,716       329,474       319,674
    Indebtedness of related
      party........................    20,533     20,889       21,361        21,861        20,445        20,025
    Other receivable investments...   153,357    153,311      159,447       165,969       147,534       142,091
    Reinsurance receivable.........   111,378    111,378      114,069       116,850       108,776       106,258
    Policy loans...................    19,156     19,156       19,778        20,437        18,567        18,000
                                     --------   --------     --------      --------      --------      --------
                                     $920,137   $923,909     $962,344      $994,835      $902,699      $875,287
                                     ========   ========     ========      ========      ========      ========
Financial Liabilities
  Annuity reserves.................  $886,510   $886,510     $907,923      $930,063      $865,796      $845,755
  Debt payable.....................    24,823     25,373       26,916        28,601        23,958        22,658
                                     --------   --------     --------      --------      --------      --------
                                     $911,333   $911,883     $934,839      $958,664      $889,754      $868,413
                                     ========   ========     ========      ========      ========      ========

    The calculations of NPV have shortcomings. The discount rates utilized for receivables and investment securities are based on estimated market interest rate levels of similar receivables and securities nationwide, with prepayment levels generally assumed based on global statistics. The unique characteristics of our receivables and investment securities may not necessarily parallel those assumed in the model and, therefore, would likely result in different discount rates, prepayment experiences and present values. The discount rates utilized for annuity reserves and debt payable are based upon alternative types and sources of funds, which are not necessarily indicative of the present value of those instruments. The present values are determined based on the discounted cash flows over the remaining estimated lives of the financial instruments and assume that the resulting cash flows are reinvested in financial instruments with virtually identical terms. The total measurement of our exposure to interest rate risk as presented in the above table may not be representative of the actual values that might result from a higher or lower interest rate environment. A higher or lower interest rate environment will most likely result in different investment and borrowing strategies by us that will be designed to mitigate the effect on the value of, and the net earnings generated from, our net assets from any change in interest rates.

GAINS/(LOSSES) ON INVESTMENTS

    The components of gains (losses) on investments for the fiscal years ended September 30, 2000, 1999 and 1998 are as follows:

                                                            2000          1999          1998
                                                         -----------   -----------   -----------
Net gains on sale of real estate.......................  $ 2,733,749   $ 1,963,583   $ 1,056,309
Net investment securities gains / (losses).............     (619,677)   (6,890,995)    1,529,853
Realized gains on sale of receivables..................    3,141,145     7,260,174     2,753,063
Provision for loss on real estate loans and assets.....   (5,201,386)   (5,300,054)   (2,266,578)
                                                         -----------   -----------   -----------
Net gains/(losses) on investments......................  $    53,831   $(2,967,292)  $ 3,072,647
                                                         ===========   ===========   ===========

    We are in the real estate market due primarily to (1) our repossession of properties following receivable defaults, and (2) the development of various properties that were acquired in the course of business as investment properties. The development or improvement of properties is undertaken for the purpose of enhancing values to increase marketability and to maximize profit potential. At September 30, 2000, approximately 70% of real estate owned as a result of defaults and investments is located in the Pacific Northwest (Alaska, Washington, Oregon, Idaho, Montana), which has experienced a more stable economy than many areas of the nation in the past several years. Consequently, we believe that the sale of these assets will be largely dependent on the attractiveness of the Pacific Northwest marketplace. Of the property owned in the Pacific Northwest, approximately $9.8 million is invested in commercial developments, approximately $10.2 million is invested in undeveloped or partially developed commercial land and approximately $3.3 million in single and multi-family dwellings.

    The following table summarizes changes in our allowance for losses on real estate contracts and mortgage notes receivable for the fiscal years ended September 30, 2000, 1999 and 1998:

                                                            2000          1999          1998
                                                         -----------   -----------   -----------
Beginning balance......................................  $ 3,037,582   $ 2,347,734   $ 1,829,727
Increase due to:
  Provisions...........................................    3,897,929     2,373,106     1,878,425
  Charge-offs..........................................   (1,555,299)   (1,683,258)   (1,360,418)
                                                         -----------   -----------   -----------
Ending balance.........................................  $ 5,380,212   $ 3,037,582   $ 2,347,734
                                                         ===========   ===========   ===========

    We use historical repossession and loss severity rates to determine an adequate allowance for probable losses. In fiscal years 1998 and 1999, the expected future loss rates inherent in the portfolio as of the balance sheet dates were based on the historical performance of our receivable portfolio, which had primarily been seller-financed receivables. We used the seller-financed based assumptions because we anticipated that the sub-prime loans that were being acquired from an affiliate would perform the same as the seller-financed loans. When we determined that the expected performance of the sub-prime loans differed from the assumptions, and the actual performance is not generally known until 12 to 24 months after origination, we revised the expected future loss rates accordingly. Additionally, not all pools will experience the same rate of loss over their respective remaining lives. Pools that have seasoned beyond the four year mark generally experience lower future losses than pools that are less seasoned. During fiscal year 2000, we identified actual delinquency and foreclosure experience by individual pool years and type of loan origination. Identifying actual delinquency, foreclosure experience and seasoning by individual pool years has allowed us to further refine our methodology for determining an adequate allowance for probable losses.

    Beginning October 1, 1993 and ending March 31, 1998, we entered into an agreement with Metropolitan to purchase real estate contracts and mortgage notes receivables at guaranteed yields that ranged from 8.0% to 9.7%. As part of the agreement, we agreed to pay Metropolitan the difference between the guaranteed yield and the yield at which Metropolitan acquired the loan. In exchange, Metropolitan agreed to reimburse us for any losses incurred on the loans. In the event of foreclosure, Metropolitan also agreed to pay us the guaranteed yield while the property is held for sale. The guarantee is supported by an inter-company reserve balance of approximately $1.4 million and $3.7 million at September 30, 2000 and 1999, respectively. The application of the refined methodology, in addition to the termination of the guarantee provision for loans acquired after March 31, 1998, increased the allowance for probable losses in fiscal 2000 to $5.4 million on $330.8 million of receivables collateralized by real estate from $3.0 million on $414.0 million of receivables collateralized by real estate in fiscal 1999 and $2.3 million on $444.3 million of receivables collateralized by real estate in fiscal 1998.

    The following table summarizes changes in our allowance for losses on real estate held for sale for the fiscal years ended September 30, 2000, 1999 and 1998:

                                                              2000         1999         1998
                                                           ----------   -----------   ---------
Beginning balance........................................  $1,383,575   $   358,810   $ 749,678
Increase due to:
  Provisions.............................................     408,568     2,926,948     388,153
  Charge-offs............................................    (349,719)   (1,902,183)   (779,021)
                                                           ----------   -----------   ---------
Ending balance...........................................  $1,442,424   $ 1,383,575   $ 358,810
                                                           ==========   ===========   =========

    Loss provisions for real estate held for sale are calculated as the difference between the estimated net realizable value at measurement date and the estimated net realizable value at foreclosure date. At foreclosure, the carrying value of the real estate held for sale is adjusted to the lower of cost or net realizable value. Any subsequent reduction in the estimated net realizable value is charged to operations through provision for losses. The increase in the allowance for losses from fiscal 1998 to fiscal 2000 was primarily due to an increase in the population of non-guaranteed real estate held for sale that was acquired through foreclosure on loans acquired after the guarantee period.

    During the fiscal year ended September 30, 2000, we established a loss reserve on our investments in annuity and structured settlement cash flows as the industry has recently focused on state and federal collection laws and their applicability to delinquent annuity and structured settlement payments. The allowance for loss represents approximately 0.6% of the net investment in other receivable investments as of September 30, 2000. The following is an analysis of the allowance for losses on other receivable investments for the year ended September 30, 2000:

                                                                2000
                                                              --------
Beginning balance...........................................  $     --
Increase due to:
  Provisions for losses.....................................   894,889
  Charge-offs...............................................        --
                                                              --------
Ending balance..............................................  $894,889
                                                              ========

    We may experience changes in the fair value of our investments, which are recorded at fair value and accounted for as either "trading" or "available-for-sale" securities. Changes in the fair value of investments that are "trading" are included in earnings. Temporary declines in the fair value of investments that are "available-for-sale" are excluded from earnings and reported as a separate component of stockholders' equity. As part of our evaluation of unrealized losses, we determined that an investment had an other than temporary impairment due to the deterioration of the underlying collateral. Accordingly, the carrying value of the investment was decreased by approximately $1.1 million during the fiscal year ended September 30, 2000 representing the amount permanently impaired through a charge to operations.

    During the three-year period ended September 30, 2000, we operated in an environment of fluctuating interest rates. The five-year U.S. Treasury rate was approximately 5.7% in October 1997, hit a low of approximately 4.2% at September 30, 1998 and closed out September 2000 at approximately 5.9% after a high of approximately 6.7% at January 31, 2000. The fluctuation in interest rates have had varying effects on our earnings. During the fiscal years ended September 30, 2000 and 1999, we recognized mark to market losses on our fixed maturity trading investments of $2.8 million and $3.0 million and mark to market gains of $1.5 million during the fiscal year ended September 30, 1998. During the same time period, we realized gains from the sale of receivables of $3.1 million, $7.3 million and $2.8 million for the fiscal years ended
September 30, 2000, 1999 and 1998. The net effect of the sales was to recognize the present value of future income from the receivables sold and to reduce future income to the extent that the proceeds from sales were invested at lower rates of return. Additionally, we reported $3.4 million in realized and unrealized gains on our equity trading investments during the fiscal year ended September 30, 2000 compared to $4.0 million in realized and unrealized losses during the fiscal year ended September 30, 1999. The gains and losses were primarily attributable to investments that we made in limited partnership interests. The limited partnerships generally invest funds in both publicly and privately traded small and microcapitalization equity securities.

OPERATING EXPENSES

    Operating expenses (net of capitalized acquisition costs) were $3.2 million, $1.6 million and $2.1 million for the years ended September 30, 2000, 1999 and 1998, respectively. We accrue an estimated liability for guaranty fund assessments for known insolvencies. During the fiscal year ended
September 30, 1999, the estimated liability for guaranty fund assessments decreased from fiscal 1998. The reduction in the estimated liability resulted in a $1.5 million reduction in operating expenses during the fiscal year ended September 30, 1999.

AMORTIZATION OF DEFERRED ACQUISITION COSTS, NET OF COSTS CAPITALIZED

    Amortization of deferred acquisition costs, net of costs capitalized, is comprised of the capitalization of expenses incurred to acquire or renew life and annuity policies, offset by the amortization of previously capitalized expenses. A net expense for any reporting period means that the amortization of previously capitalized expenses exceeded the capitalization of current year expenses. The following table reflects the components of the net expense reported by us for fiscal years ended September 30, 2000, 1999 and 1998.

                                                            2000          1999          1998
                                                         -----------   -----------   -----------
Current year costs capitalized.........................  $(9,063,431)  $(5,596,568)  $(7,437,183)
Amortization of costs previously capitalized
  expenses.............................................   12,300,000    10,700,000     9,400,000
                                                         -----------   -----------   -----------
Net expense............................................  $ 3,236,569   $ 5,103,432   $ 1,962,817
                                                         ===========   ===========   ===========

    While the capitalization of current year costs is dependent on actual expenses (commissions and other) incurred, the amortization of previously capitalized costs is dependent upon the investment yields obtained by us, policy crediting rates, and the policy termination experience for the current year, which is actuarially determined and adjusted for actual experience. It is also impacted by the assumptions for these variables expected in future years.

REDUCTION IN LIFE INSURANCE PREMIUMS AND THE IMPACT OF REINSURANCE TRANSACTIONS ON THE RESULTS OF OPERATIONS

    Life insurance premiums consist of premiums on interest sensitive life plans and a small amount of premiums on traditional life plans. The traditional life premiums comprise a relatively small portion of our premiums earned. In total, premiums earned have steadily declined from $1.9 million to $1.7 million to $1.5 million during the fiscal years ended September 30, 1998, 1999 and 2000, respectively. This decrease can be attributed to two factors. First, a majority of these contracts were issued with the intent to discontinue premiums at some future date as the policy account value became large enough to continue the contract to maturity under current policy costs and crediting assumptions. Secondly, as the policy account values meet these levels, future premiums cease. As almost no new life contracts are being issued by us, premiums earned also tend to decrease as policies terminate due to deaths and surrenders.

    The amount of life reinsurance is relatively small and, hence, has little impact on our results of operations. The reinsurance premiums expensed are slightly higher than the benefits received, resulting in a small reduction in our net operating results.

INCOME TAXES

    Our income tax provision for the year ended September 30, 1999 reflects income tax benefits associated with a loss resulting from an investment strategy. In order to accomplish the investment strategy, we sought capital appreciation by investing in securities of a major financial institution and a separate foreign corporation. Ultimately, an income tax loss resulted from the securities and warrants as the tax basis exceeded the sales proceeds, and resulted in a permanent difference for financial reporting purposes. We recorded approximately $11.2 million in income tax benefits associated with this transaction. The tax provision for fiscal 2000 and fiscal 1998 approximated amounts that would have been provided by applying statutory rates to pre-tax income.

NINE MONTH PERIODS ENDED JUNE 30, 2001 AND 2000

    Our net income was $8.3 million for the nine month period ended June 30, 2001, as compared to a net loss of $0.5 million for the nine month period ended June 30, 2000. The increase in net income during 2001 was primarily due to the release of a valuation allowance for some of our deferred tax assets. During the year ended September 30, 1999, we provided a valuation allowance for some of our deferred tax assets due to uncertainty of recoverability. During the nine month period ended June 30, 2001, circumstances surrounding the deferred tax assets changed and the allowance was no longer deemed necessary; consequently, the allowance was eliminated. The elimination of the valuation allowance was partially offset by an increase in investment losses.

INTEREST SENSITIVE INCOME AND EXPENSE

    Interest sensitive income and expenses are our primary revenue and expenses. Interest sensitive income consists of interest on receivables, earned discount on receivables, insurance revenues and other investment interest. The related expenses consist of salaries, commissions and other operating expenses incurred as a result of owning the interest sensitive assets, interest expense on borrowed money and insurance policy and annuity benefits. Insurance policy and annuity benefits primarily consist of interest credited on outstanding policies at the rates of return specified therein. Upon the issuance of an annuity or an insurance policy, these rates of return are guaranteed for a limited number of years. Thereafter, subject to any guaranteed rate of return specified in the insurance policy or annuity, these rates of return are subject to our discretion. Additionally, insurance and annuity policy benefits also include payments of death claims on mortality contracts. These mortality contracts account for approximately 2% of our direct premiums with a portion of the life risk offset by reinsurance treaties.

The net interest income for the nine month period ended June 30, 2001 was $16.2 million compared to $16.1 during the similar period ended June 30, 2000.

GAINS/(LOSSES) ON INVESTMENTS

    The components of gains (losses) on investments for the nine month periods ended June 30, 2001 and 2000 are as follows:

                                                                 2001          2000
                                                              -----------   -----------
Net gains on sale of real estate............................  $   237,758   $ 1,107,160
Net investment securities gains/(losses)....................   (6,662,862)   (3,127,513)
Realized gains on sale of receivables.......................    1,172,249     2,930,803
Provision for loss on real estate loans and assets..........   (3,338,205)   (6,192,047)
                                                              -----------   -----------
Total realized gains/(losses) on investments................  $(8,591,060)  $(5,281,597)
                                                              ===========   ===========

    The reduction in gains on sale of real estate and receivables is primarily due to a reduction in development property sales and a reduction in loan securitization sales.

    During the nine month period ended June 30, 2001, we reported a $6.7 million loss on investments compared to a $3.1 million loss for the similar period ended June 30, 2000. We may experience changes in the fair value of our investments, which are recorded at fair value and accounted for as either "trading" or "available-for-sale" securities. Changes in the fair value of investments that are "trading" are included in earnings. Temporary declines in the fair value of investments that are "available-for-sale" are excluded from earnings and reported as a separate component of stockholders' equity. As part of our evaluation of unrealized losses during the nine month periods ended
June 30, 2001 and 2000, we determined that some of our "available-for-sale" investments had other than temporary declines in value due to the deterioration of the underlying collateral. Accordingly, the carrying values of the investments were decreased by $3.5 million during the nine month period ended June 30, 2001 and $1.1 million during the nine month period ended June 30, 2000 representing the amount permanently impaired through a charge to operations. Additionally, we reported $1.9 million in realized and unrealized losses on our equity trading investments during the nine month period ended June 30, 2001 compared to $2.1 million in realized and unrealized losses during the nine month period ended June 30, 2000. The losses were primarily attributable to investments that we have made in limited partnership interests. The limited partnerships generally invest funds in both publicly and privately traded small and microcapitalization equity securities.

    During the nine month period ended June 30, 2001, we realized a loss of $1.3 million on the sale of other investments. The loss resulted from a reduction in the value of the securities due to the deterioration of the underlying collateral.

    The following table summarizes changes in our allowance for losses on real estate contracts and mortgage notes receivable for the nine month periods ended June 30, 2001 and 2000.

                                                        2001          2000
                                                     -----------   -----------
Beginning balance, September 30....................  $ 5,380,212   $ 3,037,582
Increase due to:
  Provisions.......................................    2,180,740     4,674,959
  Charge-offs......................................   (1,380,945)   (1,276,219)
                                                     -----------   -----------
Ending balance, June 30............................  $ 6,180,007   $ 6,436,322
                                                     ===========   ===========

    We use historical repossession and loss severity rates to determine an adequate allowance for probable losses. In fiscal years 1998 and 1999, the expected future loss rates inherent in the portfolio as of the balance sheet dates were based on the historical performance of our receivable portfolio, which had primarily been seller-financed receivables. We used the seller-financed based assumptions because we anticipated that the sub-prime loans that were being acquired from an affiliate would perform the same as the seller-financed loans. When we determined that the expected performance of the sub-prime loans differed from the assumptions, and the actual performance is not generally known until 12 to 24 months after origination, we revised the expected future loss rate accordingly. Additionally, not all pools will experience the same rate of loss over their respective remaining lives. Pools that have seasoned beyond the four year mark generally experience lower future losses than pools that are less seasoned. During the nine month period ended June 30, 2000, we identified actual delinquency and foreclosure experience by individual pool years and type of loan origination. Identifying actual delinquency, foreclosure experience and seasoning by individual pool years has allowed us to further refine our methodology for determining an adequate allowance for probable losses. Application of the refined methodology increased the allowance for probable losses during the nine month period ended June 30, 2000.

    The following table summarizes changes in our allowance for losses on real estate held for sale for the nine month periods ended June 30, 2001 and 2000.

                                                          2001         2000
                                                       ----------   ----------
Beginning balance, September 30......................  $1,442,424   $1,383,575
Increase due to:
  Provisions.........................................     965,779      773,445
  Charge-offs........................................    (523,047)    (658,069)
                                                       ----------   ----------
Ending balance, June 30..............................  $1,885,156   $1,498,951
                                                       ==========   ==========

    Loss provisions for real estate held for sale are calculated for non-guaranteed assets as the difference between the estimated net realizable value at measurement date and the estimated net realizable value at foreclosure date. At foreclosure, the carrying value of the real estate held for sale is adjusted to the lower of cost or net realizable value. Any subsequent reduction in the estimated net realizable value is charged to operations through provision for losses.

    The following is an analysis of the allowance for losses on other receivable investments for the nine month periods ended June 30, 2001 and 2000.

                                                           2001        2000
                                                        ----------   --------
Beginning balance, September 30.......................  $  894,889   $     --
Increase due to:
  Provisions..........................................     191,686    743,643
  Charge-offs.........................................     (22,228)        --
                                                        ----------   --------
Ending balance, June 30...............................  $1,064,347   $743,643
                                                        ==========   ========

    During the nine month period ended June 30, 2000, we established a loss reserve on our investments in annuity and structured settlement cash flows as the industry has recently focused on state and federal collection laws and their applicability to delinquent annuity and structured settlement payments. Activity during the nine month period ended June 30, 2001 was reflective of additional investments in this area.

AMORTIZATION OF DEFERRED ACQUISITION COSTS, NET OF COSTS CAPITALIZED

    Amortization of deferred acquisition costs, net of costs capitalized, is comprised of the capitalization of expenses incurred to acquire or renew life and annuity policies, offset by the amortization of previously capitalized expenses. A net expense for any reporting period means that the amortization of previously capitalized expenses exceeded the capitalization of current year expenses. The following table reflects the components of the net expense reported by us for the nine month periods ended June 30, 2001 and 2000.

                                                        2000          1999
                                                     -----------   -----------
Current year costs capitalized.....................  $(9,046,151)  $(7,506,934)
Amortization of costs previously capitalized
  expenses.........................................    9,675,000     9,105,000
                                                     -----------   -----------
Net expense........................................  $   628,849   $ 1,598,066
                                                     ===========   ===========

    While the capitalization of current year costs is dependent on actual expenses (commissions and other) incurred, the amortization of previously capitalized costs is dependent on the investment yields obtained by us, policy crediting rates, and the policy termination experience for the current year, which is actuarially determined and adjusted for actual experience. It is also impacted by the assumptions for these variables expected in future years.

ASSET/LIABILITY MANAGEMENT

    We are subject to interest rate risk because most of our assets and liabilities are financial in nature. Generally, our financial assets (primarily cash and cash equivalents, receivables and fixed income investments) reprice more slowly than our financial liabilities (primarily annuities). In a rising interest rate environment, this difference in repricing will tend to reduce earnings, while in a falling interest rate environment, earnings will tend to increase. The following table reflects the assets and liabilities expected to reprice during fiscal year 2001:

                                                                                  ANNUITIES SUBJECT
                                                                                    TO SURRENDER
                                                       ASSETS      LIABILITIES         CHARGES
                                                    ------------   ------------   -----------------
Cash and cash equivalents.........................  $    390,242
Trading securities................................    60,428,720
Available-for-sale securities.....................   165,885,182
Real estate contracts and mortgage notes
  receivable......................................    19,474,533
Other receivable investments......................    29,763,292
Reinsurance receivable............................    45,742,759
Life insurance and annuity reserves...............                 $479,302,038      $464,435,297
Debt payable......................................            --      1,934,891                --
                                                    ------------   ------------      ------------
                                                    $321,684,728   $481,236,929      $464,435,297
                                                    ============   ============      ============

    At September 30, 2001, these estimates resulted in interest sensitive liabilities in excess of interest sensitive assets of approximately
$159.5 million, or a ratio of interest sensitive liabilities to interest sensitive assets of approximately 150%. Of the life insurance and annuity contracts scheduled to reprice or mature, approximately 97% are subject to surrender charges. These contracts have surrender charges that apply for as long as nine years, but with decreasing amounts during the term. At our option, these contracts are subject to annual repricing. In periods of declining interest rates, this feature is beneficial as it allows us to reprice our liabilities at lower market rates of interest. Depending on the remaining surrender charges, we have the option to extend any interest rate increase over a two to three year period, thereby making it not generally economical for an annuity holder to pay the surrender charge in order to receive payment instead of accepting a rate of interest that is lower than current market rates of interest. As a result, we may respond more slowly to increases in market interest rate levels, thereby diminishing the impact of the current disparity in the interest sensitivity ratio. In addition to the $481.2 million in financial liabilities expected to reprice, an additional $154.8 million of the Company's annuity contracts with bail-out provisions have the potential to reprice without a surrender charge during the fiscal year ended September 30, 2001 if the crediting interest rate falls below the bailout interest rate determined at issue. Additionally, through investment sales, we can increase our liquidity and ability to manage any potential liability to asset disparity.

EFFECT OF INFLATION

    During the three-year period ended September 30, 2000, as well as the nine month period ended June 30, 2001, moderate inflation rates have had a generally positive impact on our operations. This impact has primarily been indirect in that the level of inflation tends to impact interest rates on both our assets and liabilities. See "Interest Sensitive Income and Expense." However, both interest rate levels in general and the cost of our funds and the return on our investments are influenced by additional factors such as the level of economic activity and competitive or strategic product pricing issues.

    Revenues from real estate sold are influenced in part by inflation, as real estate values have historically fluctuated with the rate of inflation. However, we are unable to quantify the effect of inflation in this respect with any degree of accuracy.

                                    BUSINESS

OVERVIEW

    We were incorporated in the State of Washington in 1963, and became a member of the Metropolitan group of companies in 1972 as the result of a stock purchase transaction. At June 30, 2001, we had approximately $1.1 billion in assets.

    We have been assigned a rating of "B" ("Fair") by A.M. Best Company, a nationally recognized insurance company rating organization. A.M. Best's ratings are reviewed annually by A.M. Best and are subject to change. A.M. Best bases its ratings on a number of complex financial ratios, the length of time a company has been in business, the nature, quality, and liquidity of investments in its portfolio, depth and experience of management and various other factors.
 A.M. Best's ratings are supplied primarily for the benefit of policyholders and insurance agents.

    We sell our annuity and life insurance products through approximately 1,475 independent sales representatives under contract. Based on first year and single annuity premiums received in calendar year 2000, approximately 19% of sales were generated by ten brokers or groups of brokers, with the highest single broker accounting for approximately 3% of sales. These representatives are not captive, which means they may also sell life insurance and annuity products for other companies. Some of these representatives may also be licensed to sell mutual funds and other securities that compete with our products.

    We are currently licensed as an insurer in the following states: Alaska, Arizona, Hawaii, Idaho, Indiana, Montana, Nebraska, Nevada, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Utah, Washington and Wyoming. We intend to expand our operations in other states as opportunities arise, which may include the acquisition of other existing insurance companies or the formation of new subsidiary insurance companies. We currently have an admissions insurance license application pending in the State of New Mexico.

    In the calendar year ended December 31, 2000, approximately 92% of our deferred annuity business was produced in the states of Idaho, Montana, Oregon, Texas, Utah and Washington. Based on the latest data available, during calendar year 2000, our deferred annuity market share in these six states was 2.8%.

    We are a member of the Insurance Market Standards Association, which is an association established to promote ethical insurance marketing standards among its members. We are also a member of the Federal Home Loan Bank of Seattle.

ANNUITIES

    We have actively marketed single and flexible premium deferred annuities since 1980. During the past three calendar years, nearly 99% of our direct premiums were derived from annuity sales. Our annuities qualify under several tax advantaged programs.

    During the fiscal year ended September 30, 2000, we introduced Heritage Max--a single premium deferred annuity. The initial interest rate is guaranteed for two policy years, with rates thereafter declared annually and guaranteed for one policy year. The minimum guaranteed interest rate is 3% for all policy years. Bailout provisions exist in policy years three through five that allow policyholders to withdraw their funds without surrender charges if the annual interest rate falls below the initial interest rate. Surrender charges on this product begin at 7% and decline to 4% during the first five years of the policy. However, policyholders may withdraw up to 15% of their account value annually without incurring a surrender penalty. This product is only available to policyholders age 85 or older.

    The following products accounted for 10% or more of our direct annuity premiums in either fiscal year ended September 30, 2000, 1999, 1998 or the during the nine month period ended June 30, 2001:

        TD-MAX SERIES--single premium deferred annuities with varying lengths of cliff (i.e., fixed) surrender fee periods. The initial interest rate is guaranteed over the term of the surrender fee period, and then re-determined annually thereafter, subject to a contractual minimum. Policyholders may withdraw a portion of their account values annually without surrender fees. These products have been our largest seller, accounting for approximately 35.6%, 46.2%, 59.1% and a 37.6% of direct annuity premiums in the fiscal years ended September 30, 2000, 1999, 1998 and the nine month period ended June 30, 2001, respectively.

        TD-MAX BAILOUT SERIES--single premium deferred annuities with varying lengths of surrender fee periods. The initial interest rate is guaranteed for one year, and then re-determined annually thereafter, subject to a contractual minimum. Policyholders may withdraw funds without surrender penalty for 60 days if the crediting interest rate falls below the bailout interest rate determined at issue. Policyholders may also withdraw a portion of their account values annually without surrender fees. These products accounted for approximately 15.8%, 24.3%, 9.6% and 12.4% of direct annuity premiums in the fiscal years ended September 30, 2000, 1999, 1998 and the nine month period ended June 30, 2001, respectively.

        DISCOVERMAX SERIES--single premium deferred annuities with varying levels of declining surrender charges over a six year term. The initial interest rate is guaranteed for one year, and then re-determined annually thereafter, subject to a contractual minimum. The initial interest rate includes a bonus of one to three percent, depending on the surrender fee structure selected. Policyholders may withdraw funds without surrender penalty for 60 days if the crediting interest rate falls below the bailout interest rate determined at issue. Policyholders may also withdraw a portion of their account values annually without surrender fees. First introduced late in the fiscal year ended September 30, 1999, these products have shown increasing popularity, accounting for approximately 27.2% and 29.0% of direct annuity premiums in the fiscal year ended September 30, 2000 and the nine month period ended June 30, 2001, respectively.

        IMMEDIATE ANNUITIES--single premium annuities that commence payment generally within the first policy year. Benefits are payable in the mode selected by the annuity holder, such as the lifetime of the annuity holder, a fixed period, or a combination of the two. These products are often purchased as a settlement of a previously issued life or annuity contract. Premium amounts have remained relatively constant over the last three and one-half years, and accounted for approximately 5.5%, 10.1%, 8.0% and 5.1% of direct annuity premiums in the fiscal years ended September 30, 2000, 1999, and 1998 and the nine month period ended June 30, 2001, respectively.

    Our annuity products are targeted primarily toward today's senior population. Fixed annuities are designed for older consumers looking for a predictable payment structure that combines insurance and accumulation attributes in a single product. As of June 30, 2001, policyholders aged 61 or older accounted for approximately 75% of our annuity account values.

    We price our new annuity products and renewals in order to achieve a positive spread between our annuity costs and available investments, while also considering current annuity market rates of interest and competitive pressures. We offer flexible and single premium annuities with surrender charges for periods varying from one year to ten years.

    At June 30, 2001, deferred policy acquisition costs were approximately 5.7% of life and annuity reserves. Increasing termination rates may have an adverse impact on our earnings by requiring faster amortization of these costs. We believe that this potentially adverse impact is mitigated by the interest spreads of invested assets over annuity liabilities. This spread analysis is shown in the following table, which applies to results during the past three and one-half calendar years, based on insurance regulatory report filings. The spread for the six month period ended June 30, 2001 is expected to improve as a result of expanding commercial loan originations.

                                                          SIX MONTHS
                                                            ENDED           YEAR ENDED DECEMBER 31,
                                                           JUNE 30,     --------------------------------
                                                             2001         2000        1999        1998
                                                          ----------    --------    --------    --------
Net Investment Earnings Rate............................     7.54%        7.91%       8.12%       7.58%
Average Credited Interest Rate..........................     6.08         5.79        5.71        5.84
Spread..................................................     1.46         2.12        2.41        1.75

    During the fiscal years ended September 30, 2000, 1999, and 1998, amortization of actuarially determined deferred policy acquisition costs were approximately $12.3 million, $10.7 million and $9.4 million, respectively. During the nine month period ended June 30, 2001, amortization was approximately $9.7 million.

    Annuity lapse rates are calculated by dividing cash outflows related to partial and full surrenders, periodic payments and death benefits by average annuity reserves. For the calendar years ended December 31, 2000, 1999 and 1998, our lapse rates were approximately 27.3%, 16.9% and 18.9%, respectively. Based upon results for the six month period ended June 30, 2001, our lapse rate was approximately 23.5%.

LIFE INSURANCE

    In addition to the sales of annuities, we also receive premiums from the sale and renewal of whole life and term life insurance policies. In fiscal year 2000, approximately 1.0% of our premiums were derived from interest sensitive whole life insurance and term life insurance policies. At June 30, 2001, the face amount of life insurance policies written and outstanding totaled
$214.2 million, net of $35.0 million ceded to reinsurers. As with annuities, gross profits are determined by the difference between interest rates credited on outstanding policies and interest earned on investment of premiums. In addition, profitability is affected by mortality experience, or, for example, the frequency of claims resulting from the deaths of policyholders. Although our mortality rates to date have been lower than expected, higher credited interest rates and higher issuing expenses, combined with low volume, have resulted in lower profits than those experienced with our annuity products.

REINSURANCE

    Reinsurance is the practice where an insurance company enters into agreements called "treaties" with other insurance companies in order to assign some of its insured risk, for which a premium is paid, while retaining the remaining risk. Although reinsurance treaties provide a contractual basis for shifting a portion of the insured risk to other insurers, the primary liability for payment of claims remains with the original insurer. Life insurers commonly obtain reinsurance on a portion of their risks in the ordinary course of business. The amount of risk that a company is willing to retain is based primarily on considerations of the amount of insurance, the level of its capital and surplus and upon its ability to sustain mortality fluctuations.

ANNUITY REINSURANCE

    We entered into a reinsurance agreement with Old Standard, one of our affiliates, which became effective July 1, 1998 and remains in effect as of the date of this prospectus. Under this agreement, we may reinsure with Old Standard 75% of the risk on 15 different annuity products. The premiums ceded during the fiscal years ended September 30, 2000 and 1999 and the nine month period ended June 30, 2001 were approximately $27.4 million, $44.7 million and $0.7 million, respectively. We received ceding allowances equal to actual commission plus 1.5% of premium, which was approximately $1.5 million, $2.3 million and $40,000 during the fiscal years ended September 30, 2000 and 1999 and the nine month period ended June 30, 2001, respectively. At September 30, 2000, September 30, 1999 and June 30, 2001, we had recorded a receivable from Old Standard of $111.2 million, $97.2 million, $110.2 million, respectively, related to this reinsurance agreement.

    This agreement allows us to continue our market presence and relationship with our insurance agents, while moderating our rate of growth. Under its contractual terms, this agreement is an ongoing arrangement with no stated expiration or termination date, although either party may stop and restart at their discretion upon providing a 30-day advance written notice.

LIFE POLICY REINSURANCE

    We reinsured $35.0 million of life insurance risk at June 30, 2001, which equaled all risk in excess of $100,000 on each whole life policy and all risk in excess of $50,000 on each term life policy. Life insurance in force at that time was $249.2 million. We are a party to 20 separate life reinsurance treaties with ten reinsurance companies. The largest treaty is with Optimum Reinsurance Company and provided, at June 30, 2001, approximately $17.0 million of reinsurance coverage. The majority of the remaining coverage is with Business Men's Assurance Company of America and ERC Life Reinsurance. Total life policy reinsurance premiums paid by us during the nine month period ended June 30, 2001 were approximately $0.2 million.

RESERVES

    Our reserves for both annuities and life insurance are actuarially determined and prescribed by our state of domicile and other states in which we do business through laws that are designed to protect annuity contract owners and policy owners. An actuary reviews the amount of these reserves required for compliance with state law. These reserves are amounts, which at assumed rates, are calculated to be sufficient to meet our future obligations under annuity contracts and life insurance policies currently in force. At June 30, 2001 and September 30, 2000, these reserves were $947.6 million and $886.5 million, respectively. Reserves are recalculated each year to reflect amounts of reinsurance in force, issue ages of new policyholders, duration of policies and variations in policy terms. Since these reserves are based on actuarial assumptions, there is no assurance that ultimate liability will not exceed these reserves.

RECEIVABLE INVESTMENTS

    In conjunction with Metropolitan, we have been investing in receivables for our own account for 28 years. One of our principal investment activities is investing in receivables that are cash flowing assets, consisting of obligations collateralized by real estate, structured settlements, annuities, lottery prizes and other investments. The real estate receivables primarily consist of real estate contracts and promissory notes collateralized by first position liens on real estate. We predominantly invest in receivables where the borrower or the collateral does not qualify for conventional financing or the seller or the buyer chose to use non-conventional financing. This market is commonly referred to as the non-conventional market. Obligors on our real estate receivables typically include A-, B and C credit quality obligors.

    We are required by the laws of the State of Washington to limit our investments in real estate related assets to 65% of our statutory assets. At June 30, 2001, we had 51% of our statutory admitted assets invested in mortgages and real estate. The balance of our investments are comprised primarily of U.S. Government and other investment-grade securities. We may from time to time have investments in a variety of other areas, as permitted by applicable insurance regulations.

RECENT CHANGE IN INVESTMENT STRATEGY

    Recently, we changed the focus of our receivable investment strategy away from acquiring residential real estate loans for securitization purposes as we do not intend to participate in any real estate backed securitizations in the near future. We have refocused our receivable investment activity on acquiring and holding both residential real estate loans and commercial loans.

SECONDARY MORTGAGE MARKETS

    The market for the acquisition of existing real estate receivables is commonly referred to as the secondary mortgage market. The secondary mortgage market includes individual receivables that are held and sold by individual investors. The secondary mortgage market includes the sale of seller financed real estate receivables and the sale and resale of pools of receivables, which can be seller financed, or originated or acquired by a financial institution. We acquire both individual and pools of receivables.

    Generally, the loans we acquire through the institutional secondary mortgage market qualify as "mortgage-related securities" under the Secondary Mortgage Market Enhancement Act, or SMMEA. SMMEA generally provides that qualifying loans may be acquired to the same extent that obligations that are issued by or guaranteed as to principal and interest by the United States Government, its agencies and the instrumentalities can be acquired. As a result, we can acquire qualifying real estate loans in amounts in excess of the above referenced 65% limitation. These SMMEA loans are also exempt from other state insurance regulations including loan to value and appraisal regulations. The State of Washington regulates our investment to value percentages on real estate receivable investments that do not qualify as SMMEA loans. Under these guidelines, our real estate receivable investments are limited to an 80% investment to value on first position single family residences and 75% for all other first position real estate investments.

RECEIVABLE ACQUISITION VOLUME

    Our acquisitions of new receivables were approximately $394.2 million during the fiscal year ended September 30, 1998, $527.4 million during the fiscal year ended September 30, 1999, and $502.4 million during the fiscal year ended September 30, 2000. During the nine month period ended June 30, 2001, we invested approximately $187.6 million in new receivables. The reduction in receivable acquisitions during the nine-month period is primarily due to a reduction in planned securitization activity.

RECEIVABLE ACQUISITIONS

    The evaluation, underwriting and closing operations for our receivables are performed at Metropolitan's headquarters in Spokane, Washington, under management and acquisition service agreements. The following information describes Metropolitan's receivable acquisition and underwriting procedures undertaken on our behalf as of June 30, 2001. The practices may be amended, supplemented and changed at any time at the discretion of Metropolitan so long as (1) they continue to substantially comply with the terms required in the agreement, and (2) they result in the acquisition of receivables consistent with our investment guidelines.

    In conjunction with Metropolitan, we have developed marketing techniques, sources and underwriting practices for each of the different types of receivables. In general, the real estate receivables acquired by us consist of non-conventional loans. These receivables possess characteristics that differ from the conventional lending market in that either the borrower or the property would not qualify for "A" credit grade lending or the seller or borrower chose to use non-conventional financing. In this type of lending, the lender will generally focus on the quality of the collateral as the ultimate recourse in the event of the borrower's default rather than the ability of the borrower to repay.

    INDIVIDUAL AND POOL RECEIVABLE ACQUISITION SOURCES

    Historically, the majority of our real estate receivables were acquired as individual receivable acquisitions. Our principal source for private market receivables is independent brokers located throughout the United States. These independent brokers typically deal directly with private individuals or organizations that own and wish to sell a receivable. Additionally, we may periodically acquire pools of receivables from the secondary market through brokers or directly from other financial institutions.

    Our acquisition strategy is designed to provide flexible structuring and pricing alternatives to the real estate receivable seller, and quick closing times. We believe these are key factors to our ability to attract and purchase these receivables. In order to enhance our position in this market, we have improved our acquisition strategies by implementing flexible and strategic pricing and closing programs. We are exploring other methods and sources for receivable acquisitions in order to increase volume, decrease cost, and enhance our competitive position. However, there can be no assurance that any new strategies or programs we develop will achieve these goals.

    RESIDENTIAL LOAN ORIGINATIONS

    One of our affiliates, Metwest, may originate first lien residential mortgage loans as a result of the sale of our real estate acquired through foreclosure. Periodically, we will purchase pools of these originations directly from Metwest.

    LOTTERY, STRUCTURED SETTLEMENT AND ANNUITY SOURCES

    We also negotiate the purchase of receivables that are not collateralized by real estate, such as structured settlements, annuities and lottery prizes. The lottery prizes generally arise out of state operated lottery games, which are typically paid in annual installments to the prize winner. The structured settlements generally arise out of the settlement of legal disputes where the prevailing party is awarded a sum of money, payable over a period of time, generally through the creation of an annuity. Other annuities generally consist of investments that cannot be cashed in directly with the issuing insurance company. Our source for these investments is generally private brokers who specialize in these types of receivables.

    LOTTERY, STRUCTURED SETTLEMENT AND ANNUITY UNDERWRITING

    In the case of all annuity purchases, our underwriting guidelines generally include a review of:

    (1) an application for sale of structured benefits, which requests information regarding (a) the annuity holder, including current employment,
(b) the annuity policy, and (c) the nature of the claim and injuries sustained in connection with the structured settlement;

    (2) a copy of the executed settlement agreement or judgment, if applicable; and

    (3) a copy of the executed annuity policy together with any qualified assignments.

In some circumstances, we waive some of these submission requirements if, in our sole best judgment, we determine that the failure to have those documents would not impair our interest in the structured settlement. Upon submission of the file, the closing department will obtain a credit report regarding the annuity holder and the most current credit rating of the annuity issuer. Furthermore, we will conduct a Uniform Commercial Code ("UCC") search by county or state, where applicable, and on the annuity holder in each state or county, as applicable, where the annuity holder resided over the last five years and where the annuity issuer is located in order to ensure that no prior liens exist on the structured settlement payments.

    When underwriting a structured settlement, we will review the credit report, the annuity holder's completed purchase application, the results of the UCC search, and the terms of the settlement and annuity policy, among other things. We will not knowingly purchase settlements paid to a trust containing a spendthrift clause nor will we knowingly purchase settlements where the payments are the annuity holder's sole source of income, where the loss of income would significantly damage the livelihood of the annuity holder or whereby the payments are used exclusively for the payment of medical necessities. We will not purchase payments from a minor without a court order approving the transaction or from annuity holders who are currently members of the armed forces or from annuity holders that do not otherwise have the legal capacity to contract without a court order. We will not purchase settlements from annuity holders that evidence a pattern of fraudulent behavior. In underwriting a structured settlement, we will confirm that the settlement is not a workers' compensation settlement agreement or retirement or pension benefit.

    In the case of lottery prizes, the underwriting guidelines generally include a review of the documents providing proof of the prize and a review of the credit rating of the state lottery commission, insurance company or other entity making the lottery prize payments. Where the lottery prize is from a state run lottery, the underwriting guidelines generally include a confirmation with the respective lottery commission of the prize winner's right to sell the prize and acknowledgment from the lottery commission of their receipt of notice of the sale. In most states, the sale of a state lottery prize requires that the winner obtain a court order permitting the sale. In those states, we require a certified copy of the court order.

    COMMERCIAL LOAN SOURCES

    Beginning in fiscal 2000, we began originating commercial loans collateralized by various types of commercial properties that are evaluated, underwritten and closed by Old Standard in accordance with our predefined standards. The commercial loans are underwritten by applying criteria that may include the following:

    - evaluating the borrower's credit and credit scores;

    - obtaining a current interior appraisal of the collateral;

    - obtaining title insurance; and

    - calculating debt-to-income levels and combined loan-to-value ratios.

The sum of the underwriting evaluation and the speed within which a borrower needs a decision all determine the interest rate and loan-to-value ratio that we will require. A higher risk evaluation would result in a higher required interest rate and a lower loan-to-value ratio. We typically lend at 50-75% loan-to-value ratios, and may require additional loan collateral in order to adequately collateralize a particular loan. The commercial loans, which we obtain through leads from mortgage brokers, are generally small to mid-sized loans that are originated for less than $15 million.

    We currently project expansion of the origination of commercial loans during fiscal year 2002. This projection is in part due to our current perception that this market may be inadequately served by current lenders, who we believe are inflexible in their underwriting and pricing policies and are not able to quickly underwrite and close these loans, particularly in the temporary, bridge and development commercial loan markets.

    The weighted average yield on originated commercial loans was 13.74% on $76.2 million of receivables at June 30, 2001 and 12.59% on $12.4 million of receivables at September 30, 2000. The loans closed generally have required short-term balloon payments (approximately two to five years). However, because we individually underwrite and price these loans, the current terms may not be a reflection of the terms that may be negotiated in future transactions.

YIELD AND DISCOUNT CONSIDERATIONS

    We negotiate all receivable acquisitions at prices calculated to provide a desired yield. Often this results in a purchase price less than the receivable's unpaid balance or less than its present value (assuming a fixed discount rate). The difference between the unpaid balance or present value and the purchase price is the "discount." The amount of the discount will vary in any given transaction depending on the receivable note rate and our yield requirements at the time of the purchase. Our yield requirements are established in light of our capital costs, market conditions, the characteristics of particular classes or types of receivables and the risk of default by the receivable payor.

    The discounts at the time of purchase, net of capitalized acquisition costs, are amortized on an individual basis using the level-yield (interest) method over the remaining contractual term of the receivable.

    A greater effective yield can also be achieved through negotiating amendments to the receivable agreements. These amendments may involve adjusting the interest rate and/or monthly payments, extension of financing in lieu of a required balloon payment or other adjustments. As a result of these amendments, the cash flow may be extended, maintained or accelerated. Acceleration increases the yield realized on a receivable purchased at a discount from its face value through acceleration of discount recognition.

    Additionally, beginning October 1, 1993 and ending March 31, 1998, we entered into an agreement with Metropolitan to purchase real estate contracts and mortgage notes receivables at guaranteed yields that ranged from 8.0% to 9.7%. As part of the agreement, we agreed to pay Metropolitan the difference between the guaranteed yield and the yield at which Metropolitan acquired the loan. In exchange, Metropolitan agreed to reimburse us for any losses incurred on the loans. In the event of foreclosure, Metropolitan also agreed to pay us the guaranteed yield while the property is held for sale. The guarantee is supported by an inter-company reserve balance of approximately $1.4 million and $3.7 million at September 30, 2000 and 1999, respectively.

CURRENT MIX OF RECEIVABLE INVESTMENT HOLDINGS

    Our investments in receivables include receivables collateralized primarily by first position single family residential property and commercial properties. The yield earned on the mortgages collateralized by commercial property is higher than the yield on receivables collateralized by single family residential property, because the credit risks are lower for the mortgage collateralized by single family residential property. We believe that the relatively small size of individual receivables, the geographic dispersion of the collateral and the ratio of collateral value to investment amount requirements dissipate much of the risk in the residential mortgage portion of the portfolio. During fiscal year 2001, we began expanding our operations through the origination of commercial loans. This expansion is due in part to our current perception that this market may be inadequately served by current lenders, who we believe are inflexible in their underwriting and pricing policies and who are not able to quickly underwrite and close these loans, particularly in the temporary, bridge and development loan markets.

    We continually monitor economic and demographic conditions throughout the country in an effort to avoid a concentration of acquired real estate receivables in those areas experiencing economic decline, which could result in higher than anticipated default rates and subsequent investment losses.

    The following charts and map present information regarding the type of real estate collateral, geographical distribution and lien priority of our outstanding real estate receivables as of June 30, 2001.

                 DISTRIBUTION OF RECEIVABLES BY COLLATERAL TYPE
                              [PIE CHART SHOWING:]

Residential.................................................     47%
Commercial..................................................     34%
Farms, Land, Other..........................................     19%

          DISTRIBUTION OF RECEIVABLES (COLLATERALIZED BY REAL ESTATE)
                              BY SECURITY POSITION
                              [PIE CHART SHOWING:]

First Lien Position.........................................     99%
Second Lien or Lower Position...............................      1%

             DISTRIBUTION OF ASSETS AS A PERCENTAGE OF TOTAL ASSETS
                              [PIE CHART SHOWING:]

Receivables Collateralized by Real Estate...................     31%
Securities Investments......................................     28%
Other receivables (Structured Settlements, Lotteries and
  Annuities and Direct Financing Leases)....................     13%
Reinsurance receivable......................................     10%
Real Estate Held............................................      4%
Other.......................................................      9%
Deferred Costs..............................................      5%

    PERCENTAGE DISTRIBUTION BY STATE OF THE PRINCIPAL AMOUNT OF RECEIVABLES
                         COLLATERALIZED BY REAL ESTATE
                              AS OF JUNE 30, 2001
                                 [MAP SHOWING:]

Washington..................................................     16%
California..................................................     14%
Arizona.....................................................     11%
Florida.....................................................     10%
Texas.......................................................      7%
Nevada......................................................      6%
New Mexico..................................................      5%
Oregon......................................................      5%
Georgia.....................................................      3%
New York....................................................      3%
Alaska......................................................      2%
Idaho.......................................................      2%
Utah........................................................      2%
Colorado....................................................      1%
Hawaii......................................................      1%
Michigan....................................................      1%
Montana.....................................................      1%
North Carolina..............................................      1%

States not showing a percentage have less than 1%.

                              LOANS ON REAL ESTATE
                                 JUNE 30, 2001

    At June 30, 2001, we held first priority liens associated with contracts and mortgage note receivables with a face value of approximately $367.8 million (99%) and second or lower priority liens of approximately $2.9 million (1%). Approximately 27% of the face value of our real estate receivables are collateralized by properties located in the Pacific Northwest (Washington, Alaska, Idaho, Montana and Oregon), approximately 31% by properties located in the Pacific Southwest (California, Arizona and Nevada), approximately 15% in the Southeast (Florida, Georgia, North Carolina and South Carolina), approximately 5% in the North Atlantic (New York, Pennsylvania, New Jersey, Connecticut and Maryland) and approximately 12% by properties located in the Southwest (Texas and New Mexico). The face value of the real estate receivables generally range from $15,000 to $300,000, with 75 real estate receivables, aggregating approximately $119.1 million, in excess of this range. No individual contract or note is in excess of 2.0% of the total carrying value of all real estate receivables and less than 2% of the contracts and notes are subject to variable interest rates. Contractual interest rates generally range from 6% to 13% per annum, with approximately 87% of the face value of these receivables within this range. The weighted average contractual interest rate on the real estate receivables at June 30, 2001 was approximately 10.2%. Maturity dates ranged from 2001 to 2030.

                                       NUMBER OF    INTEREST RATES    CARRYING AMOUNT   DELINQUENT PRINCIPAL
DESCRIPTION                           RECEIVABLES    PRINCIPALLY      OF RECEIVABLES           AMOUNT
-----------                           -----------   --------------    ---------------   --------------------
RESIDENTIAL
First Mortgage > $100,000...........       303           8-12%          $ 51,342,343        $ 5,262,619
First Mortgage > $50,000 Less than
  $100,000..........................       775           8-12             51,544,807          2,996,837
First Mortgage Less than $50,000....     2,821           8-13             68,987,727          2,739,538
Second or Lower > $100,000..........         1            8-9                105,579                 --
Second or Lower > $50,000 Less than
  $100,000..........................         5           8-10                419,418                 --
Second or Lower Less than $50,000...        20           8-11                497,130                 --

COMMERCIAL
First Mortgage > $100,000...........       186           8-12            104,937,562          2,545,676
First Mortgage > $50,000 Less than
  $100,000..........................       184           8-11             13,253,701            647,751
First Mortgage Less than $50,000....       261           8-11              7,298,497            294,947
Second or Lower > $100,000..........         3            8-9                788,997                 --
Second or Lower > $50,000 Less than
  $100,000..........................         3           9-11                192,526                 --
Second or Lower Less than $50,000...         6           8-10                121,066                 --

FARM, LAND AND OTHER
First Mortgage > $100,000...........       111           8-14             44,447,657          1,298,918
First Mortgage > $50,000 Less than
  $100,000..........................       154           8-13             10,500,327            260,489
First Mortgage Less than $50,000....       789           8-12             16,213,831            333,975
Second or Lower > $100,000..........        --             --                     --                 --
Second or Lower > $50,000 Less than
  $100,000..........................        --             --                     --                 --
Second or Lower Less than $50,000...        --             --                     --                 --
Unrealized discounts, net of
  unamortized acquisition costs, on
  receivables purchased at a
  discount..........................                                     (14,158,800)                --
                                                                        ------------        -----------
CARRYING VALUE......................                                    $356,492,368        $16,380,750
                                                                        ============        ===========

    The principal amounts of receivables subject to delinquent principal or interest is defined as being in arrears for more than three months.

    The future contractual maturities of the aggregate amounts of receivables (face amount) are as follows:

                                      RESIDENTIAL     COMMERCIAL    FARM, LAND, OTHER
                                       PRINCIPAL      PRINCIPAL         PRINCIPAL       TOTAL PRINCIPAL
                                      ------------   ------------   -----------------   ---------------
July 2001 to September 2003.........  $ 15,600,359   $ 45,353,726      $30,092,080       $ 91,046,165
October 2003 to September 2005......    13,717,147     26,650,436        6,307,700         46,675,283
October 2005 to September 2007......    11,805,493      8,145,100        4,702,251         24,652,844
October 2007 to September 2010......    22,774,474     10,105,633        6,817,484         39,697,591
October 2010 to September 2015......    29,233,164      9,308,345        6,197,010         44,738,519
October 2015 to September 2020......    18,512,886      6,380,811       10,482,433         35,376,130
October 2020 and Thereafter.........    61,253,481     20,648,298        6,562,857         88,464,636
                                      ------------   ------------      -----------       ------------
                                      $172,897,004   $126,592,349      $71,161,815       $370,651,168
                                      ============   ============      ===========       ============

                  WESTERN UNITED LIFE ASSURANCE COMPANY, INC.
                              LOANS ON REAL ESTATE
                               SEPTEMBER 30, 2000

    At September 30, 2000, Western United held first priority liens associated with contracts and mortgage note receivables with a face value of approximately $333.2 million (99%) and second or lower priority liens of approximately
$2.5 million (1%). Approximately 33% of the face value of the Company's real estate receivables are collateralized by properties located in the Pacific Northwest (Washington, Alaska, Idaho, Montana and Oregon), approximately 26% by properties located in the Pacific Southwest (California, Arizona and Nevada), approximately 11% in the Southeast (Florida, Georgia, North Carolina and South Carolina), approximately 6% in the North Atlantic (New York, Pennsylvania, New Jersey, Connecticut and Maryland) and approximately 11% by properties located in the Southwest (Texas and New Mexico). The face value of the real estate receivables ranges principally from $15,000 to $300,000 with 76 real estate receivables, aggregating approximately $60.9 million, in excess of this range. No individual contract or note is in excess of 1.6% of the total carrying value of real estate receivables and less than 3% of the contracts and notes are subject to variable interest rates. Contractual interest rates principally range from 6% to 13% per annum with approximately 94% of the face value of these receivables within this range. The weighted average contractual interest rate on these real estate receivables at September 30, 2000 was approximately 10.3%. Maturity dates range from 2000 to 2030.

                                                              INTEREST       CARRYING     DELINQUENT
                                                NUMBER OF       RATES       AMOUNT OF      PRINCIPAL
DESCRIPTION                                    RECEIVABLES   PRINCIPALLY   RECEIVABLES      AMOUNT
-----------                                    -----------   -----------   ------------   -----------
RESIDENTIAL
First Mortgage > $100,000....................        350        8-12%      $ 61,178,974   $ 4,833,070
First Mortgage > $50,000.....................        868        8-12         58,831,110     3,173,147
First Mortgage < $50,000.....................      3,102        8-13         75,667,276     4,084,249
Second or Lower > $100,000...................          2         8-9            212,862            --
Second or Lower > $50,000....................          5        8-10            377,331            --
Second or Lower < $50,000....................         24        8-11            583,847            --

COMMERCIAL
First Mortgage > $100,000....................        211        8-12         59,756,140     3,743,396
First Mortgage > $50,000.....................        210        8-11         15,331,670       595,551
First Mortgage < $50,000.....................        278        8-11          7,981,516       250,236
Second or Lower > $100,000...................          3         8-9            836,261            --
Second or Lower > $50,000....................          4        9-11            262,036            --
Second or Lower < $50,000....................          9        8-10            220,794            --

FARM, LAND AND OTHER
First Mortgage > $100,000....................        114        8-14         27,650,012     2,234,373
First Mortgage > $50,000.....................        149        8-13         10,242,175       328,433
First Mortgage < $50,000.....................        838        8-12         16,502,070       366,704
Second or Lower > $100,000...................         --          --                 --            --
Second or Lower > $50,000....................         --          --                 --            --
Second or Lower < $50,000....................          1        8-10             49,100        47,493
                                                                           ------------
                                                                            335,683,174
Unrealized discounts, net of unamortized
  acquisition costs, on Receivables purchased
  at a discount..............................                                (4,904,979)           --
                                                                           ------------   -----------
CARRYING VALUE...............................                              $330,778,195   $19,656,652
                                                                           ============   ===========

    The principal amounts of receivables subject to delinquent principal or interest is defined as being in arrears for more than three months.

    The future contractual maturities as of September 30, 2000 of the aggregate amounts of receivables (face amount) are as follows:

                                       RESIDENTIAL    COMMERCIAL    FARM, LAND, OTHER
                                        PRINCIPAL      PRINCIPAL        PRINCIPAL       TOTAL PRINCIPAL
                                       ------------   -----------   -----------------   ---------------
October 2000 to September 2003.......  $ 20,723,446   $16,697,508      $13,304,322       $ 50,725,276
October 2003 to September 2005.......    15,611,836    20,324,432        7,079,221         43,015,489
October 2005 to September 2007.......    12,836,790     9,491,337        6,118,013         28,446,140
October 2007 to September 2010.......    26,172,079    10,512,283        6,788,702         43,473,064
October 2010 to September 2015.......    34,661,729    10,878,498        6,306,571         51,846,798
October 2015 to September 2020.......    17,102,125     4,259,720       11,714,998         33,076,843
October 2020 and Thereafter..........    66,977,261    15,755,805        2,366,498         85,099,564
                                       ------------   -----------      -----------       ------------
                                       $194,085,266   $87,919,583      $53,678,325       $335,683,174
                                       ============   ===========      ===========       ============

SERVICING AND DELINQUENCY EXPERIENCE

    Prior to April 2001, Metwest performed the servicing and collection functions related to our receivable portfolio in accordance with an established servicing agreement. In April 2001, as a result of Metropolitan's decision to stop performing loan servicing operations, we participated with some of our affiliates in a transaction with a wholly-owned subsidiary of Ocwen Financial Corporation (NYSE: OCN), where the servicing rights to approximately
$721 million receivables and foreclosed properties held for sale were transferred to Ocwen. Of the total transferred, we contributed approximately $560.6 million in receivables and foreclosed properties. In October 2001, we entered into a subservicing agreement, whereby Ocwen will provide servicing for the majority of the remaining receivable portfolio in addition to our future acquisitions of new receivables. As our servicer, Ocwen is responsible for all servicing related functions ranging from payment processing to the liquidation of property acquired as a result of foreclosure. Ocwen carries a level 2 Fitch servicer rating. According to Fitch, level 2 servicers have demonstrated high performance in all relevant categories. Moody's does not currently rate mortgage servicers; however, Moody's recognizes Ocwen as a highly qualified Subprime and Special Servicer. According to Ocwen's filings with the SEC, as of June 30, 2001, Ocwen serviced in excess of $15 billion in assets. Ocwen's primary business is the servicing and special servicing of nonconforming and subprime residential and commercial mortgage loans. Ocwen also specializes in the related development of loan servicing technology and software for the mortgage and real estate industries.

    The principal amount of our receivables collateralized by real estate (as a percentage of the total outstanding principal of receivables collateralized by real estate) that were in arrears for more than ninety days as of the following dates were:

June 30, 2001...............................................    4.6%
September 30, 2000..........................................    5.9%
September 30, 1999..........................................    6.7%
September 30, 1998..........................................    5.9%

    The principal amount of our non-guaranteed receivables collateralized by real estate (as a percentage of the total outstanding principal of receivables collateralized by real estate) that were in arrears for more than ninety days as of the following dates were:

June 30, 2001...............................................    3.9%
September 30, 2000..........................................    4.4%
September 30, 1999..........................................    3.7%
September 30, 1998..........................................    2.3%

    The increase in delinquency of non-guaranteed accounts since September 30, 1998 is the result of a reduction in the percentage of total accounts covered by the Metropolitan loan guarantee.

    The real estate receivables we acquire are A-, B and C credit receivables. Accordingly, in comparison to conventional "A" credit lenders, higher delinquency rates are expected, which we believe are generally offset by higher yields. The weighted average yields for our receivables collateralized by real estate were approximately 10.7%, 10.5% and 10.7% at September 30, 2000, 1999 and 1998.

ALLOWANCE FOR LOSSES ON REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE

    We establish an allowance for expected losses on real estate contracts and mortgage notes receivable based upon historical experience. We continually review the results of our resales of repossessed real estate to identify any market trends and to document our historical experience on these sales. We continually adjust our allowance for loss requirements, as appropriate, based upon the observed trends in foreclosures and subsequent losses on resale. The following table outlines our changes in the allowance for losses on real estate contracts and mortgage notes receivable held for investment:

                                             NINE MONTHS       FISCAL YEAR ENDED SEPTEMBER 30,
                                             ENDED JUNE    ---------------------------------------
                                              30, 2001        2000          1999          1998
                                             -----------   -----------   -----------   -----------
Beginning balance..........................  $ 5,380,212   $ 3,037,582   $ 2,347,734   $ 1,829,727
Provisions.................................    2,180,740     3,897,929     2,373,106     1,878,425
Charge-offs................................   (1,380,945)   (1,555,299)   (1,683,258)   (1,360,418)
                                             -----------   -----------   -----------   -----------
Ending balance.............................  $ 6,180,007   $ 5,380,212   $ 3,037,582   $ 2,347,734
                                             ===========   ===========   ===========   ===========
Percentage of ending balance of allowances
  to outstanding real estate contracts and
  mortgage notes receivable held for
  investment...............................          1.7%          1.6%          0.7%          0.5%
                                             ===========   ===========   ===========   ===========
Ratio of net charge-offs to average real
  estate contracts and mortgage notes
  receivable held for investment
  outstanding during the
  period...................................          0.7%          0.9%          1.1%          0.5%
                                             ===========   ===========   ===========   ===========

    The provision for losses on real estate contracts and mortgage notes receivable, including commercial loans, is determined as the amount required to establish the allowance at the level determined in accordance with the policy described above. Because primarily all of the receivables are collateralized by real estate, we consider our historical repossession rates and loss experience in determining the likelihood that receivables that are currently performing may become delinquent, and the loss that may be experienced should foreclosure become the means of satisfaction. We manage our risk of loss upon default through the underwriting process that reviews demographics, real estate market trends, property value and overall economic conditions related to the real property collateralizing a receivable. We do not expect that the loss experience related to the receivables will increase materially during the next full year of operations. The increase in the percentage of the allowances to the outstanding principal has increased as a result of (1) our adjustment of loss reserve assumptions during the fiscal year ended September 30, 2000 based on historical experience, and (2) the changing mix between guaranteed and non-guaranteed receivables as the result of real estate contracts and mortgage notes receivable acquired after the guarantee period.

REPOSSESSIONS

    In the course of our receivable investment activity, we acquire various parcels of real estate as a result of foreclosures and/or voluntary repossessions. It is our general policy to attempt to resell these properties at the earliest possible time following acquisition. Improvements are made to some properties for the purpose of preservation or restoration to maximize the resale price. The marketing status of all properties is reviewed at least monthly by a committee that includes both sales personnel and management. Generally, repossessed properties are resold within one year from the date of repossession.

    The estimated net realizable value (carrying value) of a repossessed property is determined as of the date of repossession of the property. It is based on a statistical valuation, a price opinion from a broker and/or an appraisal by a licensed independent appraiser, or by one of our licensed staff appraisers either at the time the receivable was purchased or at the time the property was repossessed. The current market value of real estate owned having a remaining balance in excess of $300,000 will be re-determined if the most recent current market value determination is more than 24 months old, or when events or changes in circumstances indicate that the carrying amount of the receivable may not be recoverable. Real estate owned with an outstanding loan equity balance of $300,000 or less is not required to be re-determined provided management is satisfied as to the value of the property.

    The following table presents specific information about our repossessed properties with estimated net realizable values of $100,000 or more that were held at June 30, 2001 and/or September 30, 2000.

                                       ESTIMATED
                                     NET REALIZABLE     ESTIMATED
                                         VALUE        NET REALIZABLE
                                     SEPTEMBER 30,        VALUE                        YEAR OF     TOTAL RENT
PROPERTY TYPE/STATE LOCATION              2000        JUNE 30, 2001    SALES PRICE   FORECLOSURE    RECEIVED
----------------------------         --------------   --------------   -----------   -----------   ----------
Commercial, New York...............    $  199,215       $  199,215     $       --        1998       $ 54,218
Commercial, New York...............       103,609               --         30,000        1999
House, Washington..................     1,197,052        1,197,052             --        1999
Condo, Maryland....................       325,499          325,499             --        1999         53,974
Commercial Land, Florida...........       144,798               --        160,000        1999
Commercial, Washington.............       534,246          544,241             --        1999
Commercial, New York...............       150,993               --         78,000        1999
House, Illinois....................       181,024               --        209,000        1999
House, Arizona.....................       267,957               --        370,000        1999
Commercial, Florida................       190,642               --         95,000        1999
Commercial, New York...............       174,325          174,325             --        1999
House, California..................       106,176               --        158,500        2000
Commercial, Texas..................       220,430               --        290,000        2000
Commercial Land, Florida...........       169,785          169,785             --        1999
Commercial, New York...............       174,412               --        115,000        1998          7,810
House, Washington..................       142,901               --        219,000        2000
Land, Utah.........................       105,043          105,043             --        1999
Residential Mobile Home,
  Colorado.........................       166,353               --        138,000        1999
House, Washington..................       232,136               --        200,000        1999
House, Washington..................       140,377               --        195,000        2000
House, Arkansas....................       122,197          122,260             --        1999
3 to 4 plex, New Jersey............       142,358               --        110,000        2000
House, Nevada......................       121,940               --        161,567        2000
Commercial, Oregon.................       105,054               --        119,000        2000
Commercial, Virginia...............       113,122          113,122             --        2000          6,854
Commercial, Texas..................            --          130,910             --        2001
Commercial, Florida................            --          142,618             --        2001
House, New York....................            --          112,032             --        2001
House, New York....................            --          123,094             --        2001
Land, California...................            --          178,737             --        2001
Farm, Washington...................            --        1,097,932             --        2001
Commercial, California.............            --          195,576             --        2001
Commercial, Florida................            --          953,836             --        2001
Commercial, New York...............            --          130,361             --        2001
Commercial, New York...............            --          184,099             --        2001
House, Montana.....................            --          131,827             --        2001
House, Texas.......................            --          186,074             --        2001
Land, Colorado.....................            --          132,801             --        2001
Land, Colorado.....................            --          169,646             --        2001
Land, Colorado.....................            --          201,101             --        2001
Land, Florida......................            --          115,789             --        2001             --
                                       ----------       ----------     ----------                   --------
                                       $5,531,644       $7,136,975     $2,648,067                   $122,856
                                       ==========       ==========     ==========                   ========

    For information regarding our activity in properties held for development, see "REAL ESTATE DEVELOPMENT."

RECEIVABLE SALES

    We sell pools of receivables when we consider it profitable to do so. Historically, the majority of our receivable sales have been through securitizations. We believe that, in addition to the profits that may be earned, the sale of receivables provides a number of benefits including allowing us to diversify our funding base, provide liquidity and possibly providing us with a lower cost of funds. The sale of receivables also allows us to continue to expand our investing activities without increasing our total asset size.

    Through September 30, 2000, we have participated as a co-sponsor in 13 real estate receivable securitizations with some of our affiliates. Generally, a securitization involves the sale of specified receivables to a bankruptcy remote single purpose trust. The trust issues certificates that represent an undivided ownership interest in the receivables transferred to the trust. Typically, the certificates consist of several different classes, which include classes of senior certificates, a class of residual interest certificates, and may also include intermediate classes of subordinated certificates. The rights of the senior certificate holders can be enhanced through several methods that include subordination of the rights of the subordinate and residual interests to receive distributions, or through the establishment of a reserve fund. In connection with securitizations, the senior certificates are sold to investors, which are generally institutional investors. The companies that sell their receivables to the trust receive a cash payment representing their respective interest in the sales price for the senior certificates and any subordinate certificates sold. The selling companies may also receive an interest in any unsold subordinate certificates. We did not participate in any new securitizations during fiscal year 2001, and do not anticipate participating in any new real estate backed securitizations during fiscal year 2002.

    In addition to sales through securitizations, we sell pools of receivables directly to purchasers, including our affiliates. These sales are typically without recourse, except for a period of time we are generally required to repurchase or replace any receivables that do not conform to the representations and warranties made at the time of sale.

    During the nine month period ended June 30, 2001, we sold portfolios of real estate receivables through both direct sales and the fulfillment of a September 30, 2000 securitization prefunding balance for proceeds of approximately $83.9 million and gains of $0.9 million. During that same period, we sold other receivables through direct sales for proceeds of approximately $2.9 million and losses of $0.3 million.

    During the year ended September 30, 2000, we sold portfolios of real estate receivables through both direct sales and securitizations for proceeds of approximately $417.6 million and gains of $3.2 million. During that same period, we sold other receivables through direct sales for proceeds of approximately $23.7 million and losses of $0.1 million.

    During the year ended September 30, 1999, we sold portfolios of real estate receivables through both direct sales and securitizations for proceeds of approximately $447.8 million and gains of $6.7 million. During that same period, we sold other receivables through both direct sales and securitizations for proceeds of approximately $25.6 million and gains of $0.6 million.

    During the year ended September 30, 1998, we sold portfolios of real estate receivables through both direct sales and securitizations for proceeds of approximately $240.7 million and gains of $1.8 million. During that same period, we sold other receivables for proceeds of approximately $32.9 million and gains of $1.0 million.

SECURITIES INVESTMENTS

    The following table outlines the nature and carrying value of securities investments held by us at June 30, 2001:

                                                                       HELD-TO-
                                                  AVAILABLE-FOR-SALE   MATURITY
                              TRADING PORTFOLIO       PORTFOLIO        PORTFOLIO      TOTAL       PERCENTAGE
                              -----------------   ------------------   ---------   ------------   ----------
Total Amount................     $54,160,376         $259,792,776      $      0    $313,953,152      100.0%
                                 ===========         ============      =========   ============      =====
% Invested in:
  Fixed Income..............     $38,406,931         $257,016,727      $     --    $295,423,658       94.1%
  Equities..................      15,753,445            2,776,049             0      18,529,494        5.9
                                 -----------         ------------      ---------   ------------      -----
                                 $54,160,376         $259,792,776      $      0    $313,953,152      100.0%
                                 ===========         ============      =========   ============      =====
% Fixed Income:
  Taxable...................     $38,406,931         $257,016,727      $     --    $295,423,658      100.0%
  Non-taxable...............              --                   --            --              --         --
                                 -----------         ------------      ---------   ------------      -----
                                 $38,406,931         $257,016,727      $     --    $295,423,658      100.0%
                                 ===========         ============      =========   ============      =====
% Taxable:
  U.S. Government...........     $        --         $ 36,012,678      $     --    $ 36,012,678       12.2%
  Corporate.................      38,406,931          221,004,049            --     259,410,980       87.8
                                 -----------         ------------      ---------   ------------      -----
                                 $38,406,931         $257,016,727      $     --    $295,423,658      100.0%
                                 ===========         ============      =========   ============      =====
% Corporate:
  AAA.......................     $15,981,962         $ 30,612,741      $     --    $ 46,594,703       17.9%
  AA........................              --           27,235,215            --      27,235,215       10.5
  A.........................       3,477,645           54,574,090            --      58,051,735       22.4
  BBB.......................       6,634,274           82,788,269            --      89,422,543       34.5
  BB........................      10,296,448           20,812,475            --      31,108,923       12.0
  B.........................       2,016,602            4,973,332            --       6,989,934        2.7
  Below investment grade....              --                7,927            --           7,927        0.0
                                 -----------         ------------      ---------   ------------      -----
                                 $38,406,931         $221,004,049      $     --    $259,410,980      100.0%
                                 ===========         ============      =========   ============      =====
% Corporate:
  Mortgage- and
    asset-backed............     $38,406,931         $ 95,342,210      $     --    $133,749,141       51.6%
  Finance...................              --           18,575,897            --      18,575,897        7.2
  Industrial................              --          100,968,637            --     100,968,637       38.9
  Utilities.................              --            6,117,305            --       6,117,305        2.3
                                 -----------         ------------      ---------   ------------      -----
                                 $38,406,931         $221,004,049      $     --    $259,410,980      100.0%
                                 ===========         ============      =========   ============      =====

    Our securities investments are subject to the direction and control of an investment committee appointed by our Board of Directors. All of these investments must comply with applicable state insurance laws and regulations. Our Board of Directors has authorized us to use financial futures instruments for the purpose of hedging interest rate risk relative to the securities portfolio or potential trading situations. In both cases, the futures transaction is intended to reduce the risk associated with price movements for a balance sheet asset. Securities may be sold "short" (the sale of securities that are not currently in the portfolio and therefore must be purchased to close out the sale agreement) as another means of hedging interest rate risk to benefit from an anticipated movement in the financial markets. At June 30, 2001, September 30, 2000 and September 30, 1999, we had no open hedging positions relative to hedging our securities portfolio.

    We have retained investments in some of the subordinate classes of securities from our securitizations having an estimated fair value of approximately $65.0 million, $80.4 million and $73.7 million at June 30, 2001, September 30, 2000 and September 30, 1999, respectively.

    At June 30, 2001, September 30, 2000 and September 30, 1999, amounts in the trading portfolio, at market value, were $54.2 million, $60.4 million and $44.5 million, respectively. At June 30, 2001, September 30, 2000 and
September 30, 1999, amounts in the available-for-sale portfolio, at market value, were $259.8 million, $165.9 million, and $116.8 million, respectively. The available-for-sale portfolio had net unrealized losses of approximately $3.7 million at June 30, 2001, $13.3 million at September 30, 2000 and
$6.1 million at September 30, 1999. In the held-to-maturity portfolio, net unrealized gains were approximately $0.4 million at September 30, 2000 and net unrealized losses were $0.2 million at September 30, 1999. See "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Note 2."

METHOD OF FINANCING

    We finance our business operations and growth with the proceeds from the sale of annuity and life insurance products, the sale of receivables, receivable cash flows, the sale of equity securities to affiliates, a secured line of credit agreement, reverse repurchase agreements, the sale of real estate and securities portfolio earnings.

    We have a secured line of credit agreement with the Federal Home Loan Bank of Seattle ("FHLB"). When an institution becomes a stockholder in the FHLB, it can borrow from the FHLB at a stock to borrowing ratio of 1 to 20. At June 30, 2001, we had a stock investment in the FHLB of approximately $3.0 million, which resulted in a borrowing capacity of approximately $60.9 million, subject to collateral requirements. The collateral eligible to be used to secure the borrowing is predefined by the FHLB and generally consists of eligible securities and mortgage loans. Each type of collateral has a minimum pledge requirement that ranges from 100% to 125%. At June 30, 2001, we had pledged $67.3 million in eligible collateral with a market value of $65.3 million resulting in a borrowing potential of $45.8 million. At June 30, 2001, we had $22.0 million in outstanding borrowings leaving an unused borrowing potential of $23.8 million.

    Historically, we have issued preferred stock and surplus notes only to our affiliates. Proceeds of preferred stock issuances less repayment of surplus notes were $5.0 million during the nine-month period ended June 30, 2001, $3.8 million during the fiscal year ended September 30, 2000 and $15.8 million during the fiscal year ended September 30, 1999. The liquidation preference of outstanding preferred stock at June 30, 2001 was $39.6 million. The affiliates that hold the preferred stock are entitled to receive dividends when and as declared by our Board of Directors, out of the net earnings available for dividends. The base dividend rate (prime plus 1%) is determined annually by our Board of Directors and dividends payable on the preferred stock have priority to the payment of common stock dividends. The preferred stock may be redeemed in whole or in part at our option at a redemption price of not less than par value. We paid $1.0 million in preferred stock dividends during the fiscal year ended September 30, 1999, $3.0 million during the fiscal year ended September 30, 2000 and $2.9 million during the nine-month period ended June 30, 2001. The average monthly dividend rate during the nine-month period ended June 30, 2001 was 10.17%.

    In order to increase liquidity, we may occasionally sell a group of securities to a broker-dealer under the provision that we will buy them back by a predetermined date for a specific price (i.e., reverse repurchase agreement). The difference between the amount we receive for the securities and the amount we will pay the broker-dealer when buying them back represents the interest. At June 30, 2001, we did not have any reverse repurchase agreements outstanding.

    The following table summarizes our anticipated annual cash principal and interest obligations on secured credit lines and the anticipated annual cash dividend requirements on the preferred stock issued to affiliates as of June 30, 2001 for the indicated periods:

                                                                STOCK
                                                SECURED       PREFERRED
FISCAL YEAR ENDING SEPTEMBER 30               CREDIT LINES   DIVIDENDS(1)    TOTAL
-------------------------------               ------------   ------------   --------
                                                      (DOLLARS IN THOUSANDS)
2001........................................    $ 3,121        $ 4,158      $ 7,279
2002........................................      1,621          4,158        5,779
2003........................................      1,621          4,158        5,779
2004........................................      1,621          4,158        5,779
2005........................................      9,403          4,158       13,561
2006........................................      1,038          4,158        5,196
                                                -------        -------      -------
                                                $18,425        $24,948      $43,373
                                                =======        =======      =======

------------------------

(1) Based on June 30, 2001 dividend rate of 10.5%

    Additionally, a portion of our annuities may reprice annually, which could cause termination of annuities subject to a surrender charge. In the event of termination, our expected cash outlays will increase.

REAL ESTATE DEVELOPMENT

    From time to time, we may acquire development properties through a purchase from Metropolitan or other third parties. The development or improvement of properties is undertaken for the purpose of enhancing values to increase marketability and to maximize profit potential.

    Substantially all of the development activity is performed for us by Summit Property Development, one of our affiliates. During the nine months ended
June 30, 2001 and for the fiscal year ended September 30, 2000, we paid approximately $0.3 million and $1.0 million in fees, respectively, to Summit Property Development for property development activities.

    We realized $0.2 million in gains on development property sales of $1.1 million during the nine month period ended June 30, 2001, $2.0 million in gains on sales of $8.2 million during the fiscal year ended September 30, 2000, gains of $0.5 million on sales of $4.2 million during the fiscal year ended September 30, 1999 and gains of $0.3 million on sales of $1.6 million during the fiscal year ended September 30, 1998. There can be no assurance that we will be successful in our future development and sales plans and we may modify these plans at our sole discretion.

    THE LIBERTY LAKE PROPERTIES

    We acquired property, located east of Spokane, Washington near Liberty Lake, from Metropolitan during the fiscal year ended September 30, 1998. During the fiscal year ended September 30, 1998, we sold three parcels of property for proceeds of $1.4 million and gains of $0.2 million. During the fiscal year ended September 30, 1999, we sold three parcels of property for proceeds of $2.8 million and gains of $0.4 million. During the fiscal year ended
September 30, 2000, we sold five parcels of property for proceeds of $6.6 million and gains of $1.9 million. During the nine-month period ended
June 30, 2001, we sold four parcels of property for $1.1 million and gains of $0.2 million. At June 30, 2001, the carrying value of the remaining parcel was $2.9 million. This 19.7 acre parcel is located within the MeadowWood master-planned community, which includes residential, commercial and industrial properties.

    AIRWAY BUSINESS CENTRE

    Airway Business Centre consists of commercial/industrial-zoned property acquired from Metropolitan during the fiscal year ended September 30, 1998. The property is located in the City of Airway Heights, Washington approximately 10 miles west of downtown Spokane. The property has approximately one-half mile of frontage on U.S. Highway 2, a regional east/west transportation route. Current improvements to the property include the construction of public streets to serve the various parcels created, extension of private streets within the western portion of the project, a right-turn access off of Highway 2, utility extensions to serve interior parcels and a traffic signal at the project's main intersection. During the fiscal years ended September 30, 2000, 1999 and 1998, we sold a total of five parcels of property for $1.6 million and gains of $0.2 million. The carrying value of the Center as of June 30, 2001 was $3.5 million on 93.44 remaining acres.

    BROADMOOR PARK RV CENTER

    The Broadmoor Park RV Center, located in Pasco, Washington, was acquired from Metropolitan during the fiscal year ended September 30, 1997. The facility, which was built for lease to Broadmoor RV and Truck Center, was sold during the fiscal year ended September 30, 2000 for proceeds of $1.5 million and gains of $24,000.

    SPOKANE VALLEY PLAZA

    The Spokane Valley Plaza property, which was acquired from Metropolitan during the fiscal year ended September 30, 1998, is located near the Sullivan Road and Interstate 90 freeway interchange east of Spokane, Washington and consists of 12.55 acres. The following leases have been executed on three buildings constructed on 6.82 acres:

                                                AREA-SQUARE                                  EXPIRATION
LEASES                                             FEET       ANNUAL RENT   OCCUPANCY DATE      DATE
------                                          -----------   -----------   --------------   ----------
Michaels' Craft Supply........................     23,697       $260,663         1/1/99         2/2/09
Ross Dress for Less...........................     30,187        286,777         9/1/99        1/31/10
Fashion Bug...................................      8,057         88,627        9/15/99        9/30/04
Corral West Ranchwear.........................      7,057         70,800         4/1/99        4/30/04
Cricket Communications........................      2,289         36,624        4/30/01        4/30/04
Sally's Beauty Supply.........................      1,507         24,866        12/1/99       12/31/04
Cigarettes Cheaper............................      1,507         24,866        11/6/99       10/31/02

    The carrying value of this property as of June 30, 2001 was $11.7 million, which included the cost of buildings built for Michael's Craft Supply, Ross Dress for Less, and a building for the Fashion Bug, Corral West Ranchwear, Sally's Beauty Supply, Cricket Communications and Cigarettes Cheaper. At
June 30, 2001, approximately 12.6 acres of this development remained unsold or leased.

    SUNSET BEACH

    In June 2001, we acquired 19.1 acres of development property on the North Shore of Oahu, Hawaii for $7.5 million. Through fiscal year 2002, we plan on developing the property into a 29 lot residential subdivision at an additional cost of approximately $3.0 million. The carrying value of this property as of June 30, 2001 was $7.9 million.

    The following table presents additional information about our investments in and sales of real estate held for sale and development:

                                                     NINE MONTHS
                                                        ENDED      YEAR ENDED OR AT SEPTEMBER 30,
                                                      JUNE 30,     ------------------------------
                                                        2001         2000       1999       1998
                                                     -----------   --------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
REAL ESTATE HELD FOR SALES AND DEVELOPMENT
  Investment Property Held for Sale and
    Development....................................   $ 25,904     $ 17,931   $ 19,915   $ 18,785
  Real estate acquired in satisfaction of debt and
    foreclosures in process........................     16,843       15,384     18,385     16,795
                                                      --------     --------   --------   --------
  Net balance......................................   $ 42,747     $ 33,315   $ 38,300   $ 35,580
                                                      ========     ========   ========   ========
SUMMARY OF CHANGES
  Balance at beginning of year.....................   $ 33,315     $ 38,300   $ 35,580   $ 12,559
  Additions and improvements:
    Development and repossessed real estate........     20,400       20,806     25,112     36,456
    Depreciation...................................       (201)        (300)       (85)       (36)
  Cost of real estate sold:
    Real estate....................................    (10,767)     (25,491)   (22,307)   (13,399)
                                                      --------     --------   --------   --------
  Balance at end of year...........................   $ 42,747     $ 33,315   $ 38,300   $ 35,580
                                                      ========     ========   ========   ========
GAIN (LOSS) ON SALE OF REAL ESTATE
  Real Estate:
    Sales..........................................   $ 11,005     $ 28,225   $ 24,271   $ 14,455
    Equity basis...................................    (10,767)     (25,491)   (22,307)   (13,399)
                                                      --------     --------   --------   --------
    Total gain on sale of real estate..............   $    238     $  2,734   $  1,964   $  1,056
                                                      ========     ========   ========   ========

    ALLOWANCE FOR LOSSES ON REAL ESTATE HELD FOR SALE

    The following table summarizes changes in our allowance for losses on real estate held for sale:

                                                NINE MONTHS
                                                   ENDED        FISCAL YEAR ENDED SEPTEMBER 30,
                                                 JUNE 30,     ------------------------------------
                                                   2001          2000         1999         1998
                                                -----------   ----------   -----------   ---------
Beginning balance.............................  $1,442,424    $1,383,575   $   358,810   $ 749,678
Increase due to:
  Provisions..................................     965,779       408,568     2,926,948     388,153
  Charge-offs.................................    (523,047)     (349,719)   (1,902,183)   (779,021)
                                                ----------    ----------   -----------   ---------
Ending balance................................  $1,885,156    $1,442,424   $ 1,383,575   $ 358,810
                                                ==========    ==========   ===========   =========

    Loss provisions for real estate held for sale are calculated as the difference between the estimated net realizable value at the measurement date and the estimated net realizable value at the foreclosure date. At foreclosure, the carrying value of the real estate held for sale is adjusted to the lower of cost or net realizable value. Any subsequent reduction in the estimated net realizable value is charged to operations through provision for losses. The increase in the allowance for losses from September 30, 1998 to June 30, 2001 was primarily due to an increase in the population of non-guaranteed real estate held for sale that were acquired through foreclosure on loans acquired after the guarantee period.

COMPETITION

    COMPETITION FOR RECEIVABLE ACQUISITION

    We compete with other financial institutions including various real estate financing firms, real estate brokers, banks and individual investors for the receivables we acquire. In receivable acquisitions, we compete with financial institutions, many of which are larger, have access to more resources and greater name recognition. We believe that we are one of the largest investors in seller-financed receivables in the United States. We believe the primary competitive factors are the amounts offered and paid to receivable sellers and the speed in which the processing and funding of the transaction can be completed. Competitive advantages enjoyed by us, through our affiliation with Metropolitan, include:

    (1) our access to markets throughout the United States;

    (2) our affiliate's BrokerNet software;

    (3) our flexibility in structuring receivable acquisitions;

    (4) our long history in the business; and

    (5) our in-house capabilities for processing and funding transactions.

To the extent other competing receivable investors may develop faster closing procedures, more flexible investment policies, or other attributes that are more desirable to receivable sellers, they may experience a competitive advantage.

    We compete with other investors in our lottery prize, structured settlement and annuity acquisitions. Competitive forces have substantially decreased the yields available on new lottery prize acquisitions, structured settlements and annuities. We compete in the secondary market as sellers of pools of receivables (both direct sales and sales through securitization). This market is a multi-billion dollar market and includes competitors with access to greater resources, greater volumes and economies of scale, and better name recognition. Our securities products face competition for investors from other securities issuers, many of which are much larger and have greater name recognition.

    COMPETITION FOR ANNUITY AND LIFE INSURANCE SALES

    The annuity and life insurance business is highly competitive. We compete with other financial institutions including ones with greater resources and greater name recognition. Premium rates, annuity yields and commissions to agents are particularly sensitive to competitive forces. We believe that we are in an advantageous position in this regard because of our earnings capability through investments in receivables compared to that of most other life insurance companies. Additionally, we believe the primary competitive factors among life insurance companies for investment-oriented insurance products, like annuities, include product flexibility, net return after fees, innovation in product design, the claims-paying ability rating and the name recognition of the issuing company, the availability of distribution channels and service rendered to the customer before and after a policy or contract is issued. Other factors affecting the annuity business include the benefits, including before-tax and after tax investment returns, and guarantees provided to the customer and the commissions paid to the agent.

REGULATION

    We are subject to the Insurance Holding Company Act (the "Act") as administered by the OIC. This Act regulates transactions between insurance companies and their affiliates. It requires that we provide notification to the OIC of various transactions between our affiliates and us. In some instances, the OIC's approval is required before a transaction with an affiliate can be consummated.

    We are also subject to extensive regulation and supervision by the OIC as a Washington-domiciled insurer, and to a lesser extent by all of the other states in which we operate. These regulations are directed toward supervision of things like granting and revoking licenses to transact business on both the insurance company and agency levels, approving policy forms, setting dividend levels, prescribing the nature and amount of permitted investments, establishing solvency standards and conducting extensive periodic examinations of insurance company records. These regulations are intended to protect annuity contract holders and insurance policy owners rather than investors in an insurance company.

    All states in which we operate have laws requiring solvent life insurance companies to pay assessments to a guaranty fund to protect the interests of policyholders of insolvent life insurance companies. Assessments are levied on all member insurers in each state based on a proportionate share of premiums written by member insurers in the lines of business in which the insolvent insurer engaged. A portion of these assessments can be offset against the payment of future premium taxes. However, future changes in state laws could decrease the amount available for offset.

    Dividend restrictions are imposed on us by regulatory authorities. These restrictions are limited to unassigned statutory surplus. The amount of dividends available for distribution without regulatory approval was $8.0 million at June 30, 2001. An adverse change in these regulations could affect our ability to pay dividends to you.

    For statutory purposes, our capital and surplus and ratio of capital and surplus to admitted assets were as follows for the dates indicated:

                                                                              AS OF DECEMBER 31,
                                                     AS OF JUNE 30,    --------------------------------
                                                          2001           2000        1999        1998
                                                     --------------    --------    --------    --------
Capital and Surplus (Millions).....................      $73.3          $65.9       $59.7       $59.8
Ratio of Capital and Surplus to Admitted Assets....        7.5%           7.3%        6.7%        6.8%

    In 1993, the State of Washington enacted the Risk-Based Capital Model law, which requires an insurance company to maintain minimum amounts of capital and surplus based on complex calculations of risk factors that encompass the invested assets and business activities of the insurance company. Our capital and surplus levels exceeded the calculated minimum requirements at our statutory reporting period ended December 31, 2000.

FACILITIES

    Our principal offices are located in Spokane, Washington at 916 West 1st Avenue, in a 61,540 square-foot facility we own. We also maintain regional offices in Boise, Idaho and Vancouver, Washington. We believe that our facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed.

EMPLOYEES

    At June 30, 2001, we had a total of 52 full-time employees. None of our employees are covered by a collective bargaining agreement, and we believe that our relations with our employees are good. In addition to employees that work solely for us, from time to time, we use the services of some of the employees of Metropolitan, our parent entity and reimburse Metropolitan for the cost of those services under an inter-company cost sharing agreement.

LEGAL PROCEEDINGS

    We are not currently subject to any material legal proceedings outside of the ordinary course of our business. We may, from time to time, become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Our directors, executive officers and key employees and their respective ages as of June 30, 2001 are as follows:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
John Van Engelen..........................     49      President and Director

C. Paul Sandifur, Jr......................     59      Vice President and Director

William Zehner............................     54      Vice President and Actuary

David Luhn................................     42      Vice President and Controller

Linda Mason...............................     49      Vice President Administration

Dale Whitney..............................     54      Vice President

Scott Cordell.............................     52      Vice President

Reuel Swanson.............................     62      Secretary and Director

Joseph Christensen........................     34      Treasurer

Irv Marcus................................     77      Director

    All directors currently hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. All executive officers are elected annually by the board of directors and serve at the discretion of the board of directors and until their successors are elected and qualified. There are no family relationships between any of our directors or executive officers.

    JOHN VAN ENGELEN, President. Mr. Van Engelen joined Western United in 1984 as its underwriting manager, and was appointed Vice President--Underwriting shortly after that. From 1987 to 1994, he was Vice President of sales. During 1994 he was appointed president of Western United. Prior to joining Western United, Mr. Van Engelen worked in the insurance industry and in corporate and public accounting. He holds the following certifications: CPA, CFP, CLU, CHFC and FLMI. He is a member of the American Institute of Certified Public Accountants, Society of Financial Service Professionals, National Association of Insurance and Financial Advisors and a board member of the New Mexico Life and Health Guaranty Fund.

    C. PAUL SANDIFUR, JR., Vice President and Director. Mr. Sandifur has been Vice President and Director of Western United since 1980. Mr. Sandifur is also the President, Chief Executive Officer and Chairman of the Board of Metropolitan Mortgage & Securities Co., Inc. He is also a director and officer of most of Metropolitan's subsidiary companies. Mr. Sandifur was a real estate salesman with Diversified Properties in Kennewick, Washington during 1977 and 1978, and then with Century 21 Real Estate in Kennewick. In June 1979, he became an associate broker with Red Carpet Realty in Kennewick before rejoining Metropolitan in 1980. Mr. Sandifur was born in Spokane, Washington, and received his baccalaureate degree in Psychology from Whitman College in Walla Walla, Washington. He pursued graduate studies at the University of California, Berkeley, San Jose State University and San Francisco State University.

    WILLIAM ZEHNER, Vice President and Actuary. Mr. Zehner joined Western United in 1997 as its actuary, and was appointed Vice President and Actuary in 1999. Prior to joining Western United, Mr. Zehner worked in the insurance industry in various actuarial capacities for over twenty-five years. He is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries in addition to holding CLU and FLMI certifications. Mr. Zehner holds a Bachelor of Arts Degree in Mathematics from the University of Delaware in Newark, Delaware and a Master of Science Degree in Mathematics from Rensselaer Polytechnic Institute in Troy, New York.

    DAVID LUHN, Vice President and Controller. Mr. Luhn joined Metropolitan in 1985 as a tax accountant and also served as statutory accounting manager for Western United from 1989 through 1991. In 1991 he became the investment accountant for Western United and other companies in the Metropolitan group of companies. In 1996 he was appointed our Controller and in 1998 he was appointed Vice President of Western United. In June of 2001 he also became the Controller for the insurance operations for our insurance affiliates, Old Standard and Old West. Mr. Luhn graduated in 1982 from Oregon State University with a bachelor's degree in Business Administration and prior to joining Metropolitan he worked in the public accounting sector from 1982 to 1984.

    LINDA MASON, Vice President--Administration. Ms. Mason joined Western United in 1984 and in 1987 became manager of underwriting and claims administration. She was appointed Vice President--Administration in September of 1997 and manages Western United's insurance operation functions. Ms. Mason maintains insurance industry designations of Fellow Life Management Institute and Associate Insurance Regulatory Compliance administered by the Life Organization Management Association.

    DALE WHITNEY, Vice President. Mr. Whitney joined Western United in 1989 as a regional sales manager overseeing sales and marketing of Western United's annuity and life insurance products. In 1994 he was appointed Vice President--Sales. Mr. Whitney is a member of the National Life Underwriters Association, the Western Agents and Officers Association and holds the CLU and ChFC designations.

    SCOTT CORDELL, Vice President. Mr. Cordell joined Western United in 1981 as a manager of our insurance and annuity policy-servicing department. In 1994 he became regional sales manager and subsequently became manager of our advanced underwriting and product development department. In 1992 he was appointed Vice President of Western United. Mr. Cordell graduated in 1971 from Brigham Young University with a bachelor's degree in Business Management. Mr. Cordell is a member of the Society of Financial Service Professionals and has served as the immediate and past President of the Spokane Chapter. Mr. Cordell is a member of the National Association of Insurance and Financial Advisors and a member of the National Tax Sheltered Accounts Association. Mr. Cordell also holds the CLU, ChFC and FLMI designations.

    REUEL SWANSON, Secretary and Director. Mr. Swanson has been the Secretary and a Director of Western United since 1972. Mr. Swanson is also a Director and Secretary of various affiliate companies of Western United. Mr. Swanson received his Master of Accounts degree in 1962 from Kinman Business University and his Masters in Business Administration from City University located in Seattle in 1984.

    JOSEPH CHRISTENSEN, Treasurer. Mr. Christensen joined Metropolitan in October 2000 as Chief Investment Officer and in April of 2001, he was elected Treasurer of Western United. From 1997 through 2000 he was with SAFECO Asset Management Company in Seattle, Washington, as Portfolio Manager, administering their intermediate portfolio of structured securities, comprising approximately

$4 billion of a $16 billion taxable fixed income portfolio. He was also co-manager of the SAFECO GNMA Mutual Fund. Prior to that he worked at Wells Fargo Bank, N.A., where he was Vice President of Treasury/Global Funding, investing for the bank's $13 billion fixed income portfolio. Mr. Christensen holds a Master of Business Administration from the William E. Simon Graduate School of Business Administration in Rochester, New York and a Bachelor of Science in Business Administration from California State University in Chico, California.

    IRV MARCUS, Director. Mr. Marcus has been a Director of Western United since 1995. Mr. Marcus had been an officer of Metropolitan from 1974 until his retirement in 1995. At retirement, he was Senior Vice President, a title that he had held since 1990, and during which time he supervised Metropolitan's receivable investing operations. He had previously been a loan officer with Metropolitan and has over 25 years' experience in the consumer finance business. He continues as a Director following his retirement with both Metropolitan and Western United.

COMPENSATION OF DIRECTORS

    We do not currently compensate our directors for serving in their capacity as members of our board of directors.

EXECUTIVE COMPENSATION

    The following table contains information concerning compensation that we paid for services in all capacities awarded to, earned by or paid to our President and each of our other executive officers whose aggregate compensation exceeded $100,000 during the three years ended September 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                             BONUS/         OTHER
NAME AND PRINCIPAL POSITION                            YEAR      SALARY    COMMISSIONS   COMPENSATION
---------------------------                          --------   --------   -----------   ------------
John Van Engelen...................................    2000     $164,521         --              --
  President                                            1999      159,194         --              --
                                                       1998      121,678         --              --

C. Paul Sandifur, Jr.(1)...........................    2000      500,088     $4,500         $17,000
  Vice President                                       1999      437,500         --              --
                                                       1998      316,734         --              --

William Zehner.....................................    2000      131,502         --              --
  Vice President                                       1999      124,465         --              --
                                                       1998      113,616         --              --

Dale Whitney.......................................    2000      189,218         --              --
  Vice President                                       1999      150,335         --              --
                                                       1998      126,837         --              --

Scott Cordell......................................    2000      115,730         --              --
  Vice President                                       1999      112,571         --              --
                                                       1998      102,914         --              --

Jon McCreary(1,2)..................................    2000      121,621         --              --
  Treasurer                                            1999      112,000         --              --
                                                       1998       93,667         --              --

------------------------

(1) The executive officer aggregate compensation is paid by Metropolitan during the fiscal years specified in the above table. Metropolitan charges us for executive officer management services in accordance with a General Support Services and Rental Agreement.

(2) Mr. McCreary resigned in July of 2000.

OPTION GRANTS

    There are currently no outstanding options to acquire our common stock and no options have been granted to any of our directors or executive officers during the last three fiscal years.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our bylaws include a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

    - for any transaction from which the director derived an improper personal benefit.

    Our bylaws also provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Washington law, subject to very limited exceptions; and

    - we must advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Washington law, subject to very limited exceptions.

    In addition, our directors and officers are covered by the director and officers' insurance policy of Metropolitan, our parent company.

    The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood or derivative litigation against directors and officers, even though that action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

    There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

    The following table shows information regarding the beneficial ownership of our common stock as of October 15, 2001:

                                                                 SHARES OF          PERCENTAGE
NAME                                                          COMMON STOCK(2)   BENEFICIALLY OWNED
----                                                          ---------------   ------------------
C. Paul Sandifur, Jr.(1)....................................     2,981,745              100%
John Van Engelen............................................             0               --
William Zehner..............................................             0               --
Reuel Swanson...............................................             0               --
Irv Marcus..................................................             0               --
Consumers Insurance Company(1)..............................     1,886,792             63.3%
Metropolitan Mortgage & Securities Co., Inc.(1).............     2,915,707             97.8%
Directors and Executive Officers as a group(1) (10
  persons)..................................................     2,981,745              100%

------------------------

(1) The shares beneficially owned by Mr. Sandifur are owned through his ownership of Metropolitan Mortgage & Securities Co., Inc. and National Summit Corp. Metropolitan Mortgage directly owns 1,094,953 shares of Western United common stock, or 36.7% of the outstanding shares. The remaining 1,886,792 shares, or 63.3% of the outstanding common stock is owned directly by Consumers Insurance Company. All of the outstanding common stock of Consumers Insurance Company is held by Consumers Group Holding Co., Inc. The outstanding common stock of Consumers Group is owned 96.5% by Metropolitan Mortgage and 3.5% by Summit Securities, Inc. All of the outstanding common stock of Summit Securities is owned by National Summit Corporation. All of the outstanding common stock of National Summit is owned by C. Paul Sandifur, Jr.

(2) None of our directors or executive officers own any class of our equity securities other than our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During the fiscal years ended September 30, 2000, 1999 and 1998, we had the following related-party transactions with our parent, Metropolitan, and other affiliates.

                                                         2000           1999           1998
                                                     ------------   ------------   ------------
Real estate contracts and mortgage notes receivable
  and other receivable investments purchased from
  affiliates.......................................  $494,754,295   $527,210,140   $392,093,093

Real estate contracts and mortgage notes receivable
  and other receivable investments sold to
  affiliate........................................   251,125,506    292,617,517    198,355,645

Net ceding of life and annuity products to
  affiliate........................................     8,691,431     39,447,283     22,585,528

Net change in indebtedness of affiliates to Western
  United...........................................    (4,483,632)     1,754,025     (1,703,209)

Net interest and dividends paid to affiliates on
  preferred stock and surplus notes................     3,283,343      3,562,884      3,654,500

Repayment of surplus notes to affiliates...........     9,450,000     21,350,000             --

Issuance of preferred stock to affiliates..........     9,450,000     25,150,000             --

Interest received from affiliates on indebtedness
  of affiliates to Western United..................     2,145,418      2,115,266      2,215,006

Real estate contract acquisitions, investment
  servicing and other administrative overhead......    10,725,674     18,900,237     15,678,199

Real estate development services paid to
  affiliates.......................................     1,051,325      1,147,514        673,169

    At September 30, 2000 and 1999, we had non-secured receivables due from affiliates of approximately $8.6 million and $9.4 million, respectively.

    Summit Property Development, Inc., a wholly owned subsidiary of Summit Securities, Inc., one of our affiliates, provides real estate development services to us for a fee. These services may include the following: sales, marketing, market analysis, architectural services, design services, subdividing properties and coordination with regulatory groups to obtain the approvals which are necessary to develop a particular property.

    Real estate contract acquisitions, investment servicing and other administrative services are governed by two separate inter-company agreements executed between Western United and Metropolitan. We believe that the charges incurred are reasonable and result in the payment to Metropolitan of all significant direct expenses incurred on our behalf.

    We entered into a reinsurance agreement with Old Standard, which became effective July 1, 1998 and remained in effect on the date of this prospectus. Under this agreement, we reinsured with Old Standard 75% of the risk on various annuity products. The reinsurance agreement is an ongoing arrangement with no stated expiration or termination date, although either party may stop and restart at their discretion upon providing a 30-day advance written notice. We receive an annual fee of 0.40% on the cash value of the reinsured policies from Old Standard for servicing the reinsured policies in addition to ceding allowances equal to the actual commission plus 1.5% of the premium.

    Indebtedness of related parties consisted of the following:

                                                                              SEPTEMBER 30,
                                                                        -------------------------
                                                        JUNE 30, 2001      2000          1999
                                                        -------------   -----------   -----------
Note receivable from Metropolitan Mortgage, interest
  at prime plus 1%, due December 27, 2015;
  collateralized by commercial property located in
  Pasco, Washington...................................   $ 8,601,840    $ 8,784,393   $ 9,017,061

Note receivable from Metropolitan Mortgage, interest
  at 10.5% per annum, due January 1, 2010;
  collateralized by commercial property located in
  Spokane, Washington.................................    11,470,135     11,749,036            --

Note receivable from Metropolitan Mortgage, interest
  at 8.75% per annum; collateralized by real estate
  contracts receivable................................            --             --    16,000,000
                                                         -----------    -----------   -----------

                                                         $20,071,975    $20,533,429   $25,017,061
                                                         ===========    ===========   ===========

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    This offering consists of 2,000,000 shares of Variable Rate Cumulative Preferred Stock, Series B. All of the shares of preferred stock we are offering in this prospectus, when issued and sold, will be validly issued, fully paid and nonassessable. The relative rights and preferences of preferred stock have been fixed and determined by our board of directors and are set forth in the statement of rights, designations and preferences of preferred stock duly approved by our board of directors.

    The following statements relating to the preferred stock are summaries, do not purport to be complete and are qualified in their entirety by reference to the statement of rights which is filed as an exhibit to the registration statement that includes this prospectus. The statement of rights is also available for inspection at our principal office. We encourage you to read the statement of rights as it, and not this prospectus, govern your rights under the preferred stock.

DIVIDENDS

    Dividends on the preferred stock are cumulative and will be declared monthly on the first business day of the month with respect to interest accruing during the prior month, payable to shareholders of record as of the fifth calendar day of each month. Dividends on each share will be paid in cash on the twentieth calendar day of each month in an amount equal to $25 per share multiplied by the dividend rate, divided by 12. Our investment committee may, in its discretion, authorize, by resolution, a higher dividend rate for the shares. If the investment committee authorizes a higher rate, it may reduce or eliminate that higher rate at any time in its sole discretion.

    The annual dividend rate, after applying any additional rate set by the investment committee, cannot be less than 6% or greater than 14% annually. The annual dividend rate will be the sum of (a) the highest of the three-month U.S. Treasury Bill rate, the ten-year constant maturity rate or the twenty-year
constant maturity rate, each as described below, plus (b)       .  %. Our
investment committee has authorized an additional dividend on the preferred
stock of an additional       .  % annually in addition to the above annual
dividend rate. This additional dividend may be eliminated or reduced at any time by our investment committee.

    The three-month U.S. Treasury Bill rate for each dividend period is based on the weekly annualized market discount rate for three-month U.S. Treasury bills. The ten-year constant maturity rate for each dividend period is based on the weekly annualized average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities adjusted to constant maturities of ten years. The twenty-year constant maturity rate for each dividend period is based on the weekly annualized average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities adjusted to constant maturities of twenty years.

    Each of the above three rates will be calculated as the arithmetic average of the two most recent weekly per annum yields as published weekly by the Federal Reserve Board, the Federal Reserve Bank or any U.S. Government department or agency selected by us, during the period of the 14 calendar days that begin 24 days prior to the first day of the dividend period for which the dividend rate on the preferred stock is being determined.

    If any or all of these methods are unavailable, the statement of rights includes other methods to determine the dividend rate. If we determine in good faith that one or more of these rates cannot be determined for any dividend period, then the dividend rate for that period will be the higher of whichever
of the rates that can be determined, plus       .  %, divided by 12. If we
determine in good faith that none of the rates can be determined for any dividend period, then the dividend rate in effect for the preceding dividend period will be continued for that dividend period. The dividend rate for each monthly dividend period will be calculated as promptly as practicable by us. We will enclose notice of the dividend rate with the mailed dividend payment check. In making the calculation, the three-month U.S. Treasury Bill rate, ten-year constant maturity rate and twenty-year constant maturity rate will each be rounded to the nearest five one-hundredths of a percentage point.

RESTRICTIONS ON DIVIDENDS

    We may not declare or pay a dividend on the preferred stock unless the full cumulative dividend on all preferred stock, including preferred stock that we may issue in the future ranking equal or senior to the preferred stock, has been paid. We may not declare or pay a dividend on any share of Series B preferred stock for any dividend period unless, at the same time, a like dividend is declared and paid on all shares of Series B preferred stock previously issued and outstanding and entitled to receive dividends. Dividends may only be paid from legally available funds.

    If any shares of Series B preferred stock are outstanding and the full cumulative dividends on all outstanding Series B preferred stock, including the preferred stock offered by this prospectus, have not been paid or declared and set apart for all past dividend periods, we may not:

    - declare, pay or set aside for payment any dividend on the Series B shares, except as provided below;

    - declare or pay any other dividend upon common stock or upon any other stock ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation; or

    - redeem, purchase or otherwise acquire common stock or any other of our stock that ranks junior to or equal with the Series B preferred stock as to dividends or in liquidation for any consideration, or pay or make available any funds for a sinking fund for the redemption of any shares of that stock, except by conversion into or exchange for our stock ranking junior to the Series B preferred stock as to dividends and in liquidation.

    Notwithstanding the above, we may declare, pay or set aside payment for:

    - dividends made in shares of common stock;

    - dividends made in shares of any other stock ranking junior to Series B preferred stock as to dividends and in liquidation; and

    - dividends where a like dividend is declared or paid on all shares of Series B preferred stock then issued and outstanding and entitled to receive dividends.

    We may pay dividends ratably on the shares of Series B preferred stock and shares of any of our stock that ranks equal to the Series B preferred stock with regard to the payment of dividends, in accordance with the sums which would be payable on those shares if all dividends, including accumulations, if any, were declared and paid in full. As of the date of this prospectus, no dividends on any series of our preferred stock were in arrears. No interest will be paid for or on account of any unpaid dividends.

    Regulations in the State of Washington define the ability of an insurance company to pay dividends. These regulations restrict the payment of cash dividends to our portion of available surplus funds derived from any realized net profits as computed in accordance with statutory accounting principles. The payment of extraordinary dividends, as statutorily defined, is subject to prior notice to and review and approval by the Washington State Insurance Commissioner. These restrictions could have an adverse effect on our ability to meet our dividend payments.

LIQUIDATION RIGHTS

    If any voluntary or involuntary liquidation, dissolution or winding up of our company occurs, the preferred stock shareholders will be entitled to receive liquidating distributions, in the amount of $25 per share plus declared and unpaid cumulative monthly dividends, out of the assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any of our stock ranking junior to the preferred stock in liquidation. The Series B preferred stock is junior in liquidation rights to our outstanding debt. There are no limitations on our ability to incur additional indebtedness or to issue additional shares of the preferred stock.

    The statements of rights provide that, without limitation, the voluntary sale, lease or conveyance of all or substantially all of our property or assets to, or our consolidation or merger with, any other corporation will not be deemed to be a liquidation, dissolution or winding up of our company. If the aggregate liquidation preference payable with respect to the Series B preferred stock, and any other shares of our stock ranking equally with the Series B preferred stock with respect to the distribution, are not paid in full upon any voluntary or involuntary liquidation, dissolution or winding up of the company, then the holders of Series B preferred stock and of these other shares will share ratably in any distribution of assets in proportion to the full respective preferential amounts they are entitled to receive. After payment of the full amount of the liquidating distribution they are entitled to receive, the preferred stock shareholders will not be entitled to any further participation in any distribution of assets in liquidation.

REDEMPTION OF SHARES

    GENERAL. No share of Series B preferred stock may be redeemed for three years from the date of original issuance of that share, except in the case of death or major medical emergencies of the holder as determined in our discretion. If cumulative dividends on preferred stock have not been paid in full, we may not purchase or acquire any shares of preferred stock other than by a purchase or exchange offer made on the same terms to all holders of preferred stock.

    UPON CALL BY THE COMPANY. Subject to regulatory restrictions affecting redemptions during an offering, the shares of Series B preferred stock are redeemable, in whole or in part, only at the option of Western United at a redemption price of $25 per share plus declared and unpaid dividends to the date fixed for redemption. If fewer than all of the outstanding shares of preferred stock are redeemed, the number of shares redeemed will be determined by us either pro rata or by lot in our discretion.

    DISCRETIONARY REDEMPTION UPON REQUEST OF THE HOLDER. Preferred Stock is not redeemable at the option of the holder. If, however, we receive an unsolicited written request for redemption of shares from any holder, we may, in our sole discretion, subject to regulatory restrictions affecting redemptions during an offering, and subject to the limitations described below, consider redemption of these shares. Redemption requests, when received, are reviewed in the order received. Any shares so tendered, which we in our discretion allow for redemption, will be redeemed by us directly, and not from or through a broker/dealer, at a price that we determine.

    There can be no assurance that our financial condition will allow us to exercise our discretion to accept any request for redemption of preferred stock. We will not redeem any shares tendered for redemption:

    - if to do so would, in the opinion of our management, be unsafe or unsound in light of our financial condition, including our liquidity position;

    - if payment of interest or principal on any outstanding instrument of indebtedness is in arrears or in default;

    - if payment of any dividend on any of our stock ranking at least equal with the preferred stock is in arrears as to dividends; or

    - if we are legally restricted from doing so.

LISTING

    The preferred stock has been approved for listing on the       Stock
Exchange under the symbol " ". However, we can not assure you that an independent public market for the preferred stock will develop. If a market does develop, we cannot predict the trading price of the preferred stock in that market. If a market does develop, the preferred stock could trade below its initial issue price of $25.00 per share.

VOTING RIGHTS

    The preferred stock has no voting rights except as provided in the statements of rights, and except as required by Washington State law. The statements of rights provide that holders of the Series B preferred stock, together with the holders of our other outstanding preferred stock, if any, voting separately and as a single class, are entitled to elect a majority of our board of directors if dividends payable on any shares of preferred stock are in arrears in an amount equal to 24 or more full monthly dividends per share. This right will continue until all dividends in arrears have been paid in full. In addition, no changes in the rights, privileges or preferences of the preferred stock may be made without the approval of the holders of at least two-thirds of the then outstanding preferred stock, voting together as a class. Further, we may not create a new class of preferred stock senior or equal in preference to the Series B preferred stock without the approval by the holders of at least a majority of the then outstanding Series B preferred stock, voting together as a class.

TRANSFER AGENT AND REGISTRAR

          will act as the transfer agent and registrar for the preferred stock.

                              PLAN OF DISTRIBUTION

    The preferred stock is being offered to the public on a best efforts basis, with conditions, through Metropolitan Investment Securities, Inc. ("MIS"), which is one of our affiliates. Accordingly, this offering has not received the independent selling agent review customarily made when an unaffiliated selling agent offers securities. No commission or other expense of the offering will be paid by the purchasers of the preferred stock. A commission in the maximum amount of 6% of the offering price will be paid by us on most preferred stock sales. Preferred stock is offered for cash, tangible or intangible property, or other consideration which is acceptable to us as determined in good faith by our board of directors. The offering will only be completed if we sell at least 400,000 shares. In addition, if the preferred stock is not approved for listing on the
      Stock Exchange, we have the option not to close the offering. MIS will
promptly deposit funds it receives in an escrow account with             as
escrow agent, to be transmitted directly to us pending the satisfaction of the conditions to the offering.

    If we sell the minimum amount of preferred stock, any remaining shares preferred stock in this offering will be sold on a continuous, best efforts basis by MIS. For these sales, if any, MIS will transmit the funds or other consideration it receives directly to us by noon of the next business day after receipt.

    MIS is a member of the National Association of Securities Dealers, Inc. Due to the affiliation of Western United and MIS, NASD Rule 2720 of the NASD Conduct Rules requires, in part, that a qualified independent underwriter be engaged to render a recommendation regarding the pricing of the preferred stock offered through this prospectus. Accordingly, MIS has obtained a letter from Roth Capital Partners, LLC, an NASD member, stating that the offering price of the preferred stock is consistent with Roth's recommendations, which were based on conditions and circumstances existing as of the date of this prospectus. Therefore, the price offered for the preferred stock will be no higher than Roth would have independently recommended. Roth has assumed the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. For performing its functions as a qualified independent underwriter with respect to the preferred stock offered in this prospectus, Roth will receive $60,000 in fees, plus reimbursement of expenses actually incurred in an amount not to exceed $10,000.

    We have agreed to indemnify Roth against, or make contributions with respect to liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 resulting from any misstatement made in this prospectus, except if the liability is a direct result of Roth's negligence, bad faith or willful misfeasance.

    As of the date of this prospectus, there was no public trading market for the preferred stock. Although the preferred stock will be listed on the
      Stock Exchange, we can not assure you that a public trading market will develop. MIS does not intend to make a market for the preferred stock.

    MIS may enter into selected dealer agreements with and reallow to some dealers, who are members of the NASD, and some foreign dealers who are not eligible for membership in the NASD, a commission of up to 6% of the principal amount of preferred stock sold by those dealers.

    Sales of preferred stock will not be made in discretionary accounts without the prior specific written approval of the customer. In addition, sales will only be made in compliance with the suitability standards listed in Rule 2720 of the NASD Conduct Rules.

                                 LEGAL MATTERS

    The validity of the shares of preferred stock being distributed will be passed upon for us by the law firm of Kutak Rock LLP.

                                    EXPERTS

    The financial statements of Western United Life Assurance Company at September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, appearing in this prospectus, and the Registration Statement that includes this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    This prospectus is part of a registration statement on Form S-1 filed under the Securities Act with the SEC, relating to the preferred stock being distributed. This prospectus does not contain all of the information contained in the registration statement, as permitted by the rules and regulations of the SEC. For further information about us and the preferred stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements in this prospectus regarding the contents of any contract, or any other document referenced, are not necessarily complete, and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. A copy of the registration statement and the exhibits and schedules filed with it may be inspected without charge at the public reference facilities maintained by the SEC in Washington, D.C. at 450 Fifth Street, N.W., Washington, DC 20549 and at some of its regional offices which are located in the Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, including us, that file electronically with the SEC at the following Internet address: (http://www.sec.gov). Our registration statement and the exhibits and schedules we filed electronically with the SEC are available on this site.

INDEX TO FINANCIAL STATEMENTS
  YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

FINANCIAL STATEMENTS:                                           PAGE
---------------------                                         --------
Report of Independent Accountants...........................    F-2

Balance Sheets..............................................    F-3

Statements of Operations....................................    F-4

Statements of Comprehensive Income (Loss)...................    F-5

Statements of Stockholders' Equity..........................    F-6

Statements of Cash Flows....................................    F-7

Notes to Financial Statements...............................    F-9

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors
Western United Life Assurance Company

We have audited the accompanying balance sheets of Western United Life Assurance Company as of September 30, 2000 and 1999, and the related statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western United Life Assurance Company at September 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Seattle, Washington
September 28, 2001

                     WESTERN UNITED LIFE ASSURANCE COMPANY

                                 BALANCE SHEETS

                   JUNE 30, 2001, SEPTEMBER 30, 2000 AND 1999

                                                                                        SEPTEMBER 30,
                                                                 JUNE 30,      -------------------------------
                                                                   2001             2000             1999
                                                              --------------   --------------   --------------
                                                               (UNAUDITED)
ASSETS:
  Investments:
    Trading securities, at fair value.......................  $   54,160,376   $   60,428,720   $   44,471,146
    Available-for-sale securities, at fair value............     259,792,776      165,885,182      116,804,383
    Held-to-maturity securities, at amortized cost..........               0       58,231,087       65,194,252
    Real estate contracts and mortgage notes receivable, at
      net realizable value, net of discounts and contract
      origination fees and net of allowances of $6,180,007,
      $5,380,212 and $3,037,582.............................     350,312,361      325,397,983      411,006,548
    Real estate held for sale and development, at the lower
      of cost or market, net of allowances of $1,885,156,
      $1,442,424 and $1,383,575.............................      40,861,994       31,872,662       36,916,907
    Other receivables, at the lower of amortized cost or net
      realizable value......................................     145,784,945      152,462,171      155,918,401
    Policy loans............................................      19,449,419       19,155,825       19,117,927
                                                              --------------   --------------   --------------
      Total investments.....................................     870,361,871      813,433,630      849,429,564
                                                              --------------   --------------   --------------

    Cash and cash equivalents...............................      52,171,362          390,242        8,820,336
    Accrued interest on investments.........................       6,415,137        7,208,642        8,113,130
    Reinsurance receivable..................................     110,189,345      111,378,331       97,399,987
    Deferred acquisition costs, net.........................      54,430,527       55,059,377       58,295,946
    Due from affiliate, net.................................               0        8,632,718        9,388,558
    Indebtedness of related parties.........................      20,071,975       20,533,429       25,017,061
    Land, buildings and equipment, net......................       3,487,251        3,641,164        3,701,706
    Current income taxes receivable.........................       8,623,605        9,752,449       11,232,742
    Other assets, net.......................................       3,298,150       14,994,893        3,823,010
                                                              --------------   --------------   --------------
      Total assets..........................................  $1,129,049,223   $1,045,024,875   $1,075,222,040
                                                              ==============   ==============   ==============
LIABILITIES:
  Reserves, payables, and accrued liabilities
    Life insurance and annuity reserves.....................  $  946,559,733   $  885,250,927   $  891,603,851
    Policyholder funds on deposit...........................       1,083,687        1,259,194        1,540,190
    Accounts payable and accrued expenses...................       7,837,436        6,080,389        6,638,908
    Due to affiliate, net...................................       5,401,891                0                0
                                                              --------------   --------------   --------------
      Total reserves, payables and accrued liabilities......     960,882,747      892,590,510      899,782,949
                                                              --------------   --------------   --------------

    Debt payable, including accrued interest................      23,309,562       24,982,842       44,430,555
    Surplus notes...........................................               0                0        9,450,000
    Deferred income taxes, net..............................      18,209,156       27,922,875       28,187,595
                                                              --------------   --------------   --------------
        Total liabilities...................................   1,002,401,465      945,496,227      981,851,099
                                                              --------------   --------------   --------------

Commitments and contingencies

STOCKHOLDERS' EQUITY:
  Preferred stock, $10 par value, 5,000,000 shares
    authorized with 3,960,000, 3,460,000 and 2,515,000
    shares issued and outstanding...........................      39,600,000       34,600,000       25,150,000
  Common stock, Class A, $1 par, 5,000,000 shares authorized with 2,898,500, 2,500,000 and 2,500,000 shares issued
    and outstanding.........................................       2,898,500        2,500,000        2,500,000
  Paid-in and contributed capital...........................      19,688,687        9,855,000        9,855,000
  Accumulated other comprehensive loss......................      (2,398,182)      (8,874,641)      (4,210,295)
  Retained earnings.........................................      66,858,753       61,448,289       60,076,236
                                                              --------------   --------------   --------------
      Total stockholders' equity............................     126,647,758       99,528,648       93,370,941
                                                              --------------   --------------   --------------
      Total liabilities and stockholders' equity............  $1,129,049,223   $1,045,024,875   $1,075,222,040
                                                              ==============   ==============   ==============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

                            STATEMENTS OF OPERATIONS

         FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 AND THE YEARS
                    ENDED SEPTEMBER 30, 2000, 1999, AND 1998

                                NINE MONTHS ENDED JUNE 30,           YEAR ENDED SEPTEMBER 30,
                                ---------------------------   ---------------------------------------
                                    2001           2000          2000          1999          1998
                                ------------   ------------   -----------   -----------   -----------
                                (UNAUDITED)    (UNAUDITED)
REVENUES:
  Premiums and annuity
    considerations, net.......  $   514,490    $   689,015    $   948,508   $   699,681   $   993,402
  Net investment income.......   50,505,177     49,166,407     65,958,630    59,546,108    59,372,329
  Net gains / (losses) on
    investments...............   (8,591,060)    (5,281,597)        53,831    (2,967,292)    3,072,647
                                -----------    -----------    -----------   -----------   -----------
    Total revenues............   42,428,607     44,573,825     66,960,969    57,278,497    63,438,378
                                -----------    -----------    -----------   -----------   -----------
BENEFITS AND EXPENSES:
  Life insurance and annuity
    benefits..................   34,815,631     33,730,126     44,664,839    43,495,100    46,266,636
  Commissions to agents.......    7,164,090      5,047,011      5,844,979     3,273,945     4,620,376
  Administrative and other
    expenses..................    4,256,429      4,991,634      6,470,108     3,934,076     4,892,075
  Capitalization of deferred
    acquisition costs.........   (9,046,151)    (7,506,934)    (9,063,431)   (5,596,568)   (7,437,183)
  Amortization of deferred
    acquisition costs.........    9,675,000      9,105,000     12,300,000    10,700,000     9,400,000
                                -----------    -----------    -----------   -----------   -----------
    Total benefits and
      expenses................   46,864,999     45,366,837     60,216,495    55,806,553    57,741,904
                                -----------    -----------    -----------   -----------   -----------
Income (loss) before income
  taxes.......................   (4,436,392)      (793,012)     6,744,474     1,471,944     5,696,474
Income taxes benefit
  (provision).................   12,747,606        281,106     (2,357,015)   10,683,947    (1,943,258)
                                -----------    -----------    -----------   -----------   -----------
Net income (loss).............    8,311,214       (511,906)     4,387,459    12,155,891     3,753,216
Preferred stock dividends.....   (2,900,750)    (2,193,656)    (3,015,406)   (1,027,760)            0
                                -----------    -----------    -----------   -----------   -----------
Net income (loss) applicable
  to common stockholders......  $ 5,410,464    $(2,705,562)   $ 1,372,053   $11,128,131   $ 3,753,216
                                ===========    ===========    ===========   ===========   ===========
Basic and diluted income
  (loss) per share applicable
  to common stockholders......  $      2.16    $     (1.08)   $      0.55   $      4.45   $      1.50
                                ===========    ===========    ===========   ===========   ===========
Weighted average number of
  shares of common stock
  outstanding.................    2,501,460      2,500,000      2,500,000     2,500,000     2,500,000
                                ===========    ===========    ===========   ===========   ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

                   STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

         FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 AND THE YEARS
                    ENDED SEPTEMBER 30, 2000, 1999, AND 1998

                                     NINE MONTHS ENDED
                                         JUNE 30,                   YEAR ENDED SEPTEMBER 30,
                                 -------------------------   --------------------------------------
                                    2001          2000          2000          1999          1998
                                 -----------   -----------   -----------   -----------   ----------
                                 (UNAUDITED)   (UNAUDITED)
Net income (loss)..............  $ 8,311,214   $  (511,906)  $ 4,387,459   $12,155,891   $3,753,216

OTHER COMPREHENSIVE INCOME
  (LOSS):
  Change in net unrealized
    gains (losses) on
    investments................    9,873,903    (7,461,554)   (7,227,289)   (5,448,408)    (286,267)
  Less deferred income tax
    (provision) benefit........   (3,397,444)    2,656,698     2,562,943     1,913,326       97,910
                                 -----------   -----------   -----------   -----------   ----------
  Net other comprehensive
    income (loss)..............    6,476,459    (4,804,856)   (4,664,346)   (3,535,082)    (188,357)
                                 -----------   -----------   -----------   -----------   ----------
Comprehensive income (loss)....  $14,787,673   $(5,316,762)  $  (276,887)  $ 8,620,809   $3,564,859
                                 ===========   ===========   ===========   ===========   ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND THE YEARS
                    ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                            PAID-IN      ACCUMULATED
                                                              AND           OTHER                         TOTAL
                                PREFERRED      COMMON     CONTRIBUTED   COMPREHENSIVE    RETAINED     STOCKHOLDERS'
                                  STOCK        STOCK        CAPITAL         LOSS         EARNINGS        EQUITY
                               -----------   ----------   -----------   -------------   -----------   -------------
BALANCE, OCTOBER 1, 1997.....  $        --   $2,500,000   $ 9,855,000    $  (486,856)   $45,194,889   $ 57,063,033
Net income...................                                                             3,753,216      3,753,216
Net change in unrealized
  losses on
  available-for-sale
  securities, net of income
  tax benefit of $97,910.....                                               (188,357)                     (188,357)
                               -----------   ----------   -----------    -----------    -----------   ------------
BALANCE, SEPTEMBER 30,
  1998.......................           --    2,500,000     9,855,000       (675,213)    48,948,105     60,627,892
Net income...................                                                            12,155,891     12,155,891
Issuance of preferred
  stock......................   25,150,000                                                              25,150,000
Net change in unrealized
  losses on
  available-for-sale
  securities, net of of
  income tax benefit of
  $1,913,326.................                                             (3,535,082)                   (3,535,082)
Cash dividends, preferred
  (variable rate)............                                                            (1,027,760)    (1,027,760)
                               -----------   ----------   -----------    -----------    -----------   ------------
BALANCE, SEPTEMBER 30,
  1999.......................   25,150,000    2,500,000     9,855,000     (4,210,295)    60,076,236     93,370,941
Net income...................                                                             4,387,459      4,387,459
Issuance of preferred
  stock......................    9,450,000                                                               9,450,000
Net change in unrealized
  losses on
  available-for-sale
  securities, net of of
  income tax benefit of
  $2,562,943.................                                             (4,664,346)                   (4,664,346)
Cash dividends, preferred
  (variable rate)............                                                            (3,015,406)    (3,015,406)
                               -----------   ----------   -----------    -----------    -----------   ------------
BALANCE, SEPTEMBER 30,
  2000.......................   34,600,000    2,500,000     9,855,000     (8,874,641)    61,448,289     99,528,648
Net income...................                                                             8,311,214      8,311,214
Issuance of preferred
  stock......................    5,000,000                                                               5,000,000
Issuance of common stock.....                   398,500     9,833,687                                   10,232,187
Net change in unrealized
  losses on
  available-for-sale
  securities, net of of
  income tax provision of
  $3,397,444.................                                              6,476,459                     6,476,459
Cash dividends, preferred
  (variable rate)............                                                            (2,900,750)    (2,900,750)
                               -----------   ----------   -----------    -----------    -----------   ------------
BALANCE, JUNE 30, 2001
  (UNAUDITED)................  $39,600,000   $2,898,500   $19,688,687    $(2,398,182)   $66,858,753   $126,647,758
                               ===========   ==========   ===========    ===========    ===========   ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

                            STATEMENTS OF CASH FLOWS

         FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 AND THE YEARS
                    ENDED SEPTEMBER 30, 2000, 1999, AND 1998

                                                 NINE MONTHS ENDED
                                                     JUNE 30,                        YEAR ENDED SEPTEMBER 30,
                                           -----------------------------   ---------------------------------------------
                                               2001            2000            2000            1999            1998
                                           -------------   -------------   -------------   -------------   -------------
                                            (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................  $   8,311,214   $    (511,906)  $   4,387,459   $  12,155,891   $   3,753,216
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Proceeds from sales of trading
      securities.........................     33,385,063      17,955,580      33,240,026       5,209,341               0
    Proceeds from maturities of trading
      securities.........................      5,044,525         578,404       1,063,590         284,756         432,275
    Acquisition of trading securities....    (33,958,765)     (4,622,155)    (17,796,655)     (4,886,442)    (10,246,370)
    Earned discounts on receivables......    (12,962,325)    (13,221,229)    (17,523,001)    (19,463,980)    (23,889,386)
    (Gains) losses on investments and
      receivables, net...................      5,490,613         196,710      (2,521,468)       (369,179)     (4,282,916)
    Net gains on sales of real estate....       (237,758)     (1,107,160)     (2,733,749)     (1,963,583)     (1,056,309)
    Provision for losses.................      3,338,205       6,192,047       5,201,386       5,300,054       2,266,578
    Depreciation and amortization........        592,001         637,107         842,376         599,809         300,295
    Deferred income tax provision
      (benefit)..........................    (11,982,319)      2,108,570       2,298,233     (10,683,947)      5,598,687
    Changes in assets and liabilities:
      Deferred acquisition costs, net....        628,850       1,598,066       3,236,569       5,103,432       1,962,817
      Life insurance and annuity
        reserves.........................     34,736,887      32,823,855      43,325,248      42,660,813      44,958,010
      Accrued interest on receivables and
        investments......................       (809,995)     (1,646,548)     (1,100,931)     (2,445,548)     (2,056,937)
      Accrued interest on debt...........         50,523         261,220         215,855         112,386          90,308
      Other assets.......................     39,284,021       1,005,952     (10,063,057)      9,741,126     (20,726,045)
      Accounts payable and accrued
        expenses.........................      1,757,048         855,182        (558,520)     (2,879,559)        372,667
      Related party balances.............    (14,034,609)    (20,762,531)        755,840     (17,089,334)     16,436,035
                                           -------------   -------------   -------------   -------------   -------------
        Net cash provided by operating
          activities.....................     58,633,179      22,341,164      42,269,201      21,386,036      13,912,925
                                           -------------   -------------   -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Principal payments on real estate
    contracts and mortgage notes
    receivable and other receivable
    investments..........................     84,536,092     124,105,484     155,660,923     105,130,460     133,951,758
  Proceeds from sales of real estate
    contracts and mortgage notes
    receivable and other receivable
    investments..........................     86,829,347     298,489,356     399,572,727     434,376,310     270,135,742
  Acquisition of real estate contracts
    and mortgage notes receivable........   (178,878,649)   (350,565,628)   (465,274,629)   (504,018,077)   (340,828,791)
  Acquisition of other receivable
    investments..........................     (8,757,767)    (29,535,687)    (37,172,277)    (23,349,649)    (53,360,727)
  Proceeds from sales of real estate.....     10,429,020      17,469,937      22,410,650      24,271,087      14,454,803
  Proceeds from maturities of held-to-
    maturity securities..................              0       5,188,650       7,198,318      16,649,883      30,486,835
  Proceeds from maturities of
    available-for-sale securities........      8,252,131       5,506,218       6,238,689       8,995,716       7,830,044
  Proceeds from sales of
    available-for-sale securities........     68,913,169      12,189,271      15,436,315       3,861,585         675,165
  Purchases of available-for-sale
    securities...........................   (107,943,840)    (64,832,832)    (68,931,378)    (96,645,422)              0
  Purchases of and costs associated with
    real estate held for sale and
    development..........................     (8,644,356)     (2,501,016)     (3,300,904)     (5,557,975)    (16,807,552)
  Other capital expenditures.............        (49,042)       (192,393)       (198,611)     (3,582,116)        (76,377)
                                           -------------   -------------   -------------   -------------   -------------
        Net cash provided by (used in)
          investing activities...........    (45,313,895)     15,321,360      31,639,823     (39,868,198)     46,460,900
                                           -------------   -------------   -------------   -------------   -------------

                     WESTERN UNITED LIFE ASSURANCE COMPANY

         FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND 2000 AND THE YEARS
                    ENDED SEPTEMBER 30, 2000, 1999, AND 1998

                                                 NINE MONTHS ENDED
                                                     JUNE 30,                        YEAR ENDED SEPTEMBER 30,
                                           -----------------------------   ---------------------------------------------
                                               2001            2000            2000            1999            1998
                                           -------------   -------------   -------------   -------------   -------------
                                            (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Receipts from life and annuity
    products.............................    113,858,387      83,094,001     118,448,928     106,483,194      91,852,481
  Withdrawals of life and annuity
    products.............................    (92,307,083)   (135,024,375)   (173,791,925)   (114,852,474)   (138,785,953)
  Ceding of life and annuity products to
    reinsurers...........................      6,034,094      11,003,150      (8,594,515)    (39,396,407)    (22,544,596)
  Issuance of preferred stock............      5,000,000       9,450,000       9,450,000      25,150,000               0
  Issuance of common stock...............     10,232,187               0               0               0               0
  Redemption of surplus certificates.....              0      (9,450,000)     (9,450,000)    (21,350,000)              0
  Increase (decrease) in borrowings......     (1,500,000)      6,000,000     (19,500,000)     43,000,000               0
  Change in related party indebtedness...        461,454       4,703,428       4,483,632      (1,754,025)      1,703,209
  Repayments of debt payable.............       (416,453)       (409,746)       (369,832)       (227,793)       (792,671)
  Cash dividends to preferred
    stockholders.........................     (2,900,750)     (2,193,656)     (3,015,406)     (1,027,760)              0
                                           -------------   -------------   -------------   -------------   -------------
    Net cash provided by (used in)
      financing activities...............     38,461,836     (32,827,198)    (82,339,118)     (3,975,265)    (68,567,530)
                                           -------------   -------------   -------------   -------------   -------------
Net change in cash and cash
  equivalents............................     51,781,120       4,835,326      (8,430,094)    (22,457,427)     (8,193,705)
Cash and cash equivalents:
  Beginning of period....................        390,242       8,820,336       8,820,336      31,277,763      39,471,468
                                           -------------   -------------   -------------   -------------   -------------
  End of period..........................  $  52,171,362   $  13,655,662   $     390,242   $   8,820,336   $  31,277,763
                                           =============   =============   =============   =============   =============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

    Western United Life Assurance Company ("Western" or the "Company"), a subsidiary substantially owned by Metropolitan Mortgage & Securities Co., Inc. ("Metropolitan") is engaged in the offering, issuance and sale of annuity and life insurance policies. Western is licensed to sell insurance in fifteen states, but its business is primarily concentrated in the states of Idaho, Montana, Oregon, Texas, Utah and Washington.

    The Company is a 65.1% owned subsidiary of Consumers Insurance Company, which is owned by Consumers Group Holding Company ("CGHC"). Metropolitan is the ultimate parent company and owns 96.5% of CGHC. Metropolitan also has a 34.9% direct ownership in the common stock of the Company. Metropolitan owns 88.6% of the outstanding preferred stock of the Company. The remaining 11.4% of the outstanding preferred stock is owned by Consumers Insurance Company. Metropolitan is effectively controlled by C. Paul Sandifur, Jr. through common stock ownership and voting control.

CASH AND CASH EQUIVALENTS

    Cash includes all balances on deposit in banks and financial institutions. The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. Substantially all cash and cash equivalents are on deposit with one financial institution and balances often exceed the federal insurance limit. The Company periodically evaluates the credit quality of these banks and financial institutions.

INVESTMENTS

    The Company has classified its investments in debt and equity securities as "trading," "available-for-sale," or "held-to-maturity." The accounting policies related to these investment classifications are as follows:

    TRADING SECURITIES: Trading securities consist primarily of mortgage- and asset-backed securities and are recorded at fair value. Realized and unrealized gains and losses on these securities are included in the statements of income.

    AVAILABLE-FOR-SALE SECURITIES: Available-for-sale securities, consisting primarily of government-backed bonds, corporate bonds, mortgage- and asset-backed securities and equity securities, are carried at fair value. Unrealized gains and losses on these securities are presented as accumulated other comprehensive income or loss, net of related deferred income taxes. Restricted equity securities represent the Company's investment in the common stock of the Federal Home Loan Bank of Seattle ("FHLB Seattle"). This stock may only be sold to FHLB Seattle or to another member institution; therefore, it is restricted and is carried at cost. The carrying value of the restricted stock was approximately $2.9 million and $2.7 million at September 30, 2000 and 1999, respectively.

    HELD-TO-MATURITY SECURITIES: Held-to-maturity securities, consisting primarily of government-backed, corporate and utility bonds and mortgage- and asset-backed securities, are carried at amortized

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) cost. Premiums and discounts on these securities are amortized on a specific-identification basis using the interest method. The Company has the ability and intent to hold these investments until maturity.

    In June 1998, Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"), was issued. SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999 and 2000, Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF EFFECTIVE DATE OF SFAS 133 ("SFAS No. 137"), and Statement of Financial Accounting Standards No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES AN AMENDMENT OF SFAS 133 ("SFAS No. 138"), were issued. SFAS No. 137 amends SFAS No. 133 to become effective for all quarters of fiscal years beginning after June 15, 2000. The Company implemented SFAS No. 133, as amended, on October 1, 2000. As part of the implementation, the Company reclassified approximately $58.5 million of investments, including $0.4 million of unrealized gains, from held-to-maturity securities to available-for-sale securities.

    The Company holds securities generated from securitization transactions. For securities without an established market price, estimated fair value is derived from quoted market prices for securities with similar characteristics and risks, or is estimated based upon expected discounted future cash flows. When determining expected future cash flows, the Company considers interest rates, estimated prepayment rates, collateral value and historical default rates experienced by the securities.

    In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, which requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. This Statement was effective for the first fiscal quarter beginning after December 15, 1998. On January 1, 1999, the Company adopted this new Standard and reclassified approximately $13.3 million of securities that were retained after securitizations from trading securities to available-for-sale securities.

    Realized gains and losses on investments are calculated on the specific-identification method and are recognized in the statement of income in the period in which the investment is sold.

    For other than a temporary decline in the value of a common stock, preferred stock, publicly traded bond or mortgage-or asset-backed security below cost or amortized cost, the investment is reduced to its net realizable value, which becomes the new cost basis of the investment. The amount of the reduction is reported as a realized loss in the statement of income. Any recovery of market value in excess of the investment's new cost basis is recognized as a realized gain only upon sale, maturity or

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) other disposition of the investment. Factors that the Company evaluates in determining the existence of an other than temporary decline in value include the length of time and extent to which market value has been less than cost; the financial condition and near-term prospects of the issuer; and the intent and ability of the Company to retain its investment for the anticipated period of recovery in market value.

    During the third quarter of 2000, the Emerging Issues Task Force released issue No. 99-20, RECOGNITION OF INTEREST INCOME AND IMPAIRMENT ON PURCHASED AND RETAINED BENEFICIAL INTERESTS IN SECURITIZED FINANCIAL ASSETS ("EITF 99-20"). This EITF changed the manner in which the Company determines whether a decline in fair value of certain investments is other than temporary. In accordance with this new methodology, if (1) the fair value of an investment is less than the amortized cost and (2) the present value of the estimated cash flows have decreased since the last estimate was made, then an other than temporary impairment is deemed to have occurred. The implementation of EITF 99-20 on April 1, 2001 did not have a material impact on the Company's financial statements. Financial statements for periods prior to the implementation of EITF 99-20 are not to be restated.

REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE

    Real estate contracts and mortgage notes receivable held for investment purposes are carried at amortized cost. Discounts originating at the time of purchase, net of capitalized acquisition costs, are amortized on an individual contract basis using the level yield (interest) method over the remaining contractual terms of the receivables.

REAL ESTATE HELD FOR SALE AND DEVELOPMENT

    Real estate held for sale and development is stated at the lower of cost or fair value less estimated costs to sell. The Company principally acquires real estate through acquisition and foreclosure. Cost is determined by the purchase price of the real estate or, for real estate acquired by foreclosure, at the lower of (a) the fair value of the property at the date of foreclosure less estimated selling costs, or (b) net unpaid receivable carrying value at the date of foreclosure.

    Project costs, including interest, associated with the development of real estate are capitalized and included in the cost basis of the real estate.

    Occasionally, real estate properties are rented, with the revenue being included in other income and related costs being charged to expense.

    Profit on sales of real estate is recognized when the buyers' initial and continuing investment is adequate to demonstrate (1) a commitment to fulfill the terms of the transaction, (2) that collectibility of the remaining sales price due is reasonably assured, and (3) the Company maintains no continuing involvement or obligation in relation to the property sold and has transferred all the risks and rewards of ownership to the buyer.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ALLOWANCE FOR LOSSES ON REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE AND
  REAL ESTATE HELD FOR SALE AND DEVELOPMENT

    The established allowances for losses on real estate contracts and mortgage notes receivable include amounts for estimated probable losses on receivables.

    The Company establishes allowances, based on prior foreclosure and loss experience. Allowances for losses are based on the net carrying values of the receivables, including accrued interest. Accordingly, the Company accrues interest on delinquent receivables until foreclosure.

    The established allowance for losses on real estate held for sale and development includes amounts for estimated losses as a result of impairment in value of the real property. The Company reviews its real estate properties for impairment in value whenever events or circumstances indicate that the carrying value of the asset may not be recoverable. The carrying value of a repossessed property is determined as of the date of repossession of the property. It is based on a statistical valuation, a price opinion from a broker and/or an appraisal by a licensed independent appraiser or by one of Metropolitan's licensed staff appraisers either at the time the asset was purchased or at the time the property was repossessed. The current fair value of real estate owned having a balance in excess of $300,000 is redetermined if the most recent current market value determination is more than 24 months old. Real estate owned with a value of $300,000 or less is not redetermined provided management is satisfied as to the value of such property. If expected future undiscounted cash flows from the use of the asset or the fair value, less selling costs, from the disposition of the asset is less than its carrying value, an impairment loss is recognized. As a result of changes in the real estate markets in which these assets are located, it is reasonably possible that the carrying values could be reduced in the near term.

OTHER RECEIVABLE INVESTMENTS

    Other receivable investments (primarily lottery prizes, annuities and structured settlements) are carried at the lower of amortized cost or net realizable value. Discounts originating at the time of purchase, net of capitalized acquisition costs, are amortized using the level yield (interest) method on an individual receivable basis over the remaining contractual term of the receivable.

DEFERRED ACQUISITION COSTS

    Deferred acquisition costs, consisting of commissions to agents and other insurance underwriting and annuity policy costs, are deferred. Cost for annuity contracts and life insurance policies are amortized over the lives of the contracts or policies in proportion to the present value of estimated future gross profits. To the extent actual experience differs from assumptions, and to the extent estimates of future gross profits require revision, the unamortized balance of deferred acquisition costs is adjusted accordingly; such adjustments would be included in current operations.

    The amortization of deferred acquisition costs, which is based on the estimated gross profits of the underlying life and annuity products, could be changed significantly in the near term due to changes in the interest rate environment. As a result, the recoverability of these costs may be adversely affected in the near term.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LAND, BUILDINGS AND EQUIPMENT

    Land, buildings and equipment are stated at cost. Buildings, improvements, furniture and equipment are depreciated using both straight-line and accelerated methods over their estimated useful lives which, for buildings and improvements, range from 5 to 40 years, and for furniture and equipment, range from 3 to 10 years. Repairs, maintenance and minor renewals are expensed as incurred. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

COMPUTER SOFTWARE COSTS

    The Company capitalizes direct costs of enhancements to computer software operating systems acquired and modified for internal use to the extent that the functionality of the software is improved. Total enhancement costs at September 30, 2000 and 1999 were approximately $2.0 million and $1.9 million, respectively. These costs are being amortized over 5- and 10-year periods, depending on the estimated useful life of the enhancement, using the straight-line method. Accumulated amortization of these costs was approximately $1.2 million and $0.9 million at September 30, 2000 and 1999, respectively. Due to technological advancements, it is reasonably possible that the remaining estimated useful lives could change in the near term.

    Effective October 1, 1999, the Company adopted the provisions of Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"). SOP 98-1 provides guidance on accounting for the costs of internal-use computer software. The application of this Statement did not have a material effect on the Company's financial statements.

POLICY LOANS

    Policy loans are carried at the unpaid principal balance of the loans, and represent borrowings against the cash or surrender value of inforce life insurance policies and annuity contracts. Policy loans bear interest at rates ranging from 6.00% to 8.00%. Life insurance policy loans may remain outstanding until the policy is surrendered. Annuity policy loans are generally due over terms ranging from five to fifteen years.

LIFE INSURANCE AND ANNUITY RESERVES

    Premiums for universal life insurance contracts and annuities are reported as life insurance and annuity reserves under the deposit method. Reserves for universal life insurance and annuities are equal to the sum of the account balances including credited interest and deferred service charges. Based on past experience, consideration is given in actuarial calculations to the number of policyholder and annuitant deaths that might be expected, policy lapses, surrenders and terminations. As a result of changes in the factors considered in the actuarial calculations, it is reasonably possible that the reserves for insurance and annuities could change in the near term.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECOGNITION OF LIFE INSURANCE AND ANNUITY REVENUES

    Revenues for universal life contracts are recognized upon assessment. These revenues consist of charges to policyholders, primarily for mortality expenses and surrender charges. Revenues related to annuity contracts are recognized over the estimated policy term. Annuity revenues consist of the charges assessed against the annuity account balance for services and surrender charges. Charges for future services are assessed; however, the related revenue is deferred and recognized in income over the period benefited using the same assumptions as are used to amortize deferred policy acquisition costs.

GUARANTY FUND ASSESSMENTS

    The Company is subject to insurance guaranty laws in the states in which it writes premiums. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants of insolvent life insurance companies. A portion of these assessments can be offset against the payment of future premium taxes. However, future changes in state laws could decrease the amount available for offset. The Company accrues an estimated liability for guaranty fund assessments for known insolvencies net of estimated recoveries through premium tax offsets. As a result of future insolvencies or changes in the assessment of known insolvencies, the guaranty fund liability could change in the near term.

    Effective October 1, 1999, the Company adopted the provisions of Statement of Position 97-3, ACCOUNTING BY INSURANCE AND OTHER ENTERPRISES FOR INSURANCE-RELATED ASSESSMENTS ("SOP 97-3"). SOP 97-3 applies to all entities that are subject to guaranty fund and other insurance-related assessments. Assessments covered by this SOP include any charge mandated by statute or regulatory authority that is related directly or indirectly to underwriting activities (including self-insurance), except for income taxes and premium taxes. The application of SOP 97-3 did not have a material effect on the Company's financial statements.

INTEREST COSTS

    Interest costs associated with the development of real estate projects are capitalized. During the years ended September 30, 2000, 1999 and 1998, the Company capitalized interest of $0.7 million, $0.5 million and $0.2 million, respectively.

INCOME TAXES

    The Company accounts for income taxes using the liability method, which requires that deferred tax assets and liabilities be determined based on the expected future income tax consequences of events that have been recognized in the financial statements. Deferred tax assets and liabilities are recognized based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

    The Company is included in a consolidated federal income tax return with certain of its affiliates. The consolidating companies have executed a tax allocation agreement. Under the agreement, the

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Companies' income tax provisions are computed on a separate return basis and consolidated affiliates receive a reimbursement to the extent that their losses and other credits result in a reduction of the consolidated tax liability.

INCOME PER SHARE

    Income per share--basic is computed by dividing income applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Income per share--diluted is computed by dividing income applicable to common stockholders by the weighted-average number of common shares outstanding increased by the additional common shares that would have been outstanding if potentially dilutive common shares had been issued. There were no potentially dilutive common shares outstanding during any of the three years in the period ended September 30, 2000.

COMPREHENSIVE INCOME

    During the year ended September 30, 1999, the Company adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires an enterprise to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Prior years financial statements have been reclassified to conform to this Statement.

    Reclassification adjustments, representing the net gains (losses) on available-for-sale securities that were realized during the period, net of related deferred income taxes, were $583,839, $48,619 and $25,977 for the years ended September 30, 2000, 1999 and 1998, respectively.

HEDGING ACTIVITIES

    The Company is authorized by its Board of Directors to use financial futures instruments for the purpose of hedging interest rate risk relative to the securities portfolio or potential trading situations. In both cases, the futures transaction is intended to reduce the risk associated with price movements for a balance sheet asset. Securities may be sold "short" (the sale of securities that are not currently in the portfolio and therefore must be purchased to close out the sale agreement) as another means of hedging interest rate risk to benefit from an anticipated movement in the financial markets. At June 30, 2001, September 30, 2000 and September 30, 1999, the Company had no open hedging positions relative to hedging its securities portfolio.

INTEREST RATE RISK

    The results of operations of the Company may be materially and adversely affected by changes in prevailing economic conditions, including rapid changes in interest rates. The Company's financial assets (primarily real estate contracts and mortgage notes receivable, other receivables and investment

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) securities) and liabilities (primarily annuity contracts) are subject to interest rate risk. In the year ended September 30, 2001, approximately
$481.2 million of the Company's financial liabilities will reprice or mature as compared to approximately $321.4 million of its financial assets. This structure is beneficial in periods of declining interest rates; however, it may result in declining net interest income during periods of rising interest rates. Of the annuity contracts scheduled to reprice or mature, approximately 97% are subject to surrender charges. Additionally, during the year ended September 30, 2001, approximately $154.8 million of the Company's annuity contracts with bail out provisions have the potential to reprice without a surrender charge if the crediting interest rate falls below the bail out interest rate determined at issuance. Management is aware of the sources of interest rate risk and endeavors to actively monitor and manage its interest rate risk, although there can be no assurance regarding the management of interest rate risk in future periods.

ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2. INVESTMENTS

    A summary of carrying and estimated fair values of investments at September 30, 2000 and 1999 is as follows:

                                                                   2000
                                          -------------------------------------------------------
                                            COST OR        GROSS         GROSS
                                           AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
TRADING                                       COST         GAINS         LOSSES      FAIR VALUES
-------                                   ------------   ----------   ------------   ------------
Mortgage- and asset-backed securities...  $ 49,225,062   $  668,311   $ (2,556,810)  $ 47,336,563
Equity securities.......................    10,743,951    2,381,006        (32,800)    13,092,157
                                          ------------   ----------   ------------   ------------
Totals..................................  $ 59,969,013   $3,049,317   $ (2,589,610)  $ 60,428,720
                                          ============   ==========   ============   ============

                                            COST OR        GROSS         GROSS
                                           AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
AVAILABLE-FOR-SALE                            COST         GAINS         LOSSES      FAIR VALUES
------------------                        ------------   ----------   ------------   ------------
Government-backed bonds.................  $  1,015,876   $    4,102   $          0   $  1,019,978
Corporate bonds.........................    27,216,977      306,897       (729,509)    26,794,365
Mortgage- and asset-backed securities...   147,946,072      868,398    (13,937,795)   134,876,675
                                          ------------   ----------   ------------   ------------
Total fixed maturities..................   176,178,925    1,179,397    (14,667,304)   162,691,018
Equity securities.......................     2,986,614      207,550              0      3,194,164
                                          ------------   ----------   ------------   ------------
Totals..................................  $179,165,539   $1,386,947   $(14,667,304)  $165,885,182
                                          ============   ==========   ============   ============

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

2. INVESTMENTS (CONTINUED)

                                            COST OR        GROSS         GROSS
                                           AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
HELD-TO-MATURITY                              COST         GAINS         LOSSES      FAIR VALUES
----------------                          ------------   ----------   ------------   ------------
Government-backed bonds.................  $ 46,037,196   $  369,346   $   (634,974)  $ 45,771,568
Corporate bonds.........................       999,624            0        (23,024)       976,600
Mortgage- and asset backed securities...    11,194,267      807,015       (119,759)    11,881,523
                                          ------------   ----------   ------------   ------------
Totals..................................  $ 58,231,087   $1,176,361   $   (777,757)  $ 58,629,691
                                          ============   ==========   ============   ============

                                                                   1999
                                          -------------------------------------------------------
                                            COST OR        GROSS         GROSS
                                           AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
TRADING                                       COST         GAINS         LOSSES      FAIR VALUES
-------                                   ------------   ----------   ------------   ------------
Mortgage- and asset-backed securities...  $ 44,531,376   $  666,952   $   (727,182)  $ 44,471,146
                                          ============   ==========   ============   ============

                                            COST OR        GROSS         GROSS
                                           AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
AVAILABLE-FOR-SALE                            COST         GAINS         LOSSES      FAIR VALUES
------------------                        ------------   ----------   ------------   ------------
Corporate bonds.........................  $  7,087,072   $    1,632   $   (136,384)  $  6,952,320
Mortgage- and asset-backed securities...   113,042,740      180,726     (6,117,741)   107,105,725
                                          ------------   ----------   ------------   ------------
Total fixed maturities..................   120,129,812      182,358     (6,254,125)   114,058,045
Equity securities.......................     2,727,640       18,698              0      2,746,338
                                          ------------   ----------   ------------   ------------
Totals..................................  $122,857,452   $  201,056   $ (6,254,125)  $116,804,383
                                          ============   ==========   ============   ============

                                            COST OR        GROSS         GROSS
                                           AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
HELD-TO-MATURITY                              COST         GAINS         LOSSES      FAIR VALUES
----------------                          ------------   ----------   ------------   ------------
Government-backed bonds.................  $ 46,534,600   $  385,190   $   (697,197)  $ 46,222,593
Corporate bonds.........................     2,998,397            0         (8,529)     2,989,868
Mortgage- and asset-backed securities...    14,661,812      414,710       (244,512)    14,832,010
Utility bonds...........................       999,443            0        (28,743)       970,700
                                          ------------   ----------   ------------   ------------
Totals..................................  $ 65,194,252   $  799,900   $   (978,981)  $ 65,015,171
                                          ============   ==========   ============   ============

    The principal amount of mortgage- and asset-backed securities with required principal or interest payments being in arrears for more than three months was approximately $3.2 million at September 30, 2000.

    Proceeds from sales of available-for-sale securities during the years ended September 30, 2000, 1999 and 1998 were approximately $15.4 million,
$3.9 million and $0.7 million, respectively, which resulted in gross realized gains of $1,142,182, $74,798 and $39,964 and gross realized losses of $243,968, $0 and $14,727 during each respective year. There were no sales of held-to-maturity securities during 2000, 1999 or 1998.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

2. INVESTMENTS (CONTINUED)
    The net change, adjusted for applicable tax effects, in unrealized gains (losses) on trading fixed securities were approximately $(1.2) million, $(1.5) million, and $1.5 million during the years ended September 30, 2000, 1999 and 1998, respectively. The net change, adjusted for applicable tax effects, in unrealized gains on trading equity securities was approximately $1.5 million during the year ended September 30, 2000. There were no trading equity securities in 1999 and 1998.

    The carrying value of the following individual investments (excluding U.S. government bonds) held by the Company at September 30, 2000 and 1999 were in excess of ten percent of stockholders' equity:

ISSUER                                                           2000          1999
------                                                        -----------   -----------
Mortgage- and asset-backed securities:
  Metropolitan Asset Funding, Inc...........................  $34,174,114   $47,693,028
  GreenTree Home Improvement................................   24,529,545    18,817,197
  Metropolitan Trust I......................................   17,964,753    18,371,934
  Metropolitan Asset Funding, Inc...........................   16,058,725            --
  Conti Mortgage Home Equity................................   14,877,164    14,849,053
  Conseco Finance...........................................   13,640,388            --

    The amortized cost and estimated fair value of available-for-sale and held-to-maturity debt securities at September 30, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               AMORTIZED      ESTIMATED
                                                                  COST        FAIR VALUE
                                                              ------------   ------------
AVAILABLE-FOR-SALE DEBT SECURITIES:
Due in one year or less.....................................  $         --   $         --
Due after one year through five years.......................     8,998,564      8,983,478
Due after five years through ten years......................    19,234,289     18,830,865
                                                              ------------   ------------
                                                                28,232,853     27,814,343
Mortgage- and asset-backed securities.......................   147,946,072    134,876,675
                                                              ------------   ------------
                                                              $176,178,925   $162,691,018
                                                              ============   ============

HELD-TO-MATURITY DEBT SECURITIES:
Due in one year or less.....................................  $         --   $         --
Due after one year through five years.......................    47,036,820     46,748,168
Due after five years through ten years......................            --             --
                                                              ------------   ------------
                                                                47,036,820     46,748,168
Mortgage- and asset-backed securities.......................    11,194,267     11,881,523
                                                              ------------   ------------
                                                              $ 58,231,087   $ 58,629,691
                                                              ============   ============

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

2. INVESTMENTS (CONTINUED)

    The Company intends to maintain an available-for-sale portfolio, which may be shifted between investments of differing types and maturities, in an attempt to maximize market returns without assuming unacceptable levels of credit risk.

3. REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE

    The following is a reconciliation of the face value of real estate contracts and mortgage notes receivable to the Company's carrying value at September 30, 2000 and 1999.

                                                                  2000           1999
                                                              ------------   ------------
Face value of receivables...................................  $335,683,174   $418,247,881
Unrealized discounts, net of unamortized acquisition
  costs.....................................................    (4,904,979)    (4,203,751)
Less allowance for losses...................................    (5,380,212)    (3,037,582)
                                                              ------------   ------------
Carrying value..............................................  $325,397,983   $411,006,548
                                                              ============   ============

    The originated receivables are collateralized primarily by first position liens and result from loans made by the Company, some of which were made to facilitate the sale of its repossessed property.

    At September 30, 2000, the Company held first position liens associated with real estate contracts and mortgage notes receivable with a face value of approximately $332.1 million (99% of its total portfolio) and second or lower position liens of approximately $3.6 million (1% of its total portfolio).

    Real estate contracts and mortgage notes receivable include mortgages collateralized by property located throughout the United States. The Company's real estate contracts and mortgage notes receivable at September 30, 2000 and 1999 are collateralized by property concentrated in the following geographic areas:

                                                                2000        1999
                                                              --------    --------
Pacific Northwest (Washington, Oregon, Idaho, Alaska and
  Montana)..................................................     33%         32%
Pacific Southwest (California, Arizona and Nevada)..........     26          23
Southwest (Texas and New Mexico)............................     11          13
Southeast (Florida, North Carolina, Georgia and South
  Carolina).................................................     11          10
North Atlantic (New York, New Jersey, Maryland,
  Pennsylvania, and Connecticut)............................      6           8
Other.......................................................     13          14
                                                                ---         ---
                                                                100%        100%
                                                                ===         ===

    The value of real estate properties in these geographic regions will be affected by changes in the economic environment of that region. It is reasonably possible that these values could change in the near term, which would affect the Company's estimate of its allowance for losses associated with these receivables.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

3. REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE (CONTINUED)
    The face value of the real estate contracts and mortgage notes receivable range principally from $15,000 to $300,000 and are grouped by the following dollar ranges:

                                                                  2000           1999
                                                              ------------   ------------
Under $15,001...............................................  $  9,229,317   $ 15,438,742
$15,001 to $40,000..........................................    64,581,411    101,896,470
$40,001 to $80,000..........................................    83,703,208    114,040,218
$80,001 to $150,000.........................................    68,980,549     82,269,979
Greater than $150,000.......................................   109,188,689    104,602,472
                                                              ------------   ------------
                                                              $335,683,174   $418,247,881
                                                              ============   ============

    At September 30, 2000, the Company had 76 receivables aggregating approximately $60.9 million that had face values in excess of $300,000. No individual receivable was in excess of 1.6% of the total carrying value of real estate contracts and mortgage notes receivable at September 30, 2000.

    Beginning October 1, 1993 and ending March 31, 1998, Western entered into an agreement with Metropolitan to purchase real estate contracts and mortgage notes receivables at guaranteed yields that ranged from 8.0% to 9.7%. As part of the agreement, Western agreed to pay Metropolitan the difference between the guaranteed yield and the yield at which Metropolitan acquired the loan. In exchange, Metropolitan agreed to reimburse Western for any losses incurred on the loans. Additionally, in the event of foreclosure, Metropolitan agreed to pay Western the guaranteed yield while the property is held for sale. The guarantee is supported by an intercompany reserve balance of approximately $1.4 million and $3.7 million at September 30, 2000 and 1999, respectively. During the three years ended September 30, 2000, 1999 and 1998, Metropolitan reimbursed Western $3.9 million, $5.2 million and $2.8 million for losses incurred. Additionally, during the three years ended September 30, 2000, 1999 and 1998, Metropolitan paid Western approximately $0.8 million, $1.1 million and $0.9 million for guaranteed interest on foreclosed properties held for sale.

    The following is a summary of the changes in the allowance for losses on real estate contracts and mortgage notes receivable for the years ended September 30, 2000, 1999 and 1998.

                                                            2000          1999          1998
                                                         -----------   -----------   -----------
Beginning balance......................................  $ 3,037,582   $ 2,347,734   $ 1,829,727
Provisions.............................................    3,897,929     2,373,106     1,878,425
Charge-offs............................................   (1,555,299)   (1,683,258)   (1,360,418)
                                                         -----------   -----------   -----------
Ending balance.........................................  $ 5,380,212   $ 3,037,582   $ 2,347,734
                                                         ===========   ===========   ===========

    The Company establishes an allowance for expected losses on real estate contracts and mortgage notes receivable and periodically evaluates its reserves to determine their adequacy. The increase in the allowance for losses from 1998 to 2000 was primarily due to the Company's adjustment of loss reserve assumptions in 2000 based on historical experience, and the changing mix between guaranteed and

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

3. REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE (CONTINUED) non-guaranteed receivables as the result of real estate contracts and mortgage notes receivable acquired after the guarantee period.

    Non-guaranteed contractual interest rates on the face value of the Company's real estate contracts and mortgage notes receivable as of September 30, 2000 and 1999 are as follows:

                                                                  2000           1999
                                                              ------------   ------------
Less than 8.00%.............................................  $ 50,460,335   $ 44,963,629
8.00% to 8.99%..............................................    58,140,211     72,413,777
9.00% to 9.99%..............................................    56,392,763     79,612,512
10.00% to 10.99%............................................    59,077,402     86,036,610
11.00% to 11.99%............................................    17,588,286      3,811,856
12.00% to 12.99%............................................    23,139,629     14,616,177
13% or higher...............................................    18,125,250     11,979,377
                                                              ------------   ------------
                                                              $282,923,876   $313,433,938
                                                              ============   ============

    Guaranteed contractual interest rates on the face value of the Company's real estate contracts and mortgage notes receivable as of September 30, 2000 and 1999 are as follows:

                                                                 2000           1999
                                                              -----------   ------------
Less than 8.00%.............................................  $    95,972   $  1,641,087
8.00% to 8.99%..............................................   42,622,831     80,987,896
9.00% to 9.99%..............................................   10,040,495     22,184,960
                                                              -----------   ------------
                                                              $52,759,298   $104,813,943
                                                              ===========   ============

    Contractual interest rates for 94% of the face value of receivables fall within a range from 6% to 13% per annum, and less than 3% of the receivables are subject to variable interest rates. The weighted average contractual interest rate on these receivables at September 30, 2000 and 1999 is approximately 10.3% and 9.2%, respectively. Maturity dates range from 2001 to 2030.

    The principal amount of non-guaranteed receivables with required principal or interest payments being in arrears for more than three months was approximately $14.6 million and $15.5 million at September 30, 2000 and 1999, respectively.

    The principal amount of non-guaranteed receivables with required principal or interest payments being in arrears for more than twelve months was approximately $3.6 million and $2.8 million at September 30, 2000 and 1999, respectively.

    Sales of receivables with proceeds of approximately $27.1 million, $19.1 million and $4.7 million were sold without recourse to various financial institutions resulting in gains/(losses) of approximately $(0.7) million, $50,000 and $0.2 million in fiscal year 2000, 1999 and 1998, respectively. Additionally, beginning in 1996, the Company entered into a series of securitization transactions with Metropolitan and certain affiliates. The securitizations are recorded as sales of receivables and gains, net of

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

3. REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE (CONTINUED) transaction expenses, and are recognized in the statements of income as each class is sold. During the fiscal years ended September 30, 2000, 1999 and 1998, proceeds from securitization transactions were approximately $143.1 million, $140.0 million and $37.7 million, respectively, and resulted in gains of approximately $3.9 million, $6.6 million and $1.6 million, respectively. Of the receivables securitized, the Company has retained an investment in certain subordinate classes of the securities having an estimated fair value of approximately $80.4 million and $73.7 million at September 30, 2000 and 1999, respectively.

    Aggregate amounts of contractual maturities of receivables at their face value are as follows:

                           FISCAL
                        YEAR ENDING
                       SEPTEMBER 30,
------------------------------------------------------------
2001........................................................  $ 19,474,533
2002........................................................    11,268,745
2003........................................................    19,981,998
2004........................................................    23,773,880
2005........................................................    19,241,610
Thereafter..................................................   241,942,408
                                                              ------------
                                                              $335,683,174
                                                              ============

    Actual repayments of receivables will likely differ from contractual amounts due to prepayments.

4. REAL ESTATE HELD FOR SALE AND DEVELOPMENT

    A detail of the Company's real estate held for sale and development by state as of September 30, 2000 is as follows:

                                          SINGLE-FAMILY   MULTI-FAMILY
STATE                          LAND         DWELLING        DWELLING     COMMERCIAL    CONDOMINIUM      TOTAL
-----                       -----------   -------------   ------------   -----------   -----------   -----------
Alaska....................  $        --    $    71,527      $     --     $        --   $   80,790    $   152,317
Alabama...................           --         79,746            --              --           --         79,746
Arkansas..................           --        176,940            --              --           --        176,940
Arizona...................      397,530        570,791            --              --       64,900      1,033,221
California................      233,415        531,807            --          42,619           --        807,841
Colorado..................           --        224,078            --              --           --        224,078
Connecticut...............           --         85,214            --              --           --         85,214
Delaware..................           --         56,000            --              --           --         56,000
Florida...................      359,500        334,661            --         194,746       42,000        930,907
Georgia...................       40,045             --            --              --           --         40,045
Idaho.....................           --        119,400            --              --           --        119,400
Illinois..................           --        240,000            --              --           --        240,000
Indiana...................           --         37,883            --              --           --         37,883
Louisiana.................           --         23,062            --              --           --         23,062

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

4. REAL ESTATE HELD FOR SALE AND DEVELOPMENT (CONTINUED)

                                          SINGLE-FAMILY   MULTI-FAMILY
STATE                          LAND         DWELLING        DWELLING     COMMERCIAL    CONDOMINIUM      TOTAL
-----                       -----------   -------------   ------------   -----------   -----------   -----------
Maryland..................           --         50,409            --              --      387,524        437,933
Michigan..................       30,994         50,600            --          57,981           --        139,575
Mississippi...............           --         22,537            --              --           --         22,537
Missouri..................       25,000         29,500            --              --           --         54,500
Montana...................           --         66,076            --          42,643           --        108,719
North Carolina............           --         68,500            --              --           --         68,500
New Hampshire.............           --         98,000            --              --           --         98,000
New Jersey................       39,015        189,810            --              --           --        228,825
New Mexico................       47,318        536,145            --         117,700           --        701,163
Nevada....................           --        207,487            --              --      115,529        323,016
New York..................      144,494        545,960            --       1,168,797           --      1,859,251
Oklahoma..................           --         67,195            --              --           --         67,195
Oregon....................      157,689        189,472            --         140,000           --        487,161
Pennsylvania..............           --        193,147        57,015              --           --        250,162
Rhode Island..............           --             --            --          78,600           --         78,600
South Carolina............           --             --            --          37,646           --         37,646
Tennessee.................           --        237,228            --              --           --        237,228
Texas.....................       56,597        593,617            --         272,000       26,453        948,667
Utah......................      369,459             --            --              --           --        369,459
Virginia..................           --             --       140,000              --           --        140,000
Washington................   10,080,506      2,637,970        88,825       9,656,836           --     22,464,137
Wisconsin.................           --        105,758            --          26,712           --        132,470
Wyoming...................       53,688             --            --              --           --         53,688
                            -----------    -----------      --------     -----------   ----------    -----------
Balances at September 30,
  2000....................  $12,035,250    $ 8,440,520      $285,840     $11,836,280   $  717,196    $33,315,086
                            ===========    ===========      ========     ===========   ==========
Less allowance for
  losses..................                                                                            (1,442,424)
                                                                                                     -----------
Total.....................                                                                           $31,872,662
                                                                                                     ===========
Balances at September 30,
  1999....................  $14,017,365    $10,659,427      $ 25,000     $12,403,305   $1,195,385    $38,300,482
                            ===========    ===========      ========     ===========   ==========
Less allowance for
  losses..................                                                                            (1,383,575)
                                                                                                     -----------
Total.....................                                                                           $36,916,907
                                                                                                     ===========

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

4. REAL ESTATE HELD FOR SALE AND DEVELOPMENT (CONTINUED)
    The following is a summary of the changes in the allowance for losses on real estate held for sale and development for the years ended September 30, 2000, 1999 and 1998.

                                                                2000         1999        1998
                                                             ----------   ----------   --------
Beginning balance..........................................  $1,383,575   $  358,810   $749,678
Provisions.................................................     408,568    2,926,948    388,153
Charge-offs................................................    (349,719)  (1,902,183)  (779,021)
                                                             ----------   ----------   --------
Ending balance.............................................  $1,442,424   $1,383,575   $358,810
                                                             ==========   ==========   ========

    Loss provisions for real estate held for sale are calculated as the difference between the estimated net realizable value at the measurement date and the estimated net realizable value at the foreclosure date. At foreclosure, the carrying value of the real estate held for sale is adjusted to the lower of cost or net realizable value. Any subsequent reduction in the estimated net realizable value is charged to operations through provision for losses. The increase in the allowance for losses from 1998 to 2000 was primarily due to an increase in the population of non-guaranteed real estate held for sale that were acquired through foreclosure on loans acquired after the guarantee period.

    At September 30, 2000, the Company had approximately $17.9 invested in real estate development projects and approximately $0 in commitments for construction associated with these projects.

5. OTHER RECEIVABLE INVESTMENTS

    Other receivable investments include various cash flow investments, primarily annuities and lottery prizes. Annuities are general obligations of the payor, which is generally an insurance company. Lottery prizes are general obligations of the insurance company or other entity making the lottery prize payments. Additionally, when the lottery prizes are from a state-run lottery, the lottery prizes are often backed by the general credit of the respective state.

    These investments normally are non-interest bearing and are purchased at a discount sufficient to meet the Company's investment yield requirements. The weighted average constant yield on these receivables at September 30, 2000 and 1999 was approximately 9.44% and 8.92%, respectively. Maturity dates range from 2000 to 2026.

    The following is a reconciliation of the face value of the other receivable investments to the Company's carrying value at September 30, 2000 and 1999.

                                                                  2000           1999
                                                              ------------   ------------
Face value of receivables...................................  $231,125,861   $237,089,727
Unrealized discounts, net of unamortized acquisition
  costs.....................................................   (77,768,801)   (81,171,326)
Allowance for losses........................................      (894,889)            --
                                                              ------------   ------------
Carrying value..............................................  $152,462,171   $155,918,401
                                                              ============   ============

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

5. OTHER RECEIVABLE INVESTMENTS (CONTINUED)
    At September 30, 2000, other receivable investments with an approximate book value of $2.8 million were not performing in accordance with their contractual terms.

    During the year ended September 30, 2000, the Company established an allowance for losses on its investments in annuity and structured settlement cash flows, as the industry has recently focused on state and Federal collection laws and their applicability to delinquent annuity and structured settlement payments.

    During the years ended September 30, 2000, 1999 and 1998, the Company sold or securitized approximately $23.9 million, $24.9 million and $31.9 million, respectively, of other receivable investments without recourse and recognized gains and (losses) of approximately ($0.1 million), $0.6 million and $1.0 million, respectively.

    The carrying value of the following other receivable investments, by issuer, were in excess of ten percent of stockholders' equity at September 30, 2000 and 1999.

ISSUER                                                           2000          1999
------                                                        -----------   -----------
WULA Trust Lotteries........................................  $38,790,290   $28,952,903
California State Agency.....................................   14,811,771    19,438,773
Arizona State Agency........................................   12,905,621    10,777,158
Colorado State Agency.......................................   11,157,136            --
Met Trust Lotteries.........................................           --    18,793,835

    Aggregate amounts of contractual maturities of other receivable investments to be received at their face values as of September 30, 2000 are as follows:

                           FISCAL
                        YEAR ENDING
                       SEPTEMBER 30,
------------------------------------------------------------
2001........................................................  $ 29,763,292
2002........................................................    28,432,830
2003........................................................    24,733,164
2004........................................................    23,482,947
2005........................................................    21,547,963
Thereafter..................................................   103,165,665
                                                              ------------
                                                              $231,125,861
                                                              ============

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

6. NET INVESTMENT INCOME AND NET GAINS/(LOSSES) ON INVESTMENTS

    The components of net investment income for the years ended September 30 2000, 1999 and 1998 are as follows:

                                                           2000          1999          1998
                                                        -----------   -----------   -----------
Trading securities....................................  $ 5,449,701   $ 3,181,194   $ 1,851,521
Available-for-sale securities.........................   12,753,095     6,510,264     2,063,224
Held-to-maturity securities...........................    3,870,043     4,441,837     6,561,625
Real estate contracts and mortgages...................   34,371,438    39,821,835    41,400,068
Real estate held-for-sale and development.............    1,352,282       586,507       375,162
Other receivable investments..........................   14,089,143    14,069,479    16,607,634
Policy loans..........................................    1,094,598     1,038,605       899,930
Cash and cash equivalents.............................      824,068     1,501,185       930,912
Indebtedness of related parties.......................    2,145,418     2,115,266     2,215,006
                                                        -----------   -----------   -----------
Gross investment income...............................   75,949,786    73,266,172    72,905,082

Less investment expenses
Salaries, commissions and employee benefits...........    1,226,844     1,049,572       505,754
Other operating and underwriting expenses.............    7,147,505     9,978,742     8,578,585
Interest expense......................................    1,616,807     2,691,750     4,448,414
                                                        -----------   -----------   -----------
Net investment income.................................  $65,958,630   $59,546,108   $59,372,329
                                                        ===========   ===========   ===========

    The components of net gains (losses) on investments for the years ended September 30 2000, 1999 and 1998 are as follows:

                                                            2000          1999          1998
                                                         -----------   -----------   -----------
Net gains on sale of real estate.......................  $ 2,733,749   $ 1,963,583   $ 1,056,309
Net investment securities gains / (losses).............     (619,677)   (6,890,995)    1,529,853
Realized gains on sale of receivables..................    3,141,145     7,260,174     2,753,063
Provision for losses on real estate loans and assets...   (5,201,386)   (5,300,054)   (2,266,578)
                                                         -----------   -----------   -----------
Net gains / (losses) on investments....................  $    53,831   $(2,967,292)  $ 3,072,647
                                                         ===========   ===========   ===========

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

7. LAND, BUILDINGS AND EQUIPMENT

    Land, buildings, equipment and related accumulated depreciation at September 30, 2000 and 1999 consisted of the following:

                                                                 2000          1999
                                                              -----------   -----------
Land........................................................  $   636,794   $   636,794
Buildings and improvements..................................    3,226,628     3,177,945
Furniture and equipment.....................................    1,816,424     1,666,495
                                                              -----------   -----------
                                                                5,679,846     5,481,234
Less accumulated depreciation...............................   (2,038,682)   (1,779,528)
                                                              -----------   -----------
                                                              $ 3,641,164   $ 3,701,706
                                                              ===========   ===========

8. LIFE INSURANCE AND ANNUITY RESERVES

    Life insurance and annuity reserves are based upon contractual amounts due to the policyholder, including credited interest. Annuity contract interest rates ranged from 4.65% to 10.25%, 4.45% to 9.85% and 4.35% to 9.85% during the fiscal years ended September 30, 2000, 1999 and 1998, respectively. Interest rate assumptions used to compute life insurance reserves ranged from 4.5% to 6.5% during each of the fiscal years ended September 30, 2000, 1999 and 1998.

    The Company has ceded a portion of certain life insurance risks, annuity reserves, and the related premiums to other companies, including Old Standard Life Insurance Company ("OSL"), an affiliate. Such reinsurance permits recovery of losses from reinsurers, although it does not discharge the primary liability of the Company as direct insurer of the risk reinsured.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

8. LIFE INSURANCE AND ANNUITY RESERVES (CONTINUED)

    The following is a summary of reinsurance transactions ceded to OSL and other reinsurers for the fiscal years ended September 30, 2000, 1999 and 1998:

                                               DIRECT        CEDED TO     CEDED TO       NET
                                               AMOUNT          OSL         OTHERS       AMOUNT
                                            ------------   ------------   --------   ------------
AS OF AND FOR THE YEAR ENDED
  SEPTEMBER 30, 2000:
  Insurance and annuity premiums..........  $202,911,484   $ 27,434,956   $316,978   $175,159,550
                                            ============   ============   ========   ============
  Insurance policy and annuity benefits...  $258,067,904   $ 18,743,525   $ 37,706   $239,286,673
                                            ============   ============   ========   ============
  Life insurance and annuity reserves.....  $886,510,121   $111,217,445   $160,886   $775,131,790
                                            ============   ============   ========   ============
AS OF AND FOR THE YEAR ENDED
  SEPTEMBER 30, 1999:
  Insurance and annuity premiums..........  $140,403,612   $ 44,746,374   $329,399   $ 95,327,839
                                            ============   ============   ========   ============
  Insurance policy and annuity benefits...  $148,655,621   $  5,299,091   $152,233   $143,204,297
                                            ============   ============   ========   ============
  Life insurance and annuity reserves.....  $893,144,042   $ 97,232,653   $167,334   $795,744,055
                                            ============   ============   ========   ============
AS OF AND FOR THE YEAR ENDED
  SEPTEMBER 30, 1998:
  Insurance and annuity premiums..........  $133,035,834   $ 25,448,538   $324,614   $107,262,682
                                            ============   ============   ========   ============
  Insurance policy and annuity benefits...  $179,731,513   $  2,863,010   $135,656   $176,732,847
                                            ============   ============   ========   ============
  Life insurance and annuity reserves.....  $853,785,512   $ 52,787,226   $149,357   $800,848,929
                                            ============   ============   ========   ============

    The Company is contingently liable for claims on ceded insurance business in the event the reinsuring companies do not meet their obligations under those reinsurance agreements. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

9. DEBT PAYABLE

    At September 30, 2000 and 1999, debt payable consisted of the following:

                                                                 2000          1999
                                                              -----------   -----------
Note payable to Federal Home Loan Bank of Seattle, interest
  rates ranging from 6.95% to 7.48% per annum; maturity
  dates ranging from October 2000 to March 2015;
  collateralized by $78,900,000 of mortgage-backed
  securities................................................  $23,500,000   $        --

Note payable to Federal Home Loan Bank of Seattle, interest
  rates ranging from 5.39% to 5.42% per annum; due October
  25, 1999; collateralized by $41,250,000 of mortgage-backed
  securities................................................           --    33,000,000

Reverse repurchase agreement with Bear Stearns, interest at
  5.33% per annum: due on October 13, 1999; collateralized
  by $10,000,000 in U.S. Treasury bonds.....................           --    10,000,000

Real estate contracts and mortgage notes payable, interest
  rates ranging from 3.0% to 11.6%; due in installments
  through 2026; collateralized by senior liens on certain of the Company's real estate contracts and mortgage notes
  receivable................................................    1,323,407     1,396,379

Accrued interest payable....................................      159,435        34,176
                                                              -----------   -----------

                                                              $24,982,842   $44,430,555
                                                              ===========   ===========

    Aggregate amounts of principal and accrued interest payments due on debt payable are as follows:

                           FISCAL
                        YEAR ENDING
                       SEPTEMBER 30,
------------------------------------------------------------
2001........................................................  $ 1,934,891
2002........................................................       50,744
2003........................................................      171,856
2004........................................................      102,514
2005........................................................    8,220,075
Thereafter..................................................   14,502,762
                                                              -----------
                                                              $24,982,842
                                                              ===========

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

10. INCOME TAXES

    The income tax effects of the temporary differences giving rise to the Company's deferred tax assets and liabilities as of September 30, 2000 and 1999 are as follows:

                                                                  2000           1999
                                                              ------------   ------------
DEFERRED TAX ASSETS
  Unrealized depreciation of investment securities..........  $  4,648,126   $  2,118,575
  Life insurance and annuity reserves.......................     2,939,160      3,770,835
  Guaranty fund reserves, net...............................       703,283        702,243
  Other, net................................................       370,312        633,285
  Tax credit carryforwards..................................     1,452,031      1,452,031
  Net operating loss carryforwards..........................     2,068,441      9,464,527
                                                              ------------   ------------
TOTAL DEFERRED TAX ASSETS...................................    12,181,353     18,141,496
  Valuation allowance.......................................   (11,200,000)   (11,200,000)
                                                              ------------   ------------
NET DEFERRED TAX ASSETS.....................................       981,353      6,941,496

DEFERRED TAX LIABILITIES
  Deferred acquisition costs................................   (18,341,848)   (19,625,629)
  Contract acquisition costs and discount yield
    adjustments.............................................    (8,641,931)   (15,180,633)
  Office properties and equipment...........................      (251,714)      (322,829)
  Securitization ancillary income...........................    (1,668,735)             0
                                                              ------------   ------------
TOTAL DEFERRED TAX LIABILITIES..............................   (28,904,228)   (35,129,091)
                                                              ------------   ------------
NET DEFERRED TAX LIABILITY..................................  $(27,922,875)  $(28,187,595)
                                                              ============   ============

    During the year ended September 30, 1999, the Company provided a valuation allowance for certain of its deferred tax assets due to uncertainty of recoverability. During 2001, circumstances surrounding the deferred tax assets changed such that the allowance was no longer deemed necessary; consequently the allowance was eliminated.

    Following is a reconciliation of the provision for income taxes to an amount as computed by applying the statutory federal income tax rate to income before income taxes for the years ended September 30, 2000, 1999 and 1998:

                                                                 YEAR ENDED SEPTEMBER 30,
                                         -------------------------------------------------------------------------
                                                 2000                      1999                      1998
                                         ---------------------    -----------------------    ---------------------
Federal income taxes at statutory
  rate.................................  $2,360,566      35%      $    515,180       35%     $1,936,801      34%
Loss carryforwards generated from
  investments..........................                            (11,200,626)    (761)
State taxes and other..................      (3,551)      0              1,499        0           6,457       0
                                         ----------      --       ------------     ----      ----------      --
Income tax provision (benefit).........  $2,357,015      35%      $(10,683,947)    (726)%    $1,943,258      34%
                                         ==========      ==       ============     ====      ==========      ==

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

10. INCOME TAXES (CONTINUED)
    The components of the income tax provision (benefit) for the for the years ended September 30, 2000, 1999 and 1998 are as follows:

                                                                YEAR ENDED SEPTEMBER 30,
                                                         ---------------------------------------
                                                            2000          1999          1998
                                                         ----------   ------------   -----------
Current................................................  $   58,782   $         --   $(3,655,429)
Deferred...............................................   2,298,233    (10,683,947)    5,598,687
                                                         ----------   ------------   -----------
Total income tax provision (benefit)...................  $2,357,015   $(10,683,947)  $ 1,943,258
                                                         ==========   ============   ===========

    At September 30, 2000, the Company had approximately $5.9 million in unused net operating loss carryforwards, for income tax purposes, that expire in 2013.

    At September 30, 2000, the Company had alternative minimum tax credit carryforwards of approximately $1.5 million.

11. STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    For the years ended September 30, 2000 and 1999 the Company issued 945,000 and 2,515,000 shares of non-voting, preferred stock, respectively. Holders of the preferred shares are entitled to receive dividends when and as declared by the Board of Directors of the Company, out of the net earnings available for dividends. The dividend rate (prime plus 1%) is determined annually by the Board of Directors of the Company and dividends payable on the preferred stock have priority to the payment of any dividends on common stock. Dividends are not cumulative and have no right to accrue if not declared. The preferred stock may be redeemed in whole or in part at the option of the Company at a redemption price of not less than par value.

    COMMON STOCK

    The Company has Class A common stock with a par value of $1 per share. Common stock is subordinate in liquidation to preferred stock.

    DIVIDEND RESTRICTIONS

    The payment of dividends by the Company is subject to certain restrictions imposed by statute. Dividends can only be paid out of earned surplus. Earned surplus includes accumulated statutory basis earnings of the Company, but excludes surplus arising from unrealized capital gains or a revaluation of assets (see note 12).

    CAPITAL AND SURPLUS

    In 1993, the State of Washington enacted the Risk Based Capital Model law, which requires an insurance company to maintain minimum amounts of capital and surplus based on complex calculations of risk factors that encompass the invested assets and business activities of the insurance company. Our

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
capital and surplus levels exceeded the calculated minimum requirements at our statutory reporting period ended September 30, 2000.

12. STATUTORY ACCOUNTING

    The Company is required to file statutory basis financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory basis financial statements differ from GAAP. Selected statutory basis and GAAP basis financial statement balances as of and for the years ended September 30, 2000, 1999 and 1998 are as follows:

                                                      STATUTORY       GAAP
                                                     -----------   -----------
Capital and surplus/stockholders' equity:
  2000.............................................  $61,444,898   $99,528,648
  1999.............................................   58,438,906    93,370,941
  1998.............................................   50,893,450    60,627,892

Net income:
  2000.............................................  $ 5,385,593   $ 4,387,459
  1999.............................................    6,034,832    12,155,891
  1998.............................................    2,651,629     3,753,216

Unassigned statutory surplus/retained earnings:
  2000.............................................  $14,489,898   $61,448,289
  1999.............................................   11,483,906    60,076,236
  1998.............................................    7,738,450    48,948,105

    The National Association of Insurance Commissioners (the "NAIC") adopted the Codification of Statutory Accounting Principles guidance, which replaced the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The adoption of the Codification guidance on January 1, 2001 resulted in a $1.6 million charge to the Company's statutory basis capital and surplus. State regulatory authorities also impose minimum risk-based capital requirements on insurance enterprises that were developed by the NAIC. The formulas for determining the amount of risk-based capital ("RBC") specify various weighting factors that are applied to financial balances or various levels of activity based on perceived degree of risk. Regulatory compliance is determined by a ratio of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. At September 30, 2000, the Company's statutory-basis surplus exceeded the RBC requirements.

    Statutory Statements of Accounting Principles No. 37, MORTGAGE LOANS, requires that all costs incurred in connection with originating a loan, acquiring purchased loans or committing to purchase loans be charged to expense as incurred. The Washington State Insurance Department has granted the Company a permitted accounting practice that differs from NAIC statutory accounting practices. The permitted practice allows the Company to capitalize and amortize certain costs, including underwriting fee charges paid to its parent, incurred in connection with acquiring purchased loans through March 31,

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

12. STATUTORY ACCOUNTING (CONTINUED)
1998, except that all such costs shall be amortized into investment income no later than December 31, 2004. At September 30, 2000, the permitted practice has resulted in an increase in statutory surplus of approximately $16.1 million.

13. SUPPLEMENTAL DISCLOSURES FOR STATEMENTS OF CASH FLOWS

    The following table summarizes interest costs, net of amounts capitalized and income taxes paid (refunded):

                                NINE MONTHS ENDED JUNE 30,           YEAR ENDED SEPTEMBER 30,
                                ---------------------------   ---------------------------------------
                                    2001           2000          2000          1999          1998
                                ------------   ------------   -----------   -----------   -----------
Interest, net of amounts
  capitalized.................  $ 1,098,624    $   641,701    $ 1,491,425   $ 2,680,616   $ 4,442,959
Income taxes..................     (676,765)    (2,321,265)    (1,371,567)     (295,353)    4,724,344

    Non-cash investing and financing activities of the Company are as follows:

                                NINE MONTHS ENDED JUNE 30,           YEAR ENDED SEPTEMBER 30,
                                ---------------------------   ---------------------------------------
                                    2001           2000          2000          1999          1998
                                ------------   ------------   -----------   -----------   -----------
Loans to facilitate the sale
  of real estate held.........  $   575,590    $ 3,405,081    $ 5,814,668   $        --   $        --
Transfers between annuity
  products....................   79,168,414     58,175,161     85,116,027    34,371,559    41,954,744
Real estate held for sale and
  development acquired through
  foreclosure.................   12,414,116     14,440,657     17,854,587    21,457,269    19,716,966
Assumption of other debt
  payable in connection with
  the acquisition of real
  estate contracts and
  mortgage notes..............      192,649        206,264        206,264       388,849       607,182
Change in net unrealized
  losses on investments,
  net.........................    6,476,457      4,804,856      4,664,345     3,535,082       188,355
Transfer of investments from
  available-for-sale portfolio
  to trading securities
  portfolio...................           --             --             --            --     8,789,065
Transfer of investments from
  trading portfolio to
  available-for-sale
  portfolio...................           --             --             --    13,333,248            --
Transfer of investments from
  held-to-maturity portfolio
  to available-for-sale
  portfolio...................   58,522,805             --             --            --            --
Securities retained from
  securitizations.............           --     41,773,518     41,773,518    39,024,334     3,787,742

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

14. RELATED-PARTY TRANSACTIONS

    During the years ended September 30, 2000, 1999 and 1998, the Company had the following related-party transactions with its parent, Metropolitan, and other affiliates due to common control of C. Paul Sandifur, Jr.:

                                                         2000           1999           1998
                                                     ------------   ------------   ------------
Real estate contracts and mortgage notes receivable
  and other receivable investments purchased from
  affiliates.......................................  $494,754,295   $527,210,140   $392,093,093

Real estate contracts and mortgage notes receivable
  and other receivables sold to affiliate..........   251,125,506    292,617,517    198,355,645

Net ceding of life and annuity products to
  affiliate........................................     8,691,431     39,447,283     22,585,528

Net change in indebtedness of affiliates...........    (4,483,632)     1,754,025     (1,703,209)

Net interest and dividends paid on preferred stock
  and surplus notes................................     3,283,343      3,562,884      3,654,500

Repayment of surplus notes.........................     9,450,000     21,350,000             --

Issuance of preferred stock........................     9,450,000     25,150,000             --

Interest received on indebtedness of affiliates....     2,145,418      2,115,266      2,215,006

Real estate contract acquisitions, investment
  servicing and other administrative overhead......    10,725,674     18,900,237     15,678,199

Real estate development services...................     1,051,325      1,147,514        673,169

    At September 30, 2000 and 1999, the Company had non-secured receivables due from affiliates of approximately $8.6 million and $9.4 million, respectively.

    Real estate contract acquisitions, investment servicing and other administrative services are governed by two separate inter-company agreements executed between Western United and Metropolitan. Management believes that the charges incurred are reasonable and result in the payment to Metropolitan of all significant direct expenses incurred on its behalf.

    Summit Property Development, Inc., a wholly-owned subsidiary of Summit, provides real estate development services to the Company for a fee. Such services may include, but are not limited to the following: sales, marketing, market analysis, architectural services, design services, subdividing properties and coordination with regulatory groups to obtain the approvals that are necessary to develop a particular property.

    The Company has entered into a reinsurance agreement with OSL, which became effective July 1, 1998 and remained in effect at June 30, 2001. Under this agreement, the Company reinsured with OSL 75% of the risk on certain annuity products. The reinsurance agreement is an ongoing arrangement with no stated expiration or termination date, although either party may stop and restart at their discretion upon providing a 30-day advance written notice. The Company receives an annual fee of 40 basis points on the cash value of the reinsured policies from OSL for servicing the reinsured policies.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

14. RELATED-PARTY TRANSACTIONS (CONTINUED)
    Indebtedness of related parties consisted of the following:

                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Note receivable from Metropolitan Mortgage, interest at
  prime plus 1%, due December 27, 2015; collateralized by
  commercial property located in Pasco, Washington..........  $ 8,784,393   $ 9,017,061

Note receivable from Metropolitan Mortgage, interest at
  10.5% per annum, due January 1, 2010; collateralized by
  commercial property located in Spokane, Washington........   11,749,036            --

Note receivable from Metropolitan Mortgage, interest at
  8.75% per annum; collateralized by real estate contracts
  receivable................................................           --    16,000,000
                                                              -----------   -----------

                                                              $20,533,429   $25,017,061
                                                              ===========   ===========

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale and/or settlement have not been taken into consideration.

    PUBLICLY TRADED INVESTMENT SECURITIES--Fair value is determined by quoted market prices.

    NON-PUBLICLY TRADED INVESTMENT SECURITIES--Fair value is derived from quoted market prices for securities with similar characteristics and risks, or is estimated based upon expected discounted future cash flows. When determining expected future cash flows, the Company considers interest rates, estimated prepayment rates, collateral value and historical default rates experienced by the securities.

    REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE--For receivables, the discount rate is estimated using rates currently offered for receivables of similar characteristics that reflect the credit and interest rate risk inherent in the loan. For residential mortgage notes, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates. The prepayment estimates are based upon internal historical data.

    OTHER RECEIVABLE INVESTMENTS--The fair value of other receivable investments is based on the discounted value of future contractual cash flows. The discount rate is estimated using the rates currently offered for investments with similar credit ratings and similar remaining maturities.

    POLICY LOANS--Policy loans are charged interest at a variable rate subject to current market conditions. Thus, carrying value approximates fair value.

    INDEBTEDNESS OF RELATED PARTY--For indebtedness of related party, the discount rate is estimated using rates currently offered for receivables of similar characteristics that reflect the credit and interest rate risk inherent in the loan.

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    REINSURANCE RECEIVABLE--The fair value of reinsurance receivable approximates the carrying value because the majority of the policies provide for variable rates of interest.

    LIFE INSURANCE AND ANNUITY RESERVES--The fair value of annuity reserves approximates the carrying value because the majority of the life insurance and annuity policies provide for variable rates of interest.

    DEBT PAYABLE--The fair value of debt payable is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for debt with similar remaining maturities.

    SURPLUS NOTES--The carrying amount of surplus notes at September 30, 1999 approximated fair value.

    The estimated fair values of the following financial instruments as of September 30, 2000 and 1999 are as follows:

                                                   2000                          1999
                                        ---------------------------   ---------------------------
                                          CARRYING                      CARRYING
                                          AMOUNTS       FAIR VALUE      AMOUNTS       FAIR VALUE
                                        ------------   ------------   ------------   ------------
Financial assets:
  Cash and cash equivalents...........  $    390,242   $    390,242   $  8,820,336   $  8,820,336
  Investments:
    Trading securities................    60,428,720     60,428,720     44,471,146     44,471,146
    Available-for-sale securities.....   165,885,182    165,885,182    116,804,383    116,804,383
    Held-to-maturity securities.......    58,231,087     58,629,691     65,194,252     65,015,171

  Real estate contracts and mortgage
    notes receivable..................   330,778,195    333,840,938    414,044,130    414,390,009
  Other receivable investments........   153,357,060    153,311,150    155,918,401    156,028,504
  Policy Loans........................    19,155,825     19,155,825     19,117,927     19,117,927
  Indebtedness of Related Party.......    20,533,429     20,889,338     25,017,061     25,450,682
  Reinsurance Receivable..............   111,378,331    111,378,331     97,399,987     97,399,987

Financial liabilities:
  Life insurance and annuity
    reserves..........................   886,510,121    886,510,121    893,144,041    893,144,041
  Debt payable--principal.............    24,823,406     25,372,659     44,396,379     44,441,203
  Surplus notes.......................            --             --      9,450,000      9,450,000

    LIMITATIONS--The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of these financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in

                     WESTERN UNITED LIFE ASSURANCE COMPANY

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE NINE MONTHS ENDED JUNE 30, 2001 AND
                                      2000
                                 IS UNAUDITED)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) assumptions could significantly affect the estimates. Accordingly, the estimates presented herein are not necessarily indicative of what the Company could realize in a current market exchange.

16. EMPLOYEE BENEFIT PLANS

    Metropolitan sponsors a Retirement Savings Plan (the "Plan"), authorized under Section 401(k) of the Tax Reform Act of 1986, as amended. This Plan is available to all of the Company's employees over the age of 18 upon completion of six months of service in which he or she has completed 500 hours of service. Company employees may defer from 1% to 15% of their compensation in multiples of whole percentages.

    Prior to January 1, 1999, if Metropolitan had a net profit for the fiscal year ending within a calendar year, a match equal to 50% of pre-tax contributions up to 6% of the participant's compensation was credited to the account of each active participant on December 31. Effective January 1, 1999, the plan was amended to modify the employer match to a discretionary matching contribution equal to a uniform percentage of the amount of the participant contribution, up to 6% of the participant's annual compensation. The uniform percentage is to be determined annually by Metropolitan. Metropolitan may also make an additional discretionary contribution during any plan year. The Company's contributions to the Plan were approximately $61,000, $35,000 and $17,000 during the years ended September 30, 2000, 1999 and 1998, respectively.

17. SUBSEQUENT EVENTS (UNAUDITED)

    The Company issued 398,500 shares of common stock and 83,245 shares of common stock to Metropolitan in June 2001 and August 2001, respectively. The Company issued 400,000 shares of preferred stock to Metropolitan in December 2000. Additionally, the Company issued 100,000 shares of preferred stock to Consumers Insurance Company in December 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to distribute or sell these securities in any jurisdiction where the distribution or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      3
Risk Factors..........................      8
Forward-Looking Statements............     12
Use of Proceeds.......................     12
Capitalization........................     13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     14
Business..............................     23
Management............................     47
Principal Stockholders................     52
Certain Relationships and Related
  Transactions........................     53
Description of Preferred Stock........     54
Plan of Distribution..................     57
Legal Matters.........................     58
Experts...............................     58
Where You Can Find Additional
  Information.........................     59
Index to Financial Statements.........    F-1

    Until       , 2001 (25 days after the date of this prospectus), all dealers effecting transactions in the preferred stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             UP TO 2,000,000 SHARES

                              WESTERN UNITED LIFE
                               ASSURANCE COMPANY

                            VARIABLE RATE CUMULATIVE
                           PREFERRED STOCK, SERIES B

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                    METROPOLITAN INVESTMENT SECURITIES, INC.

                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than the underwriting discounts and commissions, all of which will be paid by the Company. All amounts are estimates, other than the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $12,500
NASD filing fee.............................................    5,500
Stock exchange application and original listing fees........   16,000
Accounting fees and expenses................................        *
Printing expenses...........................................   40,000
Transfer agent's fees and expenses..........................        *
Legal fees and expenses.....................................   60,000
Miscellaneous expenses......................................        *
                                                              -------
Total.......................................................  $     *

------------------------

*   To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Western United has no contractual or other arrangement with its controlling persons, directors or officers regarding indemnification, other than as set forth in its Bylaws. Western United's Bylaws permit indemnification of a director, officer or employee up to the indemnification limits permitted by Washington state law which permits indemnification for judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding if the indemnified person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, we made the following sales of unregistered securities to our affiliates:

    (i) 380,000 shares of preferred stock in December 1998 for $3,800,000, (ii) 2,135,000 shares of preferred stock in May 1999 for $21,350,000, (iii) 945,000 shares of preferred stock in December 1999 for $9,450,000, (iv) 500,000 shares of preferred stock in December 2000 for $5,000,000, (v) 398,500 shares of common stock in June 2001 for $10,232,187, and (vi) 83,245 shares of common stock in August 2001 for $2,500,014.

    These sales and issuances of securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering. Exemption from the registration provisions of the Securities Act of 1933 is claimed on the basis that the purchaser represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such transactions did not involve any public offering or underwriters and the purchasers were sophisticated and had adequate access to information about us through their relationship with us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

         1.1            Selling Agreement between Western United Life Assurance
                        Company and Metropolitan Investment Securities, Inc.*

         1.2            Agreement to Act as Qualified Independent Underwriter among
                        Western United Life Assurance Company, Metropolitan
                        Investment Securities, Inc. and Roth Capital Partners, LLC.*

         1.3            Escrow Agreement among Western United Life Assurance
                        Company, Metropolitan Investment Securities, Inc. and
                              .*

         3.1            Second Amended and Restated Articles of Incorporation of
                        Western United Life Assurance Company.*

         3.2            Amended and Restated Bylaws of Western United Life Assurance
                        Company.

         4.1            Form of Preferred Stock Certificate.*

         4.2            The Second Amended and Restated Articles of Incorporation is
                        incorporated herein by reference to Exhibit 3.1.

         5.1 Opinion of Kutak Rock LLP regarding the legality of the preferred stock.*

        10.1            Management Agreement between Western United Life Assurance
                        Company and Metropolitan Mortgage & Securities Co., Inc.*

        10.2            Acquisition Service Agreement between Western United Life
                        Assurance Company and Metropolitan Mortgage & Securities
                        Co., Inc.*

        11.1            Statement regarding computation of per share earnings.*

        12.1            Statement regarding computation of ratios.*

        23.1            Consent of Ernst & Young LLP.

        23.2            The consent of Kutak Rock LLP is included in exhibit 5.1 is incorporated herein by reference.

        24.1            The power of attorney included on Page II-4 is incorporated herein by reference.

------------------------

*   To be filed by amendment.

(b) Financial Statement Schedules

    See Index to Financial Statement Schedules on page S-1. All other schedules are omitted since they are not required, are inapplicable, or the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the rights agent at the closing of the rights offering certificates in such denominations and registered in such names as required by the rights agent to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on October 26, 2001.

                                                       WESTERN UNITED LIFE ASSURANCE COMPANY,
                                                       a Washington corporation

                                                       By              /s/ JOHN VAN ENGELEN
                                                            -----------------------------------------
                                                                        John Van Engelen,
                                                                            PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the undersigned, whose signatures appear below, hereby constitute and appoint John Van Engelen their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President and Director
                /s/ JOHN VAN ENGELEN                     (Principal Executive
     -------------------------------------------         Officer and Principal       October 26, 2001
                  John Van Engelen                       Financial Officer)

                    /s/ DAVE LUHN
     -------------------------------------------       Controller                    October 26, 2001
                      Dave Luhn

              /s/ C. PAUL SANDIFUR, JR.
     -------------------------------------------       Director                      October 26, 2001
                C. Paul Sandifur, Jr.

                  /s/ REUEL SWANSON
     -------------------------------------------       Director                      October 26, 2001
                    Reuel Swanson

                  WESTERN UNITED LIFE ASSURANCE COMPANY, INC.
                     INDEX TO FINANCIAL STATEMENT SCHEDULES

Schedule I   Summary of Investments--Other Than Investments in Related
             Parties as of September 30, 2000

Schedule III  Supplementary Insurance Information as of September 30,
             2000, 1999 and 1998 and for each of the years then ended

Schedule IV Reinsurance as of September 30, 2000, 1999 and 1998 and for each of the years then ended

Schedule V   Valuation and Qualifying Accounts as of September 30, 2000

    All schedules, other than those listed above, are omitted because the information is not required or because the information is included in our Financial Statements or Notes thereto.

                                                                      SCHEDULE I
                                                                     PAGE 1 OF 4

                  WESTERN UNITED LIFE ASSURANCE COMPANY, INC.
                             SUMMARY OF INVESTMENTS
                   OTHER THAN INVESTMENTS IN RELATED PARTIES
                               SEPTEMBER 30, 2000

                                                                                     COLUMN D
                                                                                   ------------
                                                       COLUMN B       COLUMN C      AMOUNT AT
COLUMN A                                             ------------   ------------   WHICH SHOWN
--------                                              AMORTIZED        MARKET       ON BALANCE
TYPES OF INVESTMENTS                                     COST          VALUE          SHEET
--------------------                                 ------------   ------------   ------------
FIXED MATURITIES
Investments:
  U.S. Government and Government Agencies and
    Authorities....................................  $ 47,053,072   $ 46,791,546   $ 47,057,174
  Corporate Bonds..................................    28,216,601     27,770,965     27,793,989
  Mortgage and Asset Backed Bonds..................   208,365,401    194,094,761    193,407,505
                                                     ------------   ------------   ------------
TOTAL FIXED MATURITIES.............................  $283,635,074   $268,657,272   $268,258,668
                                                     ============   ============   ============
Equity Securities..................................  $ 13,730,565   $ 16,286,321   $ 16,286,321
                                                     ============   ============   ============
Real Estate Contracts and Mortgage Notes
  Receivable.......................................  $330,778,195                  $330,778,195
Real Estate Held for Sale and Development..........    33,315,086                    33,315,086
                                                     ------------                  ------------
Total Real Estate Assets...........................   364,093,281                   364,093,281
Less Allowance for Losses on Real Estate Assets....    (6,822,636)                   (6,822,636)
                                                     ------------                  ------------
NET REAL ESTATE ASSETS.............................  $357,270,645                  $357,270,645
                                                     ============                  ============
OTHER RECEIVABLE INVESTMENTS.......................  $152,462,171                  $152,462,171
                                                     ============                  ============
OTHER ASSETS--POLICY LOANS.........................  $ 19,155,825                  $ 19,155,825
                                                     ============                  ============
TOTAL INVESTMENTS..................................  $826,254,280                  $813,433,630
                                                     ============                  ============

                                                                      SCHEDULE I
                                                                     PAGE 2 OF 4

                  WESTERN UNITED LIFE ASSURANCE COMPANY, INC.
                              LOANS ON REAL ESTATE
                               SEPTEMBER 30, 2000

    At September 30, 2000, Western United held first priority liens associated with contracts and mortgage note Receivables with a face value of approximately $333.2 million (99%) and second or lower priority liens of approximately
$2.5 million (1%). Approximately 33% of the face value of the Company's real estate Receivables are collateralized by properties located in the Pacific Northwest (Washington, Alaska, Idaho, Montana and Oregon), approximately 26% by properties located in the Pacific Southwest (California, Arizona and Nevada), approximately 11% in the Southeast (Florida, Georgia, North Carolina and South Carolina), approximately 6% in the North Atlantic (New York, Pennsylvania, New Jersey, Connecticut and Maryland) and approximately 11% by properties located in the Southwest (Texas and New Mexico). The face value of the real estate Receivables ranges principally from $15,000 to $300,000 with 76 real estate Receivables, aggregating approximately $60.9 million, in excess of this range. No individual contract or note is in excess of 1.6% of the total carrying value of real estate Receivables and less than 3% of the contracts and notes are subject to variable interest rates. Contractual interest rates principally range from 6% to 13% per annum with approximately 94% of the face value of these Receivables within this range. The weighted average contractual interest rate on these real estate Receivables at September 30, 2000 was approximately 10.3%. Maturity dates range from 2000 to 2030.

                                                              INTEREST       CARRYING     DELINQUENT
                                                NUMBER OF       RATES       AMOUNT OF      PRINCIPAL
DESCRIPTION                                    RECEIVABLES   PRINCIPALLY   RECEIVABLES      AMOUNT
-----------                                    -----------   -----------   ------------   -----------
RESIDENTIAL
First Mortgage > $100,000....................        350        8-12%      $ 61,178,974   $ 4,833,070
First Mortgage > $50,000.....................        868        8-12         58,831,110     3,173,147
First Mortgage < $50,000.....................      3,102        8-13         75,667,276     4,084,249
Second or Lower > $100,000...................          2         8-9            212,862            --
Second or Lower > $50,000....................          5        8-10            377,331            --
Second or Lower < $50,000....................         24        8-11            583,847            --

COMMERCIAL
First Mortgage > $100,000....................        211        8-12         59,756,140     3,743,396
First Mortgage > $50,000.....................        210        8-11         15,331,670       595,551
First Mortgage < $50,000.....................        278        8-11          7,981,516       250,236
Second or Lower > $100,000...................          3         8-9            836,261            --
Second or Lower > $50,000....................          4        9-11            262,036            --
Second or Lower < $50,000....................          9        8-10            220,794            --

FARM, LAND AND OTHER
First Mortgage > $100,000....................        114        8-14         27,650,012     2,234,373
First Mortgage > $50,000.....................        149        8-13         10,242,175       328,433
First Mortgage < $50,000.....................        838        8-12         16,502,070       366,704
Second or Lower > $100,000...................         --          --                 --            --
Second or Lower > $50,000....................         --          --                 --            --
Second or Lower < $50,000....................          1        8-10             49,100        47,493
                                                                           ------------
                                                                            335,683,174
Unrealized discounts, net of unamortized
  acquisition costs, on Receivables purchased
  at a discount..............................                                (4,904,979)           --
                                                                           ------------   -----------
CARRYING VALUE...............................                              $330,778,195   $19,656,652
                                                                           ============   ===========

                                                                      SCHEDULE I
                                                                     Page 3 of 4

    The principal amounts of Receivables subject to delinquent principal or interest is defined as being in arrears for more than three months.

    The future contractual maturities of the aggregate amounts of Receivables (face amount) are as follows:

                                         RESIDENTIAL    COMMERCIAL      FARM, LAND,
                                          PRINCIPAL      PRINCIPAL    OTHER PRINCIPAL   TOTAL PRINCIPAL
                                         ------------   -----------   ---------------   ---------------
October 2000 to September 2003.........  $ 20,723,446   $16,697,508     $13,304,322      $ 50,725,276
October 2003 to September 2005.........    15,611,836    20,324,432       7,079,221        43,015,489
October 2005 to September 2007.........    12,836,790     9,491,337       6,118,013        28,446,140
October 2007 to September 2010.........    26,172,079    10,512,283       6,788,702        43,473,064
October 2010 to September 2015.........    34,661,729    10,878,498       6,306,571        51,846,798
October 2015 to September 2020.........    17,102,125     4,259,720      11,714,998        33,076,843
October 2020 and Thereafter............    66,977,261    15,755,805       2,366,498        85,099,564
                                         ------------   -----------     -----------      ------------
                                         $194,085,266   $87,919,583     $53,678,325      $335,683,174
                                         ============   ===========     ===========      ============

                                                                      SCHEDULE I
                                                                     PAGE 4 OF 4

                                                              YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------------------
                                                         2000           1999           1998
                                                     ------------   ------------   ------------
Balance at beginning of period.....................  $414,044,130   $444,321,112   $463,067,794

Additions during period:
  New Receivables--cash............................   465,274,629    504,018,077    340,828,791
  Loans to facilitate the sale of real estate
    held--non cash.................................     5,814,668             --             --
  Assumption of other debt payable in conjunction
    with acquisition of new Receivables--non
    cash...........................................       206,264        388,849        607,182
  Earned discount amortization.....................     3,276,304      5,001,197      7,616,037
                                                     ------------   ------------   ------------
Total additions....................................   474,571,865    509,408,123    349,052,010
                                                     ------------   ------------   ------------

Deductions during period:
  Collections of principal--cash...................   124,448,925     74,798,143    108,768,676
  Cost of Receivables sold.........................   414,347,647    441,209,451    239,257,744
  Foreclosures--non cash...........................    19,041,228     23,677,511     19,772,272
                                                     ------------   ------------   ------------
Total deductions...................................   557,837,800    539,685,105    367,798,692
                                                     ------------   ------------   ------------
Balance at end of period...........................  $330,778,195   $414,044,130   $444,321,112
                                                     ============   ============   ============

                                                                    SCHEDULE III
                                                                     Page 1 of 2

                  WESTERN UNITED LIFE ASSURANCE COMPANY, INC.
                      SUPPLEMENTARY INSURANCE INFORMATION

                                                       FUTURE POLICY
                                          DEFERRED       BENEFITS,                     OTHER POLICY
                                           POLICY      LOSSES, CLAIMS                   CLAIMS AND
                                         ACQUISITION      AND LOSS        UNEARNED       BENEFITS
                                            COST          EXPENSE         PREMIUMS       PAYABLE
                                         -----------   --------------   ------------   ------------
September 30, 2000
  Life Insurance and Annuities.........  $55,059,377    $886,510,121    $         --   $         --
                                         ===========    ============    ============   ============
September 30, 1999
  Life Insurance and Annuities.........  $58,295,946    $893,144,041    $         --   $         --
                                         ===========    ============    ============   ============
September 30, 1998
  Life Insurance and Annuities.........  $63,399,378    $853,785,512    $         --   $         --
                                         ===========    ============    ============   ============

                                                                    SCHEDULE III
                                                                     PAGE 2 OF 2

                  WESTERN UNITED LIFE ASSURANCE COMPANY, INC.
                      SUPPLEMENTARY INSURANCE INFORMATION

                                                              BENEFIT     AMORTIZATION
                                                              CLAIMS,     OF DEFERRED
                                                  NET       LOSSES AND       POLICY        OTHER
                                   PREMIUM    INVESTMENT    SETTLEMENT    ACQUISITION    OPERATING
                                   REVENUE      INCOME       EXPENSES        COSTS        EXPENSES
                                   --------   -----------   -----------   ------------   ----------
September 30, 2000
  Life Insurance and Annuities...  $948,508   $65,958,630   $44,644,839   $12,300,000    $6,470,108
                                   ========   ===========   ===========   ===========    ==========
September 30, 1999
  Life Insurance and Annuities...  $699,681   $59,546,108   $43,495,100   $10,700,000    $3,934,076
                                   ========   ===========   ===========   ===========    ==========
September 30, 1998
  Life Insurance and Annuities...  $993,402   $59,372,329   $46,266,636   $ 9,400,000    $4,892,075
                                   ========   ===========   ===========   ===========    ==========

                                                                     SCHEDULE IV

                  WESTERN UNITED LIFE ASSURANCE COMPANY, INC.

                     SUPPLEMENTARY REINSURANCE INFORMATION

                                                           ASSUMED                      PERCENTAGE
                                            CEDED TO         FROM                       OF AMOUNT
                               GROSS          OTHER         OTHER                       ASSUMED TO
                               AMOUNT       COMPANIES     COMPANIES      NET AMOUNT        NET
                            ------------   -----------   ------------   ------------   ------------
SEPTEMBER 30, 2000
  Life Insurance in
    Force.................  $259,975,571   $37,594,536   $         --   $222,381,035   $         --
                            ============   ===========   ============   ============   ============
  Premiums
    Life Insurance........  $  1,766,947   $   308,923   $         --   $  1,458,024   $         --
                            ============   ===========   ============   ============   ============

SEPTEMBER 30, 1999
  Life Insurance in
    Force.................  $282,481,000   $41,372,000   $         --   $241,109,000   $         --
                            ============   ===========   ============   ============   ============
  Premiums
    Life Insurance........  $  1,994,405   $   326,131   $         --   $  1,668,274   $         --
                            ============   ===========   ============   ============   ============

SEPTEMBER 30, 1998
  Life Insurance in
    Force.................  $308,191,000   $47,653,000   $         --   $260,538,000   $         --
                            ============   ===========   ============   ============   ============
  Premiums
    Life Insurance........  $  2,194,450   $   323,104   $         --   $  1,871,346   $         --
                            ============   ===========   ============   ============   ============

                                                                      SCHEDULE V

                  WESTERN UNITED LIFE ASSURANCE COMPANY, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                 YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                              ADDITIONS
                                                             (REDUCTIONS)   DEDUCTIONS
                                                BALANCE AT    CHARGES TO        AND
                                                BEGINNING     COSTS AND      ACCOUNTS     BALANCE AT
DESCRIPTION                                      OF YEAR       EXPENSES     WRITTEN OFF   END OF YEAR
-----------                                     ----------   ------------   -----------   -----------
Allowance for probable losses on real estate
  contracts and mortgage notes deducted from
  real estate assets in balance sheet
  2000........................................  $3,037,582    $3,897,929    $1,555,299    $5,380,212
  1999........................................   2,347,734     2,373,106     1,683,258     3,037,582
  1998........................................   1,829,727     1,878,425     1,360,418     2,347,734

Allowance for probable losses on real estate
  held for sale from real estate assets in
  balance sheet
  2000........................................  $1,383,575    $  408,568    $  349,719    $1,442,424
  1999........................................     358,810     2,926,948     1,902,183     1,383,575
  1998........................................     749,678       388,153       779,021       358,810

Allowance for probable losses on other
  receivable investments deducted from other
  receivable investments in balance sheet
  2000........................................  $       --    $  894,889    $       --    $  894,889

                                    EXHIBITS

         1.1            Selling Agreement between Western United Life Assurance
                        Company and Metropolitan Investment Securities, Inc.*

         1.2            Agreement to Act as Qualified Independent Underwriter among
                        Western United Life Assurance Company, Metropolitan
                        Investment Securities, Inc. and Roth Capital Partners, LLC.*

         1.3            Escrow Agreement among Western United Life Assurance
                        Company, Metropolitan Investment Securities, Inc. and
                              .*

         3.1            Second Amended and Restated Articles of Incorporation of
                        Western United Life Assurance Company.*

         3.2            Amended and Restated Bylaws of Western United Life Assurance
                        Company.

         4.1            Form of Preferred Stock Certificate.*

         4.2            The Second Amended and Restated Articles of Incorporation is
                        incorporated herein by reference to Exhibit 3.1.

         5.1 Opinion of Kutak Rock LLP regarding the legality of the preferred stock.*

        10.1            Management Agreement between Western United Life Assurance
                        Company and Metropolitan Mortgage & Securities Co., Inc.*

        10.2            Acquisition Service Agreement between Western United Life
                        Assurance Company and Metropolitan Mortgage & Securities
                        Co., Inc.*

        11.1            Statement regarding computation of per share earnings.*

        12.1            Statement regarding computation of ratios.*

        23.1            Consent of Ernst & Young LLP.

        23.2            The consent of Kutak Rock LLP is included in exhibit 5.1 is incorporated herein by reference.

        24.1            The power of attorney included on Page II-4 is incorporated herein by reference.

------------------------

*   To be filed by amendment.